Exhibit 10.18

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

EXECUTION VERSION

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

AMER SPORTS COMPANY

$800,000,000 6.750% SENIOR SECURED NOTES DUE 2031

INDENTURE

DATED AS OF FEBRUARY 16, 2024

THE BANK OF NEW YORK MELLON

AS TRUSTEE, REGISTRAR, TRANSFER AGENT, PAYING AGENT

AND

WILMINGTON TRUST (LONDON) LIMITED

AS NOTES COLLATERAL AGENT

i

EXHIBITS

EXHIBIT A–FORM OF NOTE

EXHIBIT B–FORM OF GUARANTEE

EXHIBIT C–FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

EXHIBIT D–AGREED SECURITY PRINCIPLES

THIS INDENTURE dated as of February 16, 2024 is among Amer Sports Company, a Delaware corporation (the “Issuer”), the Note Guarantors party hereto, The Bank of New York Mellon, as Trustee, Registrar, Transfer Agent and Paying Agent (in such capacity, the “Trustee”) and Wilmington Trust (London) Limited, as notes collateral agent (in such capacity, the “Notes Collateral Agent”).

In consideration of the premises and the purchase of the Notes by the Holders thereof, all parties agree as follows for the benefit of the other and for the equal and ratable benefit of the registered Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will initially be issued in a denomination equal to the principal amount of the Notes sold in reliance on Rule 144A.

“Acceptable Intercreditor Agreement” means each of (i) the First Lien Intercreditor Agreement, as amended, modified, supplemented, substituted, replaced or restated, in whole or in part, from time to time in accordance with the terms thereof and (ii) an intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision) the terms of which are either (a) consistent with market terms (as determined by the Issuer) governing intercreditor arrangements for the sharing or subordination of liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto or (b) in the event an “Acceptable Intercreditor Agreement” has been entered into after the Issue Date meeting the requirement of preceding clause (a), the terms of which are, taken as a whole, not materially less favorable to the Holders of the Notes than the terms of such Acceptable Intercreditor Agreement to the extent such agreement governs similar priorities, in each case of clause (a) or (b) as determined by the Issuer in good faith.

“Additional Notes” means the additional principal amount of Notes (other than the Initial Notes) that the Issuer may issue from time to time under this Indenture in accordance with Section 2.1(c) of this Indenture as part of the same series of Notes issued on the date hereof other than Notes issued in exchange for, or replacement of outstanding Notes.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“After-Acquired Property” means property (other than Excluded Assets) that is intended to be Collateral acquired by the Issuer or a Note Guarantor that is not automatically subject to a perfected security interest (or such security interest which purports to be or is required to be perfected in accordance with the Collateral Documents) under the Collateral Documents; provided that, while any obligations under the Credit Agreement are outstanding, After-Acquired Property shall only be Collateral that is pledged to secure the obligations under the Credit Agreement (including property of a Person that becomes a new Note Guarantor) after the Issue Date.

“Agreed Security Principles” means the principles set forth in Exhibit D hereto.

“Agent” means any Registrar or Paying Agent.

“Amer Sports IPO” means the initial public offering by the Parent of its ordinary shares on the New York Stock Exchange which occurred prior to the Issue Date.

“Applicable Premium” means, with respect to the Notes, as determined by the Issuer, the greater of:

(1)1.0% of the then outstanding principal amount of such Notes, and

(2)(a) the present value of all remaining required interest and principal payments due on such Notes and all premium payments relating to such Notes assuming a redemption date of February 16, 2027, computed using a discount rate equal to the Treasury Rate plus 50 basis points, minus

(b)the then outstanding principal amount of such Notes, minus

(c)accrued interest paid on the date of redemption.

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial ownership interests in the Global Notes, the rules and procedures of the Depositary, Euroclear and Clearstream, in each case to the extent applicable, to such transfer or exchange.

“Asset Sale” means:

(1)the sale, lease, conveyance or other disposition of assets, property or rights outside of the ordinary course of business (including by way of Sale Leaseback); provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Parent and its Restricted Subsidiaries taken as a whole will be governed by Section 3.8 and/or Section 5.1 hereof and not by the provisions of Section 4.13 hereof; and

(2)the issuance of Equity Interests by any of the Parent’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries, in each case other than directors’ qualifying shares.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)(i) dispositions (including of Capital Stock) among the Parent or any Restricted Subsidiary or (ii) an issuance of Equity Interests by a Restricted Subsidiary of the Parent to the Parent or to another Restricted Subsidiary of the Parent;

(2)(x) dispositions of inventory or goods held for sale, equipment or other assets in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(3)dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith judgment of the Parent, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of the Parent) or (B) otherwise economically impracticable or not commercially reasonable to maintain;

(4)dispositions of Cash and/or Cash Equivalents or other assets that were Cash and/or Cash Equivalents when the relevant original Investment was made;

(5)dispositions that constitute (or are made in order to effectuate) (i) any Restricted Payment (including any Investment) not prohibited by Section 4.8 hereof (other than pursuant to Section 4.8(b)(vi) and clause (9) of the definition of “Permitted Investments”) or Permitted Liens or (ii) Sale Leasebacks;

(6)dispositions to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant disposition are promptly applied to the purchase price of such replacement property;

(7)dispositions of Investments in (or assets of) Joint Ventures or other non-Wholly-Owned Subsidiaries to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements, or made on a pro rata basis to the owners thereof (or on a greater than pro rata basis to the extent the recipient of such greater amount is the Parent or a Restricted Subsidiary);

(8)[reserved];

(9)dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof, or as part of any bankruptcy, insolvency or similar proceeding;

(10)dispositions and/or terminations of, or constituting, leases, subleases, licenses, sublicenses or cross-licenses (including the provision of software under any open source license), the dispositions or terminations of which (i) do not materially interfere with the business of the Parent and its Restricted Subsidiaries, (ii) relate to closed facilities or the discontinuation of any Product Line or (iii) are made in the ordinary course of business;

(11)(i) any termination of any lease, sublease, license or sub-license in the ordinary course of business (and any related disposition of improvements made to leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(12)dispositions of property subject to foreclosure, expropriation, forced disposition, casualty, eminent domain, expropriation or condemnation proceedings (including in lieu thereof or any similar proceeding);

(13)dispositions or consignments of equipment, inventory or other assets (including leasehold or licensed interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(14)dispositions of non-core assets and sales of Real Estate Assets, in each case acquired in any acquisition or other Investment not prohibited by this Indenture, including such dispositions (x) made in order to obtain the approval of any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Parent to consummate any acquisition or other Investment not prohibited by this Indenture or (y) which, within 90 days of the date of such acquisition or Investment, are designated in writing to the Trustee as being held for sale and not for the continued operation of the Parent or any of its Restricted Subsidiaries or any of their respective businesses;

(15)exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as determined by the Parent in good faith) for like property or assets or property, assets or services of greater value or usefulness to the business of the Parent and its Restricted Subsidiaries as a whole, as determined in good faith by the Parent;

(16)[reserved];

(17)(i) licensing and cross-licensing (including sub-licensing) arrangements involving any technology, intellectual property or other IP Rights of the Parent or any Restricted Subsidiary in the ordinary course of business, (ii) dispositions, abandonments, cancellations or lapses of intellectual property or other IP Rights, including issuances or registrations thereof, or applications for issuances or registrations thereof, in the ordinary course of business or which, in the good faith determination of the Parent, are not necessary to the conduct of the business of the Parent or its Restricted Subsidiaries or are obsolete or no longer economical to maintain in light of their use, and (iii) dispositions of any technology, intellectual property or other IP Rights of the Parent or any Restricted Subsidiary involving their customers in the ordinary course of business;

(18)terminations or unwinds of Derivative Transactions;

(19)dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries, in each case other than Unrestricted Subsidiaries, the primary assets of which are Cash and/or Cash Equivalents;

(20)dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants, the Parent and/or any Restricted Subsidiary;

(21)dispositions made to comply with any order or other directive of any Governmental Authority or any applicable Requirements of Law, including dispositions of any Restricted Subsidiary’s Capital Stock required to qualify directors;

(22)any single transaction or series of related transactions that involves assets having a Fair Market Value of no more than the greater of $45.0 million and 7.5% of LTM Consolidated Adjusted EBITDA;

(23)dispositions constituting any part of a Permitted Reorganization;

(24)any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(25)other dispositions involving assets with a Fair Market Value of not more than, in the aggregate, the greater of $135.0 million and 25.0% of LTM Consolidated Adjusted EBITDA;

(26)sales, transfers or other dispositions of assets for consideration at least equal to the Fair Market Value of the assets sold or disposed of, but only if the consideration received consists of property or assets (other than cash, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction; provided, however, that cash does not exceed 10% of the sum of the amount of the cash and the Fair Market Value of the assets received or given) of a nature or type that are used in a business having property or assets of a nature or type or engaged in a Permitted Business (or Capital Stock of a Person whose assets consist of assets of the type described in this clause (26));

(27)any issuance, sale or disposition of Capital Stock to directors, officers, managers or employees for purposes of satisfying requirements with respect to directors’ qualifying shares and shares issued to foreign nationals, in each case as required by applicable Requirements of Law;

(28)any netting arrangement of accounts receivable between or among the Parent and its Restricted Subsidiaries or among Restricted Subsidiaries of the Parent made in the ordinary course of business;

(29)dispositions of, or in connection with, any Convertible Indebtedness, any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction or any Packaged Right (including upon settlement, repurchase, exchange, termination or unwind thereof);

(30)any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Parent or any Restricted Subsidiary, so long as the Parent or such Restricted Subsidiary may obtain title to such asset upon reasonable notice by paying a nominal fee;

(31)(i) the formation of any Restricted Subsidiary that is a Delaware Divided LLC and (ii) any disposition to effect the formation of any Restricted Subsidiary that is a Delaware Divided LLC which disposition is not otherwise prohibited hereunder; provided that in each case upon formation of a Delaware Divided LLC, the Parent complies with any requirements in this Indenture to cause such

Delaware Divided LLC to provide a Note Guarantee or to add as Collateral the Capital Stock of such Delaware Divided LLC owned by the Parent, as applicable; and

(32)(i) any sale of receivables in connection with a Qualified Receivables Facility, and/or (ii) any dispositions or discounts of accounts receivable, or participations therein, or Receivables Facility Assets (including, without limitation, any trade receivables held by the Parent and/or any Restricted Subsidiary) or any disposition of the Capital Stock in a Subsidiary all or substantially all of the assets of which are Receivables Facility Assets, or other rights to payment and related assets in connection with any Qualified Receivables Facility.

“Asset Sale Prepayment Percentage” means 100%; provided that if, at the time of receipt by the Parent or the relevant Restricted Subsidiary of the Net Proceeds from any Asset Sale, on a Pro Forma Basis (after giving effect to the applicable Asset Sale and the application of the Net Proceeds therefrom), (i) the Secured Leverage Ratio is less than or equal to 2.50 to 1.00 and greater than 2.00 to 1.00, such percentage shall instead be 50% or (ii) the Secured Leverage Ratio is less than or equal to 2.00 to 1.00, such percentage shall instead be 0%; provided that, with respect to any Asset Sale of a Principal Brand, the Asset Sale Prepayment Percentage will be 100% at all times.

“Available Excluded Contribution Amount” means the aggregate amount of cash or Cash Equivalents or the fair market value of other assets or property (as determined by the Issuer in good faith, but excluding any (x) amounts that were relied on to incur Indebtedness pursuant to Section 4.9(b)(xxi) and (y) amounts that are applied to increase the basket set forth in Section 4.8(a)(3) hereof) received by the Parent or any of its Restricted Subsidiaries after the Issue Date from:

(1)contributions in respect of Qualified Capital Stock of the Parent (other than any amounts or other assets received from the Parent or any of its Restricted Subsidiaries), and

(2)the sale of Qualified Capital Stock of the Parent (other than (x) to the Parent or any Restricted Subsidiary of the Parent, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to clause (7)(ii) of the definition of “Permitted Investments”), in each case, designated as an Available Excluded Contribution Amount pursuant to an Officers’ Certificate on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the basket set forth in Section 4.8(a)(3) hereof.

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, foreign exchange and currency management services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and deposit accounts.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board;

(2)with respect to a partnership, the board of directors of the general partner of the partnership or any committee thereof duly authorized to act on behalf of such board; and

(3)with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Frankfurt are authorized or required by law to remain closed.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or (c) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any revolving or term loan Indebtedness under the Credit Agreement, Indebtedness incurred in connection with a Sale Leaseback transaction, Indebtedness incurred in the ordinary course of business of the Parent, Finance Leases or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) in the equity or capital stock (as the case may be) of a corporation or exempted company, any and all equivalent ownership interests in a Person (other than a corporation or exempted company), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing (including Convertible Indebtedness) and any Packaged Rights.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Parent that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash” or “cash” means money, currency or a credit balance in any deposit account, in each case determined in accordance with IFRS.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S., U.K., Canada, a member state of the European Union, Hong Kong or Japan or any political subdivision of any of the foregoing or (ii) issued by any agency or instrumentality of the U.S., U.K., Canada, a member state of the European Union, Hong Kong or Japan or any political subdivision of any of the foregoing, the obligations of which are backed by the full faith and credit of the U.S., U.K., Canada, a member state of the European Union, Hong Kong or Japan or any political subdivision of any of the foregoing, in each case maturing within two years after such date and, in each case, including repurchase agreements and reverse repurchase agreements relating thereto; (b) marketable direct obligations issued by any state of the U.S. maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least F2 from Fitch (or, if at any time none of S&P, Moody’s or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least F2 from Fitch (or, if at any time none of S&P, Moody’s or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) issued or accepted by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $75.0 million and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $75.0 million; (f) Indebtedness or any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution or winding up issued by Persons with a rating of at least BBB- from S&P, at least Baa3 from Moody’s or at least BBB- from Fitch

(or, if at the time, none of S&P, Moody’s or Fitch is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition; (g) bills of exchange issued in the U.S., U.K., Canada, a member state of the European Union, Hong Kong or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); (h) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (g) above, (ii) net assets of not less than $250.0 million and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); (i) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law; (j) any cash equivalents (as determined in accordance with GAAP); and (k) shares or other interests of any investment company, money market mutual fund or other money market or enhanced high yield fund that invests 95% or more of its assets in instruments of the types specified in clauses (a) through (j) above (which investment company or fund may also hold Cash pending investment or distribution).

The term “Cash Equivalents” shall also include (x) credit card receivables, (y) Investments of the type and maturity described in the definition of “Cash Equivalents” of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings (if any) described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in the definition of “Cash Equivalents” and in this paragraph.

“CFC” means a controlled foreign corporation as defined in Section 957 of the Code.

“Change of Control” means:

(1)at any time, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) but excluding (a) any Employee Benefit Plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (b) any underwriter in connection with any public offering and (c) one or more Permitted Holders, shall Beneficially Own the Voting Stock of Parent representing more than 50% of the total voting power of all of the Parent’s outstanding Voting Stock;

(2)the Issuer shall cease to be a majority-owned Subsidiary of the Parent other than as a result of a transaction with respect to the Issuer that is permitted by Section 5.1; or

(3)the Parent consolidates with, or merges with or into, another Person (other than a Permitted Holder), or the Parent, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries, taken as a whole (other than by way of merger or consolidation and other than to a Permitted Holder), in one or a series of related transactions, or any Person (other than a Permitted Holder) consolidates with, or merges with or into, the Parent, in any such event other than pursuant to a transaction in which (x) the Persons that Beneficially Owned the shares of the Parent’s Voting Stock immediately prior to such transaction Beneficially Own at least a majority of the total voting power of all outstanding Voting Stock (other than Disqualified Stock) of the surviving or transferee Person or (y) no “person” or “group” (other than a Permitted Holder) Beneficially Owns a majority of the Voting Stock of such surviving or transferee Person.

Notwithstanding the foregoing, (i) a Parent Entity or special purpose acquisition vehicle or a Subsidiary thereof shall not be considered a “person” and instead the equityholders of such Parent Entity or special purpose acquisition vehicle (other than any other Parent Entity or special purpose acquisition vehicle) shall be considered for purposes of the foregoing and (ii) a Change of Control shall be deemed not to have occurred pursuant to the above at any time if the Permitted Holders have, at such time, directly or indirectly, the right or the ability, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors (or similar governing body) of the Parent.

In addition, notwithstanding the foregoing or any provision of Section 13d-3 of the Exchange Act as in effect on the Issue Date, (1) a Person or group shall be deemed not to beneficially own Capital Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated by such agreement, (2) if any group includes one or more Permitted Holders, the issued and outstanding Capital Stock of the Parent owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as Beneficially Owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred so long as one or more Permitted Holders hold in excess of 50% of the issued and outstanding Capital Stock owned, directly or indirectly, by such group and (3) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of the Capital Stock or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock of such Parent Entity.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Closing Date Guarantors” means the Note Guarantors as of the Issue Date and their respective successors.

“Clearstream” means Clearstream Banking, société anonyme, Luxembourg.

“Collateral” means all of the assets and properties subject to Liens granted by the Issuer or any Note Guarantor in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders.

“Collateral Agent” means the Notes Collateral Agent or the Credit Agreement Collateral Agent, as applicable.

“Collateral Documents” means the security documents pursuant to which the Issuer and the Note Guarantors grant liens in favor of the Notes Collateral Agent to secure obligations under this Indenture and the Notes.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (10), (12), (14) and (20) below) the amounts of:

(1)Consolidated Interest Expense (including (i) fees and expenses paid to the Trustee and the Notes Collateral Agent in connection with their services under this Indenture and the Collateral Documents, (ii) other bank, administrative agency (or trustee) and financing fees (including rating agency fees), (iii) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (iv) commissions, discounts and other fees and charges owed with respect to revolving commitments, letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and hedging agreements);

(2)Taxes paid and any provision for Taxes, including income, profits, capital, foreign, federal, state, provincial, local, sales, franchise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any customary Tax sharing arrangement or as a result of any Tax distribution) of such Person paid or accrued during the relevant period;

(3)(i) depreciation, (ii) amortization (including amortization of goodwill, software and other intangible assets), (iii) any impairment Charge (including any bad debt expense) and (iv) any asset write-off and/or write-down;

(4)any non-Cash Charge, including the excess of rent expense over actual Cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent for IFRS purposes, and any non-Cash Charge pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement (provided that if any such non-Cash Charge represents an accrual or reserve for potential Cash items in any future period, such Person may determine not to add back such non-Cash Charge in the then-current period);

(5)[reserved];

(6)[reserved];

(7)the amount of management, monitoring, consulting, transaction, advisory, termination and similar fees and related indemnities and expenses (including reimbursements) paid or accrued and payments to outside directors of the Parent actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided that such payment is permitted under this Indenture;

(8)[reserved];

(9)the amount of earn-out, non-compete and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price (or similar) adjustments incurred in connection with (i) acquisitions and Investments completed prior to the Issue Date and (ii) any acquisition or other Investment not prohibited by this Indenture, in each case, which is paid or accrued during the applicable period;

(10)pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, operational improvements (but excluding revenue enhancements) and cost synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable, factually supportable and projected by the Parent in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Person) related to any permitted asset sale, acquisition (including the commencement of activities constituting a business line), combination, Investment, disposition (including the termination or discontinuance of activities constituting a business line), operating improvement, restructuring, cost savings initiative, any similar initiative (including the effect of arrangements or efficiencies from the shifting of production of one or more products from one manufacturing facility to another) and/or specified transaction, in each case prior to, on or after the Issue Date (any such operating improvement, restructuring, cost savings initiative (including the effect of arrangements or efficiencies from the shifting of production of one or more products from one manufacturing facility to another) or similar initiative and/or specified transaction, in each case prior to, on or after the Issue Date, a “Cost Saving Initiative”) (in each case, calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized in full on the first day of such period); provided that the results of such Expected Cost Savings and/or Cost Saving Initiatives are projected by the Parent in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the Parent) within 24 months after the applicable date of determination of Consolidated Adjusted EBITDA; provided further that the aggregate amount added to or included in Consolidated Adjusted EBITDA pursuant to this clause (10) shall not exceed an amount equal to 25.0% of LTM Consolidated Adjusted EBITDA, calculated after giving effect to any such add-backs or inclusion;

(11)[reserved];

(12)any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four fiscal quarters) or (ii) without duplication of amounts included in a prior period under the preceding clause (i), to the extent such Charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as the Parent in good faith expects to receive proceeds arising out of such insurance, indemnification or reimbursement obligation within the next four fiscal quarters) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period);

(13)unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(14)the amount of any Cash actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-Cash gain relating to such Cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(1) below for any previous period and not added back;

(15)[reserved];

(16)any net Charge included in the Parent’s consolidated financial statements due to the application of Accounting Standards Codification Topic 810 (“ASC 810”) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect);

(17)the amount of any non-controlling interest or minority interest Charge consisting of income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary;

(18)[reserved];

(19)[reserved];

(20)at the option of the Parent, any other adjustments, exclusions and add-backs (x) reflected in the definition of “Adjusted EBITDA” in the “Offering Summary—Summary Financial and Other Information” section of the Offering Memorandum or (y) of the type that are identified or set forth in any quality of earnings or similar analysis or report prepared by financial advisors in connection with any acquisition or other Investment not prohibited hereunder; and

(21) any distributions or payments made directly or by means of discounts with respect of any participation interest issued or sold in connection with, and any other fees paid to a person which is not the Parent or any of its Restricted Subsidiaries in connection with any Receivables Facility, factoring transaction or any similar arrangement permitted hereunder and discounts on the sale of accounts receivables in connection with any Receivables Facility, factoring transaction or any similar arrangement permitted hereunder representing, in the Parent’s or any Restricted Subsidiary’s reasonable determination, the implied interest component of such discount for such period;

minus (c) without duplication, to the extent such amounts increase Consolidated Net Income:

(1)non-Cash gains or income; provided that if any non-Cash gain or income represents an accrual or deferred income in respect of potential Cash items in any future period, such Person may determine not to deduct such non-Cash gain or income in the current period;

(2)unrealized net gains in the fair market value of any arrangements under Hedge Agreements;

(3)[reserved];

(4)the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(12) above (as described in such clause) to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause;

(5)to the extent that such Person adds back the amount of any non-Cash charge to Consolidated Adjusted EBITDA pursuant to clause (b)(4) above, the cash payment in respect thereof in the relevant future period;

(6)the excess of actual Cash rent paid over rent expense during such period due to the use of straight line rent for IFRS purposes;

(7)any Consolidated Net Income included in the Parent’s consolidated financial statements due to the application of ASC 810 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect); and

(8)the amount of any non-controlling interest or minority interest gains from losses attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary; and

(d)increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) or any comparable regulation.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of any debt issuance cost and/or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-Cash interest payment, the interest component of any deferred payment obligation, the interest component of any payment under any Finance Lease (regardless of whether accounted for as interest expense under IFRS), any commission, discount and/or other fee or charge owed with respect to any letter of credit, bank guarantee and/or bankers’ acceptance or any similar facilities, any fee and/or expense paid to the Trustee and/or the Notes Collateral Agent in connection with their services hereunder, any other bank, administrative agency (or trustee) and/or financing fee and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)), plus (b) any cash dividend or distribution paid or payable in respect of Disqualified Stock during such period other than to such Person, the Issuer, the Parent or any other Note Guarantor, plus (c) any net losses, obligations or payments arising from or under any Hedge Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries, in each case determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Finance Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease in accordance with IFRS (or, if not implicit, as otherwise determined in accordance with IFRS).

“Consolidated Net Income” means, as to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with IFRS; provided that there shall be excluded, without duplication:

(1)(a) any net income (loss) of any Person if such Person is not the Parent or a Restricted Subsidiary, except to the extent of the amount of dividends, distributions or other payments made in cash or Cash Equivalents (or converted into cash or Cash Equivalents) by such Person to the Parent or any other Restricted Subsidiary (subject, in the case of any such Restricted Subsidiary that is not the Issuer or a Note Guarantor, to the limitations contained in clause (b) below) and (b) solely for the purpose of determining the amount available for Restricted Payments under the basket set forth in Section 4.8(a)(3)(A) through (a)(3)(H), any net income (loss) of any Restricted Subsidiary (other than the Issuer or a Note Guarantor) if such Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Parent, the Issuer or a Note Guarantor by operation of its

Organizational Documents or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable thereto (other than (x) any restriction that has been waived or otherwise released and (y) any restriction set forth in the Credit Agreement, this Indenture or the Collateral Documents in respect of any of the foregoing), except to the extent of the amount of dividends, distributions or other payments made in cash or Cash Equivalents (or converted into cash or Cash Equivalents) or that could have been made in cash or Cash Equivalents during such period (as determined in good faith by the Parent) by the Restricted Subsidiary (subject, in the case of a dividend, distribution or other payment to another Restricted Subsidiary, to the limitations in this clause (b));

(2)any gain or Charge attributable to any asset disposition (including asset retirement costs or sales or issuances of Capital Stock) or of returned or surplus assets outside the ordinary course of business (as determined in good faith by the Parent);

(3)(a) any gain or Charge from (i) any extraordinary or exceptional item (as determined in good faith by such Person) and/or (ii) any non-recurring, special or unusual item (as determined in good faith by such Person) and/or (b) any Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order;

(4)(a) any unrealized or realized net foreign currency translation or transaction gains or Charges impacting net income (including currency re-measurements of Indebtedness, any net gains or Charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk, any gains or Charges relating to translation of assets and liabilities denominated in a foreign currency and those resulting from intercompany Indebtedness), (b) any realized or unrealized gain or Charge in respect of early terminations of Hedge Agreements and (c) unrealized gains or losses in respect of any Hedge Agreement and any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in respect of Hedge Agreements;

(5)any net gain or Charge with respect to (a) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (b) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than relating to assets or properties held for sale or pending the divestiture or discontinuation thereof) and/or (c) any facility that has been closed during such period;

(6)any net income or Charge (less all fees and expenses related thereto) attributable to the early extinguishment or cancellation of Indebtedness;

(7)(a) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme which has been agreed with the relevant pension trustee), any stock subscription or shareholders agreement, any employee benefit trust, any employee benefit scheme, any distributor equity plan or any similar equity plan or agreement (including any deferred compensation arrangement or trust), (b) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of the Parent and/or any of its subsidiaries, in each case under this clause (7), to the extent that any such cash Charge is funded with net Cash proceeds contributed to the Parent as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock of the Parent and (c) the amount of payments made to optionholders of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent not prohibited by this Indenture;

(8)any Charge that is established, adjusted and/or incurred, as applicable, (a) within 12 months after the closing of any acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with IFRS or (b) as a result of any change in, or the adoption or modification of, accounting principles or policies;

(9)any (a) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and (b) goodwill or other asset impairment charges, write-offs or write-downs;

(10)(a) the effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its subsidiaries) in component amounts required or permitted by IFRS (including, without limitation, in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset (including customer molds), in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to any consummated acquisition or similar Investment or the amortization or write-off of any amounts thereof (including any write-off of in process research and development) and/or (b) the cumulative effect of any change in accounting principles or policies (effected by way of either a cumulative effect adjustment or as a retroactive application, in each case, in accordance with IFRS);

(11)the income or loss of any Person accrued prior to the date on which such Person became a Restricted Subsidiary of such Subject Person or is merged into or consolidated with such Subject Person or any Restricted Subsidiary of such Subject Person or the date that such other Person’s assets are acquired by such Subject Person or any Restricted Subsidiary of such Subject Person (except to the extent required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis in accordance with Section 11.15);

(12)[reserved];

(13)(a) any non-Cash deemed finance Charges in respect of any pension liabilities or other provisions and (b) income (loss) attributable to deferred compensation plans or trusts;

(14)earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, including in connection with any acquisition or Investment not prohibited by this Indenture or in respect of any acquisition consummated prior to the Issue Date;

(15)[reserved];

(16)(a) Transaction Costs and Charges, (b) any transaction Charge incurred in connection with any (in each case, regardless of whether consummated) issuance and/or incurrence of Indebtedness and/or any issuance and/or offering of Capital Stock, any Investment, any acquisition, any disposition outside the ordinary course of business, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, (c) the amount of any Charge that is actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period); provided that in respect of any reimbursable Charge that is added back in reliance on clause (c) above, such relevant Person in good faith expects to receive reimbursement for such Charge within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four fiscal quarters) and/or (d) Public Company Costs;

(17)any Charge incurred or accrued in connection with any single or one-time event (as determined in good faith by such Person), including in connection with (a) the Transactions and/or any acquisition consummated on or after the Issue Date (including legal, accounting and other professional fees and expenses incurred in connection with acquisitions and other Investments made prior to the Issue Date),

(b) the closing, consolidation or reconfiguration of any facility during such period or (c) one-time consulting costs;

(18)any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives (including Cost Saving Initiatives), cost rationalization programs, operating expense reductions and/or cost synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any office or facility opening and/or pre-opening); and

(19)non-Cash compensation Charges and/or any other non-Cash Charges arising from the granting of any stock, stock option or similar arrangement (including any profits interest or phantom stock), the granting of any restricted stock, stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, restricted stock, stock appreciation right, profits interest, phantom stock or similar arrangement or the vesting of any warrant).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as the Parent in good faith expects to receive such proceeds within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so received within the next four fiscal quarters)).

“Consolidated Net Tangible Assets” means, with respect to the Parent, the total amount of assets (less applicable reserves and other properly deductible items) after deducting all goodwill, tradenames, trademarks, service marks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of the Parent and its Subsidiaries delivered pursuant to Section 4.3.

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured on a pari passu basis with the Notes on the Collateral; provided that “Consolidated Secured Debt” shall be calculated after applying or netting (as applicable) the Netted Amounts.

“Consolidated Total Assets” means, as to any Person, at any date, all amounts that would, in conformity with IFRS, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money, Finance Leases and purchase money Indebtedness (but excluding in each case, for the avoidance of doubt, undrawn letters of credit), in each case as reflected on a balance sheet of such Person prepared in accordance with IFRS; provided that “Consolidated Total Debt” and “Consolidated Secured Debt” shall in each case (but without duplication) be calculated (for all purposes hereunder, including as a component of the definitions of Consolidated Secured Debt and Total Leverage Ratio, and any applications of such definitions) (i) net of the Unrestricted Cash Amount, (ii) to exclude any obligation, liability or Indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or Indebtedness, and thereafter such funds and evidences of such obligation, liability or Indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount, (iii) to exclude any obligation, liability or indebtedness of such Person to the extent that, upon or after the issuance thereof (and only for so long as), such obligation, liability or indebtedness is secured by the cash proceeds thereof and/or other amounts provided by or on behalf of such Person pursuant to an escrow or similar arrangement in an amount sufficient to repay the entire principal amount thereof, and for so long as such obligation, liability or indebtedness is so secured, such cash proceeds and other amounts are not included in the calculation of the Unrestricted Cash Amount, (iv) to exclude obligations under any Derivative Transaction, any Qualified Receivables Facility or under any Indebtedness that is non-recourse to the Parent and its Restricted Subsidiaries and (v) to exclude obligations under any Non-Finance Lease Obligation (items (i) through (v) of this proviso, the “Netted

Amounts”). For the avoidance of doubt, Consolidated Total Debt shall be calculated in accordance with IFRS, pursuant to the terms of Section 11.15(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in the Parent or its direct or indirect Parent Entity.

“Convertible Indebtedness” means Indebtedness of the Parent or any Restricted Subsidiary (which may be guaranteed by the Note Guarantors or any Restricted Subsidiary) permitted to be incurred under this Indenture that is either (a) convertible into or exchangeable for Capital Stock of the Parent (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such Capital Stock or a market measure of such Capital Stock), or a combination thereof or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Capital Stock of the Parent or cash (in an amount determined by reference to the price of such Qualified Capital Stock).

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered which office at the date of the execution of this Indenture is located at 240 Greenwich Street, 7E, New York, New York 10286, Attention: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer, and with respect to the Notes Collateral Agent, for all purposes, Third Floor, 1 King's Arms Yard, London EC2R 7AF, Attention: Terry Herridge, or at any other time at such other address as the Notes Collateral Agent may designate from time to time by notice to the Issuer.

“Covered Jurisdiction” means the jurisdiction of incorporation or organization of the Issuer or applicable Note Guarantor and in the case of the Issuer or any Note Guarantor incorporated or organized in (a) the United States, any other state thereof and (b) Canada, any province thereof.

“Credit Agreement” means the Credit Agreement dated as of the date hereof (as it may be further amended, restated, replaced, supplemented or otherwise modified from time to time), among the Parent, certain subsidiaries of the Parent, as borrowers and or guarantors, the lenders party thereto from time to time, certain institutions, as issuing banks and lenders, and JP Morgan Chase Bank, N.A., as administrative agent, together with the related documents thereto (including any guarantees and security documents related thereto), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or instrument (and related documents) governing Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such facilities or a successor facility, whether by the same or any other bank, institutional lender, purchaser, investor, trustee or agent or group thereof; provided that, for purposes of Section 4.14, the term “Credit Agreement” does not include (i) any Capital Markets Indebtedness or (ii) any Credit Facility other than revolving or term loan debt facilities that are secured by substantially all of the Collateral on a pari passu basis with the Notes. For avoidance of doubt, the term “Credit Agreement” does not include any Local Facility.

“Credit Agreement Collateral Agent” means Wilmington Trust (London) Limited in its capacity as collateral agent under the Credit Agreement (together with its permitted successors and assigns).

“Credit Facilities” means the Credit Agreement and any one or more other debt facilities, credit agreements, commercial paper facilities, indentures or other agreements, in each case with banks, institutional lenders, purchasers, investors, trustees or agents providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other extensions of credit or other

Indebtedness, in each case including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or instrument (and related documents) governing Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such facilities or a successor facility, whether by the same or any other bank, institutional lender, purchaser, investor, trustee or agent or group thereof.

“Custodian” means any receiver, monitor, trustee, assignee, liquidator, sequestrator, receiver-manager, custodian, administrative receiver, administrator or similar official under any Debtor Relief Law.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, arrangement, administration, receivership, insolvency, statutory management administration, reorganization, corporate arrangement or restructuring or similar debtor relief laws of any applicable jurisdiction (including under any Covered Jurisdiction) from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Definitive Notes” means Notes that are in substantially the form attached hereto as Exhibit A and that do not include the information to which footnotes 1, 5, 6 and 8 thereof apply.

“Delaware Divided LLC” means any Delaware LLC formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, DTC, including any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Note Guarantors (the “Performance References”).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Parent or its subsidiaries shall constitute a Derivative Transaction and (ii) no Packaged Right, Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall, in each case, constitute a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Parent in good faith) of non-Cash consideration received by the Parent or any Restricted Subsidiary in connection with any Asset Sale pursuant to Section 4.13(a)(ii) that is designated as Designated Non-Cash Consideration (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued shall constitute Disqualified Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Stock, in each case at any time prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued (it being understood that if any such conversion or exchange is in part, only such part coming into effect prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued shall constitute Disqualified Stock) or (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued shall constitute Disqualified Stock), provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, public offering or any disposition occurring prior to 91 days following the maturity date of the Notes at the time such Capital Stock is issued shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.8 hereof.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Parent or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any Permitted Payee shall be considered Disqualified Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Dollar Equivalent” of any amount means, at the time of determination thereof,

(1)if such amount is expressed in U.S. dollars, such amount, or

(2)if such amount is expressed in any other currency, the equivalent of such amount in U.S. dollars determined by using the rate of exchange as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date no later than two Business Days prior to such determination or, if such rate is unavailable, as quoted by a nationally recognized investment bank in New York, New York, selected by the Issuer, at 11:00 a.m. (New York City time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in

New York, in either case for the spot purchase in the New York currency exchange market of such amount of U.S. dollars with such currency.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) which is sponsored, maintained or contributed to by, or required to be contributed to by, the Parent or any of its Restricted Subsidiaries.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock and any Packaged Rights).

“Equity Offering” means a public or private offering of Qualified Capital Stock.

“Euroclear” means Euroclear Bank S.A./N.V.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Account” shall mean, with respect to the Issuer or any Note Guarantor, any “Excluded Account” as defined in each applicable Collateral Document to the extent applicable to the Issuer or such Note Guarantor.

“Excluded Assets” shall mean certain property excluded from the Collateral, including:

(1)any lease, license, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder (or, with respect to clause (i), any other asset), if and to the extent that a security interest is prohibited by or in violation of (or would result in a loss of material rights under) (i) any law, rule or regulation applicable to such Grantor, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including Debtor Relief Laws, the PPSA or principles of equity); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition (or condition causing such violation, breach, termination or loss of right) shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in clause (i) or (ii) above; provided further that the exclusions referred to in this clause (1) shall not include any proceeds of any such lease, license, contract or agreement unless such proceeds result in the consequences described in this clause (1) after giving effect to the first proviso in this clause (1);

(2)any Excluded Securities;

(3)any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable Federal law;

(4)any motor vehicles and any other assets subject to certificates of title to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC, or any other equivalent law, including the PPSA in the applicable grantor’s jurisdiction of organization or, if applicable, where such asset is situated;

(5)any letter-of-credit rights (other than any letter-of-credit rights constituting a Supporting Obligation (as defined in the UCC) for a receivable or other Collateral in which the Notes Collateral Agent has a valid and perfected security interest) to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC or any other equivalent law, including the PPSA in the applicable grantor’s jurisdiction of organization;

(6)any Excluded Accounts;

(7)any assets owned by any grantor on the date hereof or hereafter acquired and any proceeds thereof (or related assets) that are subject to a Lien securing Indebtedness incurred in connection with a Finance Lease, purchase money Indebtedness or other Indebtedness incurred to finance the acquisition of such assets permitted to be incurred pursuant to this Indenture to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for applicable purchase money Indebtedness) validly prohibits the creation of any other Lien on such assets and proceeds;

(8)any property or assets in circumstances where the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such property or assets (including on account of any need to obtain consents or approvals, and the effect of the ability of the relevant grantor to conduct its operations and business in the ordinary course), as determined in good faith by the Parent, are excessive in relation to the practical benefit to the Holders of the Notes; provided that, if the Credit Agreement is then outstanding, the same determination is made in respect of the Lien on such assets securing the Credit Agreement;

(9)any property constituting or that is the proceeds of aircraft, aircraft engines, satellites, ships or railroad rolling stock (unless any such property or assets are pledged as collateral in respect of the Credit Agreement) to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC or any other equivalent law, including the PPSA in the applicable grantor’s jurisdiction of organization or, if applicable, where such asset is situated;

(10)any real property or real property interest with a Fair Market Value of no greater than $50.0 million (unless any such real property is pledged, charged or assigned as collateral in respect of the Credit Agreement) or that is located in an area designated by the Federal Emergency Management Agency as having special flood hazards;

(11)any governmental or regulatory license or state, provincial, municipal or local franchise, charter, consent, permit or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by applicable Requirements of Law; provided however, that any such asset will only constitute an Excluded Asset under this clause (11) to the extent such prohibition or restriction would not be rendered ineffective pursuant to applicable anti-assignment provisions of the UCC of any relevant jurisdiction, the PPSA or other similarly applicable law; provided further that the exclusions referred to in this clause (11) shall not include any proceeds of any such license, franchise, charter, consent, permit or authorization unless such proceeds independently constitute an Excluded Asset;

(12)any asset or property (including Capital Stock) the grant or perfection of a security interest in which would result in material adverse tax or regulatory consequences to any grantor or any of its subsidiaries as determined by the Parent in good faith; provided, that this clause (12), as related to material adverse tax consequences, shall not apply to any asset or property that is owned by the Parent or any of its Subsidiaries on the Issue Date and that is not an Excluded Asset on the Issue Date (determined without regard to this clause (12) or to the extent such asset or property remains as collateral in respect of the Credit Agreement);

(13)Rule 3-16 Capital Stock;

(14)so long as the Credit Agreement is outstanding, any asset that is not pledged, charged or assigned to secure obligations arising in respect of the Credit Agreement (whether pursuant to the terms of the Credit Agreement (and any related documents) or as a result of any determination made thereunder, or by amendment, waiver or otherwise);

(15)Receivables Facility Assets (or interests therein) (including, without limitation, any trade receivables held by the Parent and/or any Restricted Subsidiary) sold or otherwise transferred to a Receivables Entity or otherwise pledged, transferred or sold, in each case, in connection with a Qualified Receivables Facility;

(16)any consumer goods (as defined in the PPSA) of any Canadian grantor;

(17) the last day of the term of any lease or agreement for lease of real property of any Canadian grantor; provided that such last day will be held by such Canadian grantor in trust for the Notes Collateral Agent and, on the Notes Collateral Agent’s exercise of any of its rights or remedies under the applicable Collateral Document following an Event of Default, shall be assigned by such Canadian grantor as directed by the Notes Collateral Agent; and

(18) any commercial tort claim involving a claim of less than $25.0 million (as determined in good faith by the Parent).

“Excluded Security” shall mean (i) any Capital Stock or other security representing voting Capital Stock in any Specified Foreign Subsidiary or FSHCO, other than 65% of the issued and outstanding voting Capital Stock of such Specified Foreign Subsidiary or FSHCO (as applicable), (ii) any interest in a joint venture or non-wholly owned Subsidiary to the extent and for so long as the attachment of the security interest created hereby therein would violate any joint venture agreement, Organizational Documents, shareholders agreement or equivalent agreement relating to such joint venture or non-wholly owned Subsidiary; provided that Capital Stock in Subsidiaries of the Parent the minority interest in which is held by management, directors or employees of the Parent or its Subsidiaries or consists of rolled-over equity shall not be considered Excluded Securities, (iii) any Capital Stock the pledge of which in support of the Obligations under the Notes is otherwise prohibited by applicable law, (iv) any Capital Stock in the entities listed on a schedule to the applicable Collateral Documents to the extent that the transfer or assignment of such Capital Stock is prohibited by organizational documents of the issuer of such Capital Stock as of the Issue Date or on the date of acquisition of such Capital Stock; provided that the Capital Stock in any such entity shall no longer constitute an Excluded Security for purposes of this Indenture if at any time the prohibitions on transfer or assignment of such Capital Stock are no longer applicable to such Person, (v) the Capital Stock of any Unrestricted Subsidiary, broker-dealer subsidiary, not-for-profit subsidiary or special purpose entity used for any permitted securitization facility, (vi) any margin stock, (vii) any Capital Stock that would otherwise be an Excluded Asset, (viii) [reserved], and (ix) any Equity Interest that constitutes an “Excluded Security” (or equivalent term) under the Credit Agreement collateral documents.

“Excluded Subsidiary” means:

(1)any Restricted Subsidiary that is not a Wholly-Owned Subsidiary;

(2)[reserved];

(3)any Restricted Subsidiary that is prohibited or restricted by law, rule or regulation or contractual obligation existing on the Issue Date or at the time such Restricted Subsidiary becomes a Subsidiary (in the case of contractual obligations not existing on the Issue Date, pursuant to a contractual obligation not entered into expressly in contemplation of such Restricted Subsidiary becoming a Subsidiary) from providing a Note Guarantee or that would require a governmental (including regulatory) or third party consent, approval, license or authorization (in the case of contractual obligations, pursuant to a contractual obligation existing on the Issue Date or at the time such Restricted Subsidiary becomes a

Subsidiary and not entered into expressly in contemplation of such Restricted Subsidiary becoming a Subsidiary) to provide a Note Guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) unless such consent has been received, it being understood that the Parent and its subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization;

(4)any not-for-profit subsidiary;

(5)any subsidiary that is a broker-dealer;

(6)any special purpose entity (including a special purpose entity used for any permitted securitization or receivables facility or financing);

(7)any Foreign Subsidiary (excluding any Subsidiary incorporated or organized under the laws of any Covered Jurisdiction);

(8)any Specified Foreign Subsidiary;

(9)(i) any FSHCO and (ii) any Subsidiary that is a subsidiary of any Specified Foreign Subsidiary;

(10)any Unrestricted Subsidiary;

(11)any subsidiary acquired pursuant to an acquisition or other Investment not prohibited by this Indenture that has assumed secured Indebtedness not incurred in contemplation of such acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such secured Indebtedness, in each case to the extent the terms of such secured Indebtedness prohibit such subsidiary from becoming a Note Guarantor;

(12)any Restricted Subsidiary if the provision of a Note Guarantee would be reasonably likely to result in materially adverse tax or regulatory consequences to the Parent or any Restricted Subsidiary (as determined by the Issuer in good faith), provided that this clause (12) shall not apply to any Restricted Subsidiary that is a Subsidiary of the Parent on the Issue Date and that is not an Excluded Subsidiary on the Issue Date (determined without regard to this clause (12));

(13)any other Restricted Subsidiary with respect to which, in the good faith judgment of the Issuer, the burden or cost of providing a Note Guarantee outweighs the benefits afforded thereby;

(14)any Subsidiary of the Parent which is a Parent Entity of Amer Sports Holding Oy;

(15) any Restricted Subsidiary excluded by operation of the Agreed Security Principles; and

(16)so long as the Credit Agreement is outstanding, any other Restricted Subsidiary that constitutes an “Excluded Subsidiary” (or equivalent term) under the Credit Agreement.

“Existing Qualified Receivables Facility” means the Qualified Receivables Facilities described in clause (ii) of the definition of “Qualified Receivables Facility.”

“Fair Market Value” means the price that could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, determined in good faith by (i) a responsible financial or accounting officer of the Parent with respect to valuations not in excess of $300.0 million and (ii) the Board of Directors of the Parent with respect to valuations equal to or in excess of $300.0 million, as applicable.

“Fall Away Event” means, automatically, the first day on which (i) the Notes have an Investment Grade Rating from at least two of the Rating Agencies and (ii) the Issuer has delivered to the Trustee an Officers’ Certificate certifying that the foregoing condition has been satisfied.

“Final Maturity Date” means February 16, 2031.

“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with IFRS (but subject to Section 11.15(d)), is or should be accounted for as a finance lease on the balance sheet of that Person and, for the avoidance of doubt, excluding any operating lease entered into which is required to be classified as a finance or capital lease as a result of the application of IFRS 16 or any change in IFRS or accounting practices after the Issue Date; provided, that for the avoidance of doubt, the amount of obligations attributable to any Finance Lease shall be the amount thereof accounted for as a liability on such balance sheet (excluding the footnotes thereto) in accordance with IFRS; provided, further, that the amount of obligations attributable to any Finance Lease shall exclude any capitalized operating lease liabilities resulting from the adoption of ASC 842, Leases (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect).

“First Lien Intercreditor Agreement” means that certain First Lien Intercreditor Agreement, dated the Issue Date, by and among the Issuer, the Credit Agreement Collateral Agent, the Notes Collateral Agent and the grantors party thereto, as the same may be further amended, amended and restated, supplemented, modified or replaced from time to time.

“First Lien Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders of the Notes.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to any Acceptable Intercreditor Agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“First Priority Credit Obligations” means any and all amounts payable under or in respect of any Credit Agreement as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, in each case, to the extent secured by a first priority security interest in the Collateral.

“First Priority Notes Obligations” means all Obligations of the Issuer and the Note Guarantors under or in respect of the Notes, this Indenture and the Collateral Documents.

“First Priority Obligations” means (i) the First Priority Credit Obligations, (ii) the First Priority Notes Obligations and (iii) any other Obligations secured by first priority Liens on the Collateral and subject to the First Lien Intercreditor Agreement that are permitted to be incurred and secured by such Lien pursuant to this Indenture.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“FSHCO” means any Domestic Subsidiary that is owned, directly or indirectly, by a Domestic Subsidiary of the Parent that has no material assets other than the Capital Stock and/or Indebtedness of one or more Specified Foreign Subsidiaries or other FSHCO.

“GAAP” means generally accepted accounting principles in the United States as in effect and applicable to the accounting period in respect of which reference to GAAP is made. At any time after the Issue Date, the Issuer may elect to change all or any terms under GAAP to be GAAP in effect as of a certain date.

“Global Note Legend” means the legend set forth in Exhibit A hereof, as applicable, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend deposited with or on behalf of, and registered in the name of, the Depositary or its nominee.

“Government Securities” means, as applicable, (i) direct non-callable obligations of, or guaranteed by, the United States of America for the timely payment of which guarantee or obligations the full faith and credit of the U.S. is pledged and (ii) direct non-callable obligations of, or guaranteed by, a member state of the European Union for the timely payment of which guarantee or obligations the full faith and credit of the government of such member state is pledged.

“Governmental Authority” means any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the U.S., a foreign government or any political subdivision thereof.

“Grantor” has the meaning given to such term (or any equivalent term, such as pledgor or mortgagor) in the applicable Collateral Documents.

“Guarantee” of or by any Person (solely for purposes of this definition, the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor:

(1)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof;

(2)to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof;

(3)to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation;

(4)as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or monetary obligation;

(5)entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or

(6)secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any Holder of such Indebtedness or other monetary obligation to obtain any such Lien);

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition, disposition or other transaction permitted under this Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between the Parent, any Note Guarantor or any Restricted Subsidiary and any other Person.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board in effect and applicable to the accounting period in respect of which reference to IFRS is made. At any time after the Issue Date, the Issuer may elect to change all or any terms under IFRS to be IFRS in effect as of a certain date.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary (a) that does not have assets, when taken together with each other Immaterial Subsidiary, in excess of 5.0% of Consolidated Total Assets of the Parent and its Restricted Subsidiaries and (b) that does not contribute LTM Consolidated Adjusted EBITDA in excess of 5.0% of LTM Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries; provided that the Consolidated Total Assets and Consolidated Adjusted EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 10.0% of Consolidated Total Assets and 10.0% of LTM Consolidated Adjusted EBITDA, in each case, of the Parent and its Restricted Subsidiaries; provided, further, that, for the avoidance of doubt, the Parent may elect for a Restricted Subsidiary that is an Immaterial Subsidiary to provide a Note Guarantee, but not pledge any Collateral that would otherwise be required, in which case such Immaterial Subsidiary shall continue to be counted as such for purposes of this definition.

“Indebtedness” as applied to any Person means, without duplication:

(1)all indebtedness of such Person for borrowed money;

(2)that portion of obligations with respect to Finance Leases of such Person to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS;

(3)all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS;

(4)any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation, purchase price adjustment or other similar obligation until such obligation (A) becomes a liability on the balance sheet of such Person (excluding the footnotes thereto) in accordance with IFRS and (B) has not been paid within 60 days after becoming due and payable following expiration of any dispute resolution mechanics set forth in the applicable agreement governing the applicable transaction, (x) any such obligations incurred under ERISA or under any employee consulting agreements, (y) accrued expenses, trade accounts payable, accruals for payroll and other liabilities accrued in the ordinary course of business (including on an intercompany basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than twelve months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument;

(5)all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(6)the principal amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(7)the Guarantee by such Person of the Indebtedness of another;

(8)all obligations of such Person in respect of any Disqualified Stock; and

(9)all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes (provided that (i) in no event shall obligations under or in respect of any Derivative Transaction or Non-Finance Lease Obligation be deemed “Indebtedness” for any calculation of the Total Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or any other financial ratio under this Indenture and (ii) the amount of Indebtedness of any Person for purposes of clause (5) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness (or such lower amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective Lien is granted) and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or any Joint Venture (other than any Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such partnership or Joint Venture, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed to be an incurrence of Indebtedness hereunder).

“Initial Notes” means the $800,000,000 aggregate principal amount of Notes issued on the date hereof.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) LTM Consolidated Adjusted EBITDA to (b) Ratio Interest Expense, as measured for the most recent four consecutive full fiscal quarters ending on or prior to the date of determination for which consolidated financial statements required pursuant to Section 4.3 have been delivered or, at the Issuer’s election, are internally available at such time, in each case for the Parent and its Restricted Subsidiaries. In addition, the “Interest Coverage Ratio” will be calculated on a Pro Forma Basis.

To the extent the Issuer elects pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being incurred prior to the actual incurrence thereof pursuant to Section 4.9(d), the Issuer shall deem all or such portion of such commitment of such Indebtedness, as applicable, as having been incurred and to be outstanding for purposes of calculating the Interest Coverage Ratio for any period in which the Issuer makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

“Investment” means (a) any purchase or other acquisition by the Parent or any of its Restricted Subsidiaries of any of the Securities of any other Person (other than the Parent or any Restricted Subsidiary), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division, line of business, business unit or Product Line of any Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Parent or any Restricted Subsidiary for moving, entertainment and travel expenses, drawing accounts and similar expenditures or payroll expenses or advances in the ordinary course of business) or capital contribution by the Parent or any of its Restricted Subsidiaries to any other Person. Subject to Section 4.15, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital (including any distributions in connection with reduction or redemption of capital) or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale).

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P), a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) or the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Issuer, as applicable.

“Investors” means (a) ANTA Sports Products Limited, Anamered Investments Inc., FountainVest Partners and Tencent Holdings Limited, (b) the Management Investors and (c) Controlled Investment Affiliates of the Persons in the preceding clauses (a) and (b).

“IP Rights” means all patents, trademarks, copyrights, and other intellectual property rights.

“Issue Date” means February 16, 2024, the date of the initial issuance of the Notes under this Indenture.

“Issuer” means the party named as such in the first paragraph of this Indenture until a successor replaces it pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Issuer.

“Joint Venture” means, with respect to any Person, any other Person in which such Person owns Capital Stock (other than any Wholly-Owned Subsidiary), and including, for the avoidance of doubt, any other Person in which such Person owns less than a majority of the Capital Stock thereof. Unless otherwise specified, “Joint Venture” shall refer to a Joint Venture of the Parent or any Restricted Subsidiary.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Finance Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Local Facility” means Indebtedness provided to any Foreign Subsidiary by a lender or other bank or financial institution.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM Consolidated Adjusted EBITDA” means Consolidated Adjusted EBITDA of the Parent measured for the most recent four consecutive full fiscal quarters ending on or prior to the date of determination for which consolidated financial statements required pursuant to Section 4.3 have been delivered or, at the Issuer’s election, are internally available at such time, calculated on a Pro Forma Basis.

“Management Investors” means (i) the chief executive officer, chief financial officer and chief operating officer, in each case, of the Parent as of the Issue Date and (ii) the chief executive officers of each of Arc’teryx, Salomon and Wilson, in each case, as of the Issue Date.

“Material Real Estate Asset” means any “fee-owned” Real Estate Asset located in the United States or Canada, and the improvements thereto, that (together with such improvements) has a fair market value (as determined by the Parent in good faith after taking into account any liabilities with respect thereto that impact such fair market value or, if not then readily determinable, a book value) in excess of $50.0 million (a) as of the Issue Date, with respect to any Real Estate Asset owned by the Issuer or any Note Guarantor as of the Issue Date, or (b) as of the date of acquisition thereof, with respect to any Real Estate Asset acquired by the Issuer or any Note Guarantor after the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Proceeds” means (i) with respect to any disposition (including any Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received), net of (with respect to the Parent and its Restricted Subsidiaries) (a) selling costs and out-of-pocket expenses (including broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording Taxes, relocation expenses incurred as a result thereof, foreign currency hedging expenses, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Parent’s good faith estimate of income Taxes paid or payable (including pursuant to customary Tax sharing arrangements or that are or would be imposed on intercompany distributions of such proceeds) in connection with such disposition and the Parent’s good faith estimate of payments to be made in respect of incentive equity, synthetic equity or similar incentive awards in connection with such disposition), (b) amounts provided as a reserve in accordance with IFRS against any liabilities under any indemnification obligation or purchase price adjustment associated with such disposition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Proceeds), (c) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Notes, Pari Passu Indebtedness under the Credit Agreement, any other Indebtedness that is secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Obligations and any unsecured Indebtedness incurred by the Issuer or any Note Guarantor) that is secured by a Lien on the asset or assets that were the subject of the disposition required to be repaid or otherwise comes due or would be in default and is repaid or which is required to be paid in order to obtain a necessary consent to such disposition or by applicable law (other than any such Indebtedness that is assumed by the purchaser of such asset), (d) Cash escrows (until released from escrow to the Parent or any of its Restricted Subsidiaries) from the sale price for such disposition and (e) in the case of any disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (e)) attributable to any minority interest and not available for distribution to or for the account of the Parent or a Wholly-Owned Subsidiary as a result thereof; and (ii) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Note Guarantor immediately prior to such date of determination.

“Netted Amounts” has the meaning set forth in the definition of “Consolidated Total Debt.”

“Non-Finance Lease Obligation” of any Person means a lease obligation of such Person that is not an obligation in respect of a Finance Lease.

“Non-Guarantor Subsidiary” means a Restricted Subsidiary that is not the Issuer or a Note Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means each Guarantee of the obligations with respect to the Notes issued by the Parent or a Subsidiary of the Parent pursuant to the terms of this Indenture.

“Note Guarantor” means the Parent and each Subsidiary of the Parent that becomes a Note Guarantor of the Notes pursuant to the terms of this Indenture.

“Notes” means any of the Issuer’s 6.75% Senior Secured Notes due 2031 (individually, a “Note”), as amended or supplemented from time to time, that are issued under this Indenture.

“Notes Collateral Agent” means Wilmington Trust (London) Limited and any other such agent appointed hereunder from time to time (in each case, as the context may require).

“Notes Documents” means this Indenture, the Notes, the Note Guarantees and the Collateral Documents.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including interest, fees, and expenses accruing on or after the filing of any petition in bankruptcy or the commencement of any insolvency proceeding or for any reorganization relating to the Parent or other Note Guarantor, whether or not a claim for such post-petition interest, fees, or expenses is allowed or allowable in such proceedings).

“Offering Memorandum” means the Offering Memorandum dated February 9, 2024, with respect to the Notes.

“Offering Transactions” means the entrance into the Credit Agreement and issuance of the Notes and the use of the proceeds to repay and terminate any outstanding indebtedness under the existing credit facilities.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Controller, Treasurer, the Secretary or any Assistant Controller, Assistant Treasurer or Assistant Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed by two Officers; provided, however, that for purposes of Section 4.4 hereof, “Officers’ Certificate” means a certificate signed by the principal executive officer, principal financial officer or principal accounting officer of the Issuer and by one other Officer.

“Opinion of Counsel” means a written opinion from legal counsel reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Organizational Documents” means (a) with respect to any corporation, its certificate, memorandum or articles of incorporation, association, amalgamation or organization and its by-laws (if any), for a corporation incorporated in Switzerland a certified excerpt of the relevant commercial register and a certified copy of its articles of association, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement or limited liability company agreement, (e) with respect to any exempted company, its certificate of incorporation, any change of name certificates and its memorandum and articles of association (any amendments thereto) and (f) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under the jurisdiction in which such entity is organized to document the formation and governance principles of such type of entity. In the event that any term or condition of this Indenture or any Collateral Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Packaged Rights” means warrants, options or other rights or obligations to acquire shares of any class of the Capital Stock of the Parent or a Restricted Subsidiary (whether settled in Capital Stock, cash or any combination thereof), regardless of the issuer of such warrants, options or other rights, that are initially issued as a unit with

Capital Stock or Indebtedness of the Parent or any Restricted Subsidiary (which may be guaranteed by the Parent or any Restricted Subsidiary) permitted to be incurred under this Indenture, even if such Capital Stock or Indebtedness is separable from such warrants, options or other rights by a holder thereof.

“Parallel Debt” means in relation to an Underlying Debt an obligation to pay to the Notes Collateral Agent and/or Trustee (as applicable) an amount equal to (and in the same currency as) the amount of the Underlying Debt.

“Parent” means Amer Sports, Inc., the Issuer’s ultimate parent and an exempted company incorporated under the laws of the Cayman Islands until a successor replaces it pursuant to the applicable provisions of this Indenture, and thereafter “Parent” shall mean such successor Parent.

“Parent Entity” means (a) as it relates to the Parent, any holding company and any Person or group of Persons that is the direct or indirect parent of the Parent and of which the Parent is a direct or indirect Subsidiary and (b) as it relates to any Restricted Subsidiary of the Parent, any holding company and any Person or group of Persons of which such Restricted Subsidiary is a direct or indirect Subsidiary.

“Pari Passu Indebtedness” means Indebtedness of the Issuer or a Note Guarantor that is secured equally and ratably by Liens on the Collateral having the same priority as the Liens securing the Notes or the Note Guarantees; provided that an authorized representative of the Holders of such Indebtedness shall be a party to the First Lien Intercreditor Agreement; provided that for purposes of Section 4.13, in the case of any Asset Sale Offer in respect of proceeds of non-collateral Asset Sales, Pari Passu Indebtedness shall include all Indebtedness other than Subordinated Debt.

“Participant” means, a member of, or participant or account holder in, DTC, Euroclear and/or Clearstream.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of assets used or useful in a Permitted Business or a combination of such assets and cash or Cash Equivalents between the Parent or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.13 hereof.

“Permitted Bond Hedge Transaction” means any bond hedge or call or capped call option (or similar transaction) on or linked to the Parent’s Capital Stock and purchased in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received from the sale of such Convertible Indebtedness.

“Permitted Business” means any business conducted by the Parent and its Restricted Subsidiaries on the Issue Date and any business that is in the judgment of the Issuer reasonably related, ancillary or complementary to the business of the Parent and its Restricted Subsidiaries on the Issue Date or a natural extension thereof.

“Permitted Encumbrances” means:

(1)Liens imposed by law for Taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or, if more than 60 days overdue, are being contested;

(2)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or, if overdue for more than 60 days, are being contested (as applicable);

(3)(a) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees) and (b) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Parent or any Subsidiary;

(4)Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(5)Liens in respect of judgments, decrees, attachments or awards (or to secure any settlements with respect to the same) that do not constitute an Event of Default under Section 6.1(f);

(6)easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Parent or any Subsidiary; and

(7)any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sub-lease, license or sublicense entered into by the Parent or any of its Subsidiaries as a part of its business and covering only the assets so leased;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act as in effect on the date hereof) so long as, in the case of this clause (b), the relevant Investors directly or indirectly collectively beneficially own more than 50% of the relevant voting stock beneficially owned by the group.

“Permitted Investments” means:

(1)Investments in assets that are cash or Cash Equivalents, or investments that were cash or Cash Equivalents at the time made;

(2)Investments existing on the Issue Date and any modification, replacement, renewal or extension thereof so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof (including as a result of the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities) or as otherwise permitted by this definition or Section 4.8 hereof;

(3)Investments (i) constituting deposits, prepayments and/or other credits to suppliers or other trade counterparties, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Parent or any Restricted Subsidiary;

(4)Investments in any Similar Business (including any Joint Venture engaged in a Similar Business), in an outstanding amount in the aggregate for not to exceed the greater of $135.0 million and 25.0% of LTM Consolidated Adjusted EBITDA;

(5)any Investment in the Parent or in a Restricted Subsidiary of the Parent;

(6)Investments made as a result of the receipt of non-Cash consideration in connection with any Asset Sale not prohibited by Section 4.13 or any other disposition of assets not constituting an Asset Sale;

(7)loans or advances to Permitted Payees to the extent not prohibited by Requirements of Law, either (i) in an aggregate principal amount not to exceed the greater of $85.0 million and 15.0% of LTM Consolidated Adjusted EBITDA at any one time outstanding, (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Parent for the purchase of Qualified Capital Stock of the Parent or (iii) so long as no cash or Cash Equivalents are advanced in connection with such loan or advance;

(8)Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(9)Investments consisting of (or resulting from) Indebtedness permitted under Section 4.9 (including guarantees thereof) (other than Indebtedness permitted under Section 4.9(b)(ii) and (ix)), Permitted Liens, Restricted Payments permitted under Section 4.8 (other than Section 4.8(b)(vi)) and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Asset Sales permitted by Section 4.13 or Section 5.1, clause (5) of the second paragraph of the definition of “Asset Sale” and transactions permitted by Section 4.12 (other than Section 4.12(b)(iv));

(10)Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(11)Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy, work-out, reorganization or recapitalization of any Person, (ii) in settlement or compromise of delinquent obligations of, or other disputes with or judgments against, customers, trade-creditors, suppliers, licensees and other account debtors arising in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor, supplier, licensee or other account debtor, (iii) in satisfaction of judgments against other Persons, (iv) as a result of foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (v) in settlement, compromise or resolution of litigation, arbitration or other disputes;

(12)loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of the Parent and/or any subsidiary in the ordinary course of business;

(13)Investments to the extent that payment therefor is made solely with Qualified Capital Stock of the Parent;

(14)(i) Investments by the Parent or any Subsidiary of the Parent in a Person, if as a result of such Investment, such Person becomes or is merged into, consolidated or amalgamated with or into a Restricted Subsidiary or the Parent, (ii) Investments of any Restricted Subsidiary acquired after the Issue Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, or transfers all of its assets to, or is liquidated into, the Parent or any Restricted Subsidiary after the Issue Date, in each case as part of an Investment otherwise permitted by this definition or Section 4.8 hereof to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (iii) any modification, replacement, renewal or extension of any Investment permitted under clause (14)(ii) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this definition or Section 4.8 hereof;

(15)Investments by the Parent or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i)the greater of $220.0 million and 40.0% of LTM Consolidated Adjusted EBITDA, plus

(ii)in the event that (A) the Parent or any of its Restricted Subsidiaries makes any Investment after the Issue Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100% of the amount of Investments in such Person outstanding pursuant to this clause (15) as of the date on which such Person becomes a Restricted Subsidiary;

(16)[reserved];

(17)(i) Guarantees of leases or subleases (in each case other than Finance Leases) or of other obligations not constituting Indebtedness, (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Parent and/or its Restricted Subsidiaries, in each case, in the ordinary course of business and (iii) Investments consisting of Guarantees of any supplier’s obligations in respect of commodity contracts, including Derivative Transactions, solely to the extent such commodities related to the materials or products to be purchased by the Parent or any Restricted Subsidiary;

(18)receivables owing to the Parent or any Restricted Subsidiary of the Parent if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (which trade terms may include such concessionary trade terms as the Parent or any such Restricted Subsidiary deems reasonable under the circumstances), and other Investments to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Parent or any Restricted Subsidiary;

(19)Investments in subsidiaries and Joint Ventures in connection with reorganizations and/or restructurings, including any Permitted Reorganization and/or activities related to tax planning (including Investments in non-Cash or non-Cash Equivalents); provided that, after giving effect to any such reorganization, restructuring and/or related activity, the security interest of the Notes Collateral Agent in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such reorganization, restructuring or tax planning activities no longer constituting Collateral) as a result of such reorganization, restructuring or tax planning activities;

(20)Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 4.9(b)(xix);

(21)Investments made (A) in Joint Ventures or Unrestricted Subsidiaries, in an aggregate outstanding amount under this subclause (A) not to exceed the greater of $135.0 million and 25.0% of LTM Consolidated Adjusted EBITDA, (B) in Joint Ventures, including in connection with the creation, formation and/or acquisition of any Joint Venture or (C) in any Restricted Subsidiary to enable such Restricted Subsidiary to create, form and/or acquire any Joint Venture, in an aggregate outstanding amount under subclauses (B) and (C) not to exceed the greater of $135.0 million and 25.0% of LTM Consolidated Adjusted EBITDA; provided that if any Investment pursuant to this clause (21) is made in any Person that is not a Restricted Subsidiary at the date of making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall, at the election of the Issuer, be deemed to have been made pursuant to clause (5) or (14) above and shall cease to have been made under this clause (21);

(22)Investments made in joint ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Issue Date or entered into after the Issue Date in the ordinary course of business;

(23)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable Requirements of Law;

(24)Investments in connection with Permitted Treasury Arrangements;

(25)Investments made in connection with any nonqualified deferred compensation plan or arrangement for any Permitted Payee;

(26)so long as no Event of Default exists or results therefrom, additional Investments so long as the Total Leverage Ratio does not exceed 4.00 to 1.00 on a Pro Forma Basis;

(27)Investments consisting of the licensing, sublicensing or contribution of any intellectual property or other IP Rights pursuant to joint marketing, collaboration or other similar arrangements with other Persons;

(28)[reserved];

(29)contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent or any Restricted Subsidiary;

(30)Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this definition and any other pledges or deposits not prohibited by Section 4.10;

(31)Guarantees of obligations of the Parent or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Parent to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States and any other Guarantee of Indebtedness permitted to be incurred under Section 4.9 ;

(32)Permitted Bond Hedge Transactions;

(33)purchases and acquisitions of inventory, supplies, materials, services, equipment or similar assets in the ordinary course of business; and

(34)(i) Investments by the Parent or any of its Restricted Subsidiaries in a Securitization Special Purpose Entity or any Investment by a Securitization Special Purpose Entity in any other Person, in each case, in connection with a Qualified Receivables Facility and (ii) Investments in or relating to any Receivables Entity that, in the good faith determination of the Parent, are necessary or advisable to effect or operate a Qualified Receivables Facility (including any contribution of replacement or substitute assets to such Subsidiary) or any repurchases in connection therewith (including, without limitation, (x) repurchases to unwind any Qualified Receivables Facility and (y) the contribution or lending of Cash or Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Parent or any Restricted Subsidiary or to otherwise fund required reserves and Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Facility or any related Indebtedness).

“Permitted Liens” means:

(1)Liens created to secure Indebtedness and other Obligations under Credit Facilities that were or will be permitted by the terms of this Indenture to be incurred under Section 4.9(b)(i) or (xxxv) hereof;

(2)Liens for Taxes or other governmental charges which are not overdue for a period of more than 60 days or, if more than 60 days overdue (i) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (ii) adequate reserves or other appropriate provisions, as are required in conformity with IFRS, have been made therefor and (iii) in the case of a Tax which has or may become a Lien against a material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of such portion of the Collateral to satisfy such Tax;

(3)statutory or common law Liens (and rights of set-off) of landlords, sub landlords, construction contractors, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 60 days or (ii) for amounts that are overdue by more than 60 days (A) that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by IFRS have been made for any such contested amounts or (B) with respect to which no filing or other action has been taken to enforce such Lien;

(4)Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance, health, disability or employee benefits and other types of social security laws and regulations, or otherwise securing obligations incurred under Section 4.9(b)(xxii), (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, warranties, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts (including customer contracts), indemnitees, performance, completion and return-of-money bonds and other similar obligations (including those to secure (x) obligations incurred under Section 4.9(b)(vi), (y) health, safety and environmental obligations and (z) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Requirements of Law) (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement (including in respect of deductibles, self-insurance retention amounts and premiums and adjustments related thereto), premium or indemnification (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) obligations of insurance brokers or carriers providing property, casualty, liability or other insurance or self-insurance to the Parent and its subsidiaries (including deductibles, self-insurance, co-payment, co-insurance and retentions) or (y) leases, sub-leases, licenses or sub-licenses of property otherwise not prohibited by this Indenture and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(5)Liens consisting of easements, covenants, conditions, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and encumbrances, applicable laws and municipal ordinances, rights-of-way, rights, waivers, reservations, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables and other similar protrusions or encumbrances, agreements and other similar matters of fact or record and matters that would be disclosed by a survey or inspection of any real property and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Parent and/or its Restricted Subsidiaries, taken as a whole, or materially interfere with the use of the affected property for its intended purpose or materially adversely affect the rights of the Holders of the Notes;

(6)Liens consisting of any (i) interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, sub-lease, license, sub-license or similar arrangement of real estate or other property (including any technology or intellectual property) not prohibited by this Indenture, (ii) landlord lien arising by law or permitted by the terms of any lease, sub-lease, license, sub-license or similar arrangement, (iii) restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, sub-lease, license, sub-license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) deposit of cash with the owner or lessor of premises leased and operated by the Parent or any Restricted Subsidiary in the ordinary course of business to secure the performance of obligations under the terms of the lease for such premises;

(7)Liens (i) solely on any Cash (or Cash Equivalent) earnest money deposits (including as part of any escrow arrangement) made by the Parent and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment not prohibited by this Indenture (or to secure letters of credit, bank guarantees or similar instruments posted in respect thereof), (ii) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to clauses (2), (3), (5), (13), (14), (15), (21), (22) or (30) of the definition of “Permitted Investments” or under Section 4.8(a)(iii) hereof or (iii) consisting of (A) an agreement to dispose of any property in a transaction not prohibited by this Indenture and/or (B) the pledge of cash or Cash Equivalents as part of an escrow or similar arrangement required in any Asset Sale not prohibited by this Indenture;

(8)precautionary or purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business, (ii) the sale of accounts receivable in the ordinary course of business for which a UCC financing statement or similar financing statement under applicable Requirements of Law is required and/or (iii) the sale of Receivables Facility Assets and related assets in connection with any Qualified Receivables Facility;

(9)Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(10)Liens in connection with any zoning, building or similar Requirements of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any dimensions of real property or any structure thereon, including Liens in connection with any condemnation, expropriation or eminent domain proceeding or compulsory purchase order;

(11)Liens to secure any Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(12)(i) Liens existing on, or contractually committed or contemplated as of, the Issue Date and in each case any modification, replacement, refinancing, renewal or extension thereof; provided that no such Lien extends to any additional property other than property required to be covered thereby or (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 4.9(b)(xii) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is not prohibited by Section 4.9;

(13)Liens securing Indebtedness permitted pursuant to Section 4.9(b)(xiii); provided that (i) any such Lien shall encumber only the assets (including Capital Stock) acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness, and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon and customary security deposits with respect thereto (it being understood that individual financings of the type permitted under Section 4.9(b)(xiii) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) utilization of this clause (13) will not increase capacity under clause (20) below;

(14)Liens securing Indebtedness permitted pursuant to Section 4.9(b)(xiv); provided that (a) in that case of Liens securing Indebtedness incurred pursuant to Section 4.9(b)(xiv)(x), (i) any such Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary, or is acquired by, or merged with or into or consolidated or amalgamated with, the Parent or any Restricted Subsidiary, were not incurred in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger, consolidation or amalgamation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or that is merged with or into, or consolidated or amalgamated with or acquired by, the Parent or the Restricted Subsidiary, and (ii) any such Liens on property existing at the time of acquisition of the property by the Parent or any Restricted Subsidiary of the Parent were not incurred in contemplation of such acquisition and (b) in case of Liens securing Indebtedness incurred pursuant to Section 4.9(b)(xiv)(y), on the date of such incurrence and after giving pro forma effect thereto, such Liens rank on a pari passu basis with the Liens securing the Notes and the Secured Leverage Ratio (1) would be no greater than 4.00:1.00 or (2) would be equal to or lower than the Secured Leverage Ratio immediately prior to such incurrence.

(15)(i) Liens that are contractual rights of set-off or netting or pledge relating to (A) the establishment of depositary relations with banks or other financial institutions not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Parent and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent and/or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Parent and/or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to deposit accounts or similar accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC (or any similar Requirements of Law of any jurisdiction) on items in the ordinary course of business, (v) Liens (including rights of set-off) in favor of banking or other financial institutions arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness not prohibited by this Indenture incurred in connection with any transaction not prohibited by this Indenture, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction or on cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(16)Liens on assets and Capital Stock of Restricted Subsidiaries that are not Note Guarantors (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Restricted Subsidiaries that are not Note Guarantors permitted pursuant to Section 4.9 (or not prohibited under this Indenture);

(17)Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Parent and/or its Restricted Subsidiaries;

(18)Liens with respect to any Material Real Estate Asset, and any replacement, extension or renewal of any such Lien; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(19)[reserved];

(20)other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at the time of incurrence not to exceed the greater of $220.0 million and 40.0% of LTM Consolidated Adjusted EBITDA;

(21)(i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation (including appeal bonds) being contested in good faith not constituting an Event of Default under Section 6.1(f) and (ii) any cash deposits securing any settlement of litigation;

(22)(i) leases, licenses, subleases, sub-licenses or cross-licenses granted to others, (ii) assignments of IP Rights granted to a customer of the Parent or any Restricted Subsidiary in the ordinary course of business which do not secure any Indebtedness or (iii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, sub-lease, license, sub-license, franchise, grant or permit held by the Parent or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, sub-lease, license, sub-license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(23)Liens on Securities or other assets that are the subject of repurchase agreements constituting Investments permitted under Section 4.8 arising out of such repurchase transaction;

(24)Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Section 4.9(b)(v), (vi), (viii), (xxii), (xxiv) and (xxv);

(25)Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business and not prohibited by this Indenture or (ii) by operation of law under Article 2 of the UCC (or any similar Requirements of Law of any jurisdiction);

(26)Liens (i) in favor of the Issuer or any Note Guarantor and/or (ii) granted by any Person other than the Issuer or any Note Guarantor in favor of any Restricted Subsidiary that is not a Note Guarantor, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 4.8 or Section 4.9 or securing other intercompany obligations not prohibited hereunder;

(27)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(28)Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of commercial letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(29)Liens securing obligations under Hedge Agreements in connection with any Derivative Transaction of the type described in Section 4.9(b)(xix);

(30)(i) Liens on Capital Stock of Joint Ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(31)Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(32)Liens on assets not constituting Collateral securing obligations in an aggregate outstanding principal amount not to exceed the greater of $135.0 million and 25.0% of LTM Consolidated Adjusted EBITDA;

(33)undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or, if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with IFRS;

(34)with respect to any Foreign Subsidiary, Liens and privileges arising mandatorily by any Requirements of Law; provided such Liens and privileges extend only to the assets or Capital Stock of such Foreign Subsidiary and do not secure Indebtedness for borrowed money;

(35)ground leases or subleases in respect of real property on which facilities owned or leased by the Parent or any of its Restricted Subsidiaries are located;

(36)Liens that are customary in the business of the Parent and its Restricted Subsidiaries and that do not secure debt for borrowed money;

(37)security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(38)receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds;

(39)Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any applicable law;

(40)Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Parent or any Restricted Subsidiary in the ordinary course of business;

(41)Liens granted pursuant to a security agreement between the Parent or any Restricted Subsidiary and a licensee of IP Rights to secure the damages, if any, incurred by such licensee resulting from the rejection of the license of such licensee in a bankruptcy, insolvency, reorganization or similar proceeding with respect to the Parent or such Restricted Subsidiary;

(42)Liens arising solely in connection with rights of dissenting equity holders pursuant to any Requirements of Law in respect of any acquisition or other similar Investment not prohibited by this Indenture;

(43)Liens granted by the Issuer or any Note Guarantor organized under the laws of Canada or a province thereof to a landlord to secure the payment of rent and other obligations under a lease with such landlord for premises situated in the Province of Québec; provided that such Lien (i) is limited to the tangible assets located at or about such leased premises and (ii) is incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by IFRS shall have been made for any such contested amounts;

(44)Liens securing obligations in respect of Banking Services;

(45)Liens to secure any Indebtedness permitted to be incurred pursuant to Section 4.9; provided that, (a) in the case of this subclause (a), at the time of its incurrence and after giving pro forma effect thereto, the Secured Leverage Ratio would be no greater than 4.00 to 1.00; and to the extent such Liens are on Collateral, an authorized representative of the holders of such Indebtedness shall execute a joinder to the First Lien Intercreditor Agreement (substantially in the form attached thereto) as a holder of Pari Passu Indebtedness or (b) such Liens rank junior to the liens securing the Notes and Note Guarantees pursuant to an Acceptable Intercreditor Agreement pursuant to which such representative shall agree with the representatives of the Notes and Note Guarantees and other Pari Passu Indebtedness that the Liens securing such Indebtedness are subordinated to the Liens securing obligations under the Notes and the Note Guarantees;

(46)Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business;

(47)(i) Liens securing the Notes (other than any Additional Notes) and the Note Guarantees with respect thereto, and (ii) Liens securing obligations to the Trustee arising under this Indenture and similar Liens in favor of trustees, collateral agents, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture;

(48)[reserved];

(49)(a) Liens on assets of Foreign Subsidiaries securing Indebtedness incurred by Foreign Subsidiaries pursuant to Section 4.9(b)(x) and (b) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness incurred by Non-Guarantor Subsidiaries;

(50)Liens in respect of Sale Leasebacks on the assets or property sold and leased back in such Sale Leaseback and Liens securing Refinancing Indebtedness thereof;

(51) Liens (i) on Receivables Facility Assets, and any other assets of any Receivables Entity, and/or (ii) existing under or by reason of Indebtedness or other contractual requirements of a Securitization Special Purpose Entity or any Standard Securitization Undertaking, in each case in respect of this clause (51) in connection with a Qualified Receivables Facility; and

(52)Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness incurred pursuant to Section 4.9(b)(xv).

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this definition and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Permitted Payee” means any future, current or former director, officer, member of management, manager, employee, independent contractor or consultant (or any Affiliate or transferee of any of the foregoing) of the Parent (or any Restricted Subsidiary).

“Permitted Reorganization” means any transaction or undertaking, including Investments, in connection with internal reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto, (a) the Issuer and the Note Guarantors shall comply with any requirements in this Indenture to designate each of their subsidiaries as a Restricted Subsidiary or a Note Guarantor, as applicable, and to add as Collateral the Capital Stock of any such Restricted Subsidiary owned by the Issuer or a Note Guarantor, as applicable, in each case to the extent required by this Indenture or the Collateral Documents and (b) the security interest of the Notes Collateral Agent in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such Permitted Reorganization no longer constituting Collateral) as a result of such Permitted Reorganization.

“Permitted Treasury Arrangements” means Banking Services entered into in the ordinary course of business and any transactions between or among the Parent and its Subsidiaries that are entered into in the ordinary course of business in connection with such Banking Services.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or similar transaction), on or linked to the Parent’s or a Restricted Subsidiary’s Capital Stock, regardless of the issuer or seller thereof, issued substantially concurrently with any purchase of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, exempted company, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Post-Release Permitted Liens” mean:

(1)Permitted Encumbrances;

(2)any Lien on any Property of the Parent or any of its Subsidiaries existing on the Issue Date and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Parent or any of its Subsidiaries other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien and (B) proceeds and products thereof and (ii) such Lien shall secure only those obligations which it secures on the Issue Date and any Refinancing Indebtedness in respect thereof;

(3)any Lien existing on any Property prior to the acquisition thereof by the Parent or any of its Subsidiaries or existing on any Property of any Person that becomes a Subsidiary after the Issue Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Parent or any of its Subsidiaries (other than the proceeds or products of the Property covered by such Lien and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and Refinancing Indebtedness in respect thereof;

(4)Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Parent or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement and (ii) such security interests shall not apply to any other Property of the Parent or any of its Subsidiaries, except for accessions to such fixed or capital assets covered by such Lien, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of fixed or capital assets provided by one lender may be cross-collateralized to other financings of fixed or capital assets provided by such lender;

(5)rights of setoff and similar arrangements and Liens in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(6)Liens (i) on receivables and Receivables Facility Assets securing Indebtedness arising under Receivables Facilities and (ii) existing under or by reason of Indebtedness or other contractual requirements of a Securitization Special Purpose Entity or any Standard Securitization Undertaking, in each case in respect of this subclause (ii) in connection with a Qualified Receivables Facility;

(7)Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions or investments not prohibited by this Indenture or (ii) consisting of an agreement to dispose of any Property in an Asset Sale not prohibited under this Indenture including customary rights and restrictions contained in such agreements;

(8)leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Parent or any Subsidiary or (ii) secure any Indebtedness;

(9)Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(10)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(11)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer, any Note Guarantor or any of their respective Subsidiaries in the ordinary course of business;

(12)Liens deemed to be existing in connection with repurchase agreements constituting Cash Equivalents;

(13)rights of setoff relating to purchase orders and other agreements entered into with customers of the Parent or any of its Subsidiaries in the ordinary course of business;

(14)ground leases in respect of real property on which facilities owned or leased by the Parent or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Parent or any Subsidiary;

(15)Liens on equipment owned by the Parent or any of its Subsidiaries and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(16)any restriction or encumbrance with respect to the pledge or transfer of the Capital Stock of a joint venture;

(17)Liens not otherwise permitted by this definition, provided that a Lien shall be permitted to be incurred pursuant to this clause (17) only if at the time such Lien is incurred the aggregate principal amount of Indebtedness secured at such time (including such Lien) by Liens outstanding pursuant to this clause (17) would not exceed the greater of (x) $480.0 million and (y) 15.0% of Consolidated Net Tangible Assets, determined as of the last day of the most recent fiscal quarter prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 4.3 (or any Refinancing Indebtedness in respect of the foregoing);

(18)Liens on any Property of the Parent or any of its Subsidiaries in favor of the Parent or any Subsidiary;

(19)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20)Liens arising from Uniform Commercial Code financing statement filings (or analogous filings in other jurisdictions) regarding operating leases or consignments entered into by the Parent and its Subsidiaries in the ordinary course of business;

(21)Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

(22)Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unpaid insurance premiums under the insurance policy related to such insurance premium financing arrangement;

(23)Liens on Cash Equivalents deposited as Cash collateral on letters of credit as contemplated by the Credit Facilities;

(24)Liens on equity interests of any Person formed for the purposes of engaging in activities in the renewable energy sector (including refined coal) that qualify for federal tax benefits allocable to the

Parent and its Subsidiaries in which the Parent or any Subsidiary has made an investment and Liens on the rights of the Parent and its Subsidiaries under any agreement relating to any such investment.

(25)Liens securing obligations in respect of the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness secured by a Lien in an aggregate principal amount such that, on a Pro Forma Basis, the Secured Leverage Ratio would not exceed 4.00 to 1.00;

(26)Liens created to secure Indebtedness and other Obligations under the New Senior Secured Credit Facilities that were or will be permitted by the terms of this Indenture to be incurred under Section 4.9(b)(i) or (xxxv);

(27)Liens on Cash, Cash Equivalents or other assets securing Hedge Agreements entered into in the ordinary course of business and not for speculative purposes; and

(28)Liens on any property of any Non-Guarantor securing Indebtedness of such Subsidiary.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time (or successor statute) including the regulations thereto; provided, however, if the validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority of the Notes Collateral Agent’s security interest in any Collateral are governed by the personal property security laws or laws relating to personal or movable property of any jurisdiction other than Ontario (including without limitation pursuant to the Civil Code of Quebec). “PPSA” shall also include those personal property security laws or laws relating to movable property in such other jurisdiction for the purpose of the provisions hereof relating to such validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority and for the definitions related to such provisions.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Principal Brands” means (a) the “Salomon” trademark, (b) the “Arc’teryx” trademark, (c) the “Wilson” trademark and (d) the “Atomic” trademark, including, as to each of the foregoing trademarks, (i) all combinations, derivations, abbreviations and translations thereof and (ii) any logos comprised of or containing such trademark or any of the foregoing with respect thereto.

“Principal” or “principal” of a debt security, including the Notes, means the principal of the security plus, when appropriate, the premium, if any, on the security.

“Pro Forma Basis”, “pro forma basis” or “pro forma effect” means, with respect to any determination of the Total Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or Consolidated Adjusted EBITDA (in each case, including component definitions thereof), that each Subject Transaction shall be deemed to have occurred as of the first day of the applicable period (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents in connection with an acquisition of a Person, business line, unit, division or Product Line, as of the last day of such period) with respect to any test or covenant for which such calculation is being made and that:

(a)(i) in the case of (A) any disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or Product Line of the Parent or any Restricted Subsidiary or (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”,

(b)any Expected Cost Savings as a result of any Cost Saving Initiative shall be calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of the applicable period and as if such Expected Cost Savings were realized in full during the entirety of such period; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”,

(c)any retirement or repayment of Indebtedness shall be deemed to have occurred as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made, and

(d)any Indebtedness incurred by the Parent or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Finance Lease shall be deemed to accrue at an interest rate determined by an officer of the Parent in good faith to be the rate of interest implicit in such obligation in accordance with IFRS and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Parent.

“Product Line” means any product line of any Person.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, any similar Requirements of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public and the rules of national securities exchange companies with listed equity securities and all executive, legal and professional fees and costs related to the foregoing.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Stock.

“Qualified Receivables Facility” means (i) any Receivables Facility that meets the following conditions: (a) the Parent shall have determined in good faith that such Receivables Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent and its Restricted Subsidiaries; (b) all sales or contributions (as applicable) of Receivables Facility Assets and related assets by the Parent or any Restricted Subsidiary to the Receivables Entity or any other Person are made for a price that is no less than fair market value (as determined in good faith by the Parent); (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Parent) and may include Standard Securitization Undertakings; and (d) the obligations under such Receivables Facility are non-recourse (except with respect to the Standard Securitization Undertakings) to the Parent or any of its Restricted Subsidiaries (other than a Receivables Entity), (ii) any other facility providing for any transaction or series of transactions that may be entered into by the Parent or any of its Restricted Subsidiaries pursuant to which the Parent or such Restricted Subsidiary may sell, convey, grant a security interest in or otherwise transfer to a Securitization Special Purpose Entity, and such Securitization Special Purpose Entity may sell, convey, grant a security interest in or otherwise transfer to any other Person, any Securitization Program Assets (whether now existing or arising in the future); provided that to the extent the obligations under such facility constitute Indebtedness, such Indebtedness is without recourse to the Parent or to any other Restricted Subsidiary of the Parent or their assets (other than Standard Securitization Undertakings), and (iii) (w) the receivables financing arrangements entered into between Amer Sports US Financing LLC, Amer Sports Winter & Outdoor Company, Wilson Sporting Goods Co., Amer Sports Company and Wells Fargo Bank, National Association on July 15, 2022 and (x) the receivables financing arrangements entered into between Amer Sports Deutschland GmbH and Targobank AG on December 14, 2023, (y) the receivables financing arrangements entered into between Amer Sports Austria GmbH and Targobank AG on December 15, 2023 and (z) the receivables financing arrangements to be entered into between Amer Sports France S.A.S. and Targobank AG shall, in each case of the foregoing sub-clauses (w) through (z), be deemed to be Qualified Receivables Facilities.

“Rating Agency” means S&P, Moody’s and Fitch or, if S&P, Moody’s or Fitch or any or all of them shall not make a rating on the notes publicly available, a nationally recognized statistical rating organization under the Exchange Act selected by the Issuer as a replacement agent for S&P, Moody’s or Fitch or any or all of them, as the case may be.

“Ratio Interest Expense” means, with respect to any Person for any period, (a) consolidated total cash interest expense of such Person and its Restricted Subsidiaries for such period, (i) including the interest component of any payment under any Finance Lease (regardless of whether accounted for as interest expense under IFRS) and (ii) excluding (A) amortization, accretion or accrual of deferred financing fees, original issue discount, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment, structuring and/or other financing fee (including fees and expenses associated with the Amer Sports IPO and the Offering Transactions and agency and trustee fees), (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) fees and expenses associated with any dispositions, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) costs associated with obtaining, or breakage costs in respect of, any Hedge Agreement or any other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) penalties and interest relating to Taxes, (G) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations, (H) [reserved], (I) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness, (J) any interest expense attributable to the exercise of appraisal rights or other rights of dissenting shareholders and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with any acquisition or Investment not prohibited by this Indenture, (K) any lease, rental or other expense in connection with a Non-Finance Lease Obligation and (L) for the avoidance of doubt, any non-Cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness minus (b) cash interest income for such period. For purposes of this definition, (x) interest in respect of any Finance Lease shall be deemed to accrue at an interest rate determined by such Person in good faith to be the rate of interest implicit in such Finance Lease in accordance with IFRS and (y) for the avoidance of doubt, unless already included in the calculation of interest expense, interest expense shall be calculated after giving effect to any payments made or received under any Hedge Agreement or any other derivative instrument with respect to Indebtedness.

“Real Estate Asset” means, at any time of determination, all right, title and interest of the Issuer or any Note Guarantor in and to all real property owned by such Person and all real property leased or subleased by such Person (in each case including, but not limited to, land, improvements and fixtures thereon).

“Receivables Entity” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities and that engages only in activities reasonably related or incidental thereto, or another Person formed for the purposes of engaging in a Receivables Facility in which the Parent or any subsidiary makes an Investment and to which the Parent or any subsidiary transfers Receivables Facility Assets.

“Receivables Facility” means any receivables facility or facilities from time to time, providing for the sale or pledge by the Parent and/or one or more other receivables sellers of Receivables Facility Assets (thereby providing financing to the Parent and the receivables sellers) to the Receivables Entity (either directly or through another receivables seller), which in turn shall sell or pledge interests in the respective Receivables Facility Assets to third-party lenders or investors (with the Receivables Entity permitted to issue notes or other evidences of Indebtedness secured by Receivables Facility Assets or investor certificates, purchased interest certificates or other similar documentation evidencing interests in Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase Receivables Facility Assets from the Parent and/or the respective receivables sellers.

“Receivables Facility Assets” means (i) receivables (whether now existing or arising in the future) of the Parent and its Subsidiaries which are transferred or pledged to a Receivables Entity and any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables and any collections or proceeds of any of the foregoing which are also so transferred or pledged to a Receivables Entity and all proceeds thereof and (ii) loans to the Parent and its Subsidiaries secured by receivables (whether now existing or arising in the future) of the Parent and its Subsidiaries which are made pursuant to a Receivables Facility.

“Refinancing Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Parent or any of its Restricted Subsidiaries; provided that:

(1)the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection therewith) plus unutilized commitments;

(2)such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, that the limitations set forth in this subclause (2) shall not apply to Refinancing Indebtedness in the form of (x) customary bridge loans with a maturity date of no longer than one year (provided that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (2)), (y) customary term A loans, and (z) 364-day bridge loans;

(3)if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes, such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes either: (i) on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (as determined by the Issuer in good faith), or (ii) pursuant to an Acceptable Intercreditor Agreement; and

(4)if the Indebtedness being refinanced is Indebtedness of the Issuer or a Note Guarantor, such Refinancing Indebtedness is also Indebtedness of the Issuer or a Note Guarantor.

“Regulated Bank” means a commercial bank with a consolidated combined capital surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System of the U.S. under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S under the Securities Act, or any successor to such regulation.

“Regulation S-K” means Regulation S-K under the Securities Act, as amended or any successor to such regulation.

“Regulation S-X” means Regulation S-X under the Securities Act, as amended, or any successor to such regulation.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will initially be issued in a denomination equal to the principal amount of the Notes sold in reliance on Regulation S.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local or other foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Global Note” means a permanent Global Note that is substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary or a nominee of the Depositary, representing Notes that bear the Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Note” means a Note required to bear the restricted legend set forth in the form of Notes set forth in Exhibit A of this Indenture.

“Restricted Subsidiary” means, prior to the date of a Fall Away Event, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary.

“Rule 3-16 Capital Stock” means any Capital Stock of any Subsidiary, in the event that Rule 3-16 of Regulation S-X requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of the Parent (on an unconsolidated basis) or any such Subsidiary due to the fact that such Subsidiary’s Capital Stock secures the Notes and the Note Guarantees, but only to the extent necessary to not be subject to such requirement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor to such rule.

“Rule 144A” means Rule 144A promulgated under the Securities Act or any successor to such rule.

“Rule 903” means Rule 903 promulgated under the Securities Act or any successor to such rule.

“Rule 904” means Rule 904 promulgated under the Securities Act or any successor to such rule.

“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Parent or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property (whether real, personal or mixed), whether now owned or hereafter acquired and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of, other than leases between the Parent and the Restricted Subsidiaries.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Parent or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Leverage Ratio” means the ratio, as of any date of determination, of (i) Consolidated Secured Debt as of such date (provided that in the event the Parent or any Restricted Subsidiary proposes to incur Indebtedness pursuant to Section 4.9(b)(i) or (xxxv) hereof or Liens pursuant to clause (45) of the definition of Permitted Liens on the same day, Indebtedness incurred under Section 4.9(b)(i) on that date shall not be included in the calculation of the Secured Leverage Ratio for purposes of the calculation to be made pursuant to such clauses on such date (but shall, for the avoidance of doubt, be included in any and all subsequent calculations of the Secured Leverage Ratio to the extent then outstanding and secured)) to (ii) LTM Consolidated Adjusted EBITDA. In addition, the “Secured Leverage Ratio” will be calculated on a Pro Forma Basis. To the extent the Parent elects to treat all or any portion of the commitment under any Indebtedness as being incurred prior to the actual incurrence thereof pursuant to Section 4.9(d), the Parent shall deem all or such portion of such commitment of such Indebtedness, as applicable, as having been incurred and to be outstanding for purposes of calculating the Secured Leverage Ratio for any period in which the Parent makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Securitization Program Assets” means (i) all receivables customarily transferred in connection with asset securitization transactions by the Parent or any of its Restricted Subsidiaries pursuant to documents relating to any Qualified Receivables Facility, (ii) all rights arising under the documentation governing or related to receivables (including rights in respect of Liens securing such receivables and other credit support in respect of such receivables), any proceeds of such receivables and any lockboxes or accounts in which such proceeds are deposited, spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Facility, any warranty, indemnity, dilution and other intercompany claim arising out of the documents relating to such Qualified Receivables Facility and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitizations involving accounts receivable and (iii) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses (i) and (ii).

“Securitization Special Purpose Entity” means a Person (including, without limitation, a Restricted Subsidiary) created in connection with the transactions contemplated by a Qualified Receivables Facility, which Person engages in no activities and holds no assets other than those incidental to such Qualified Receivables Facility.

“Shared Collateral” shall have the meaning given to such term in the First Lien Intercreditor Agreement.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Subsidiary of the Parent that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated by the SEC, as such Regulation is in effect on the date hereof.

“Similar Business” means the businesses engaged (or proposed to be engaged) in by the Parent or any Restricted Subsidiary on the Issue Date, reasonably related, similar, incidental, complementary, ancillary, corollary, synergistic or related businesses, and/or a reasonable extension, development or expansion of such businesses.

“Specified Foreign Subsidiary” means a Foreign Subsidiary (other than any of the Closing Date Guarantors) that is a CFC with respect to which a Domestic Subsidiary of the Parent that is formed under the laws of the United States or any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes owns (within the meaning of section 958(a) of the Code) more than 50% of the equity by vote or value.

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance guarantees and servicing obligations entered into by the Parent or any Subsidiary (other than a Securitization Special Purpose Entity) which are customary in connection with any Qualified Receivables Facility.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subject Transaction” means, (a) the Transactions, (b) any acquisition or similar Investment, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or any facility, or of a majority of the outstanding Capital Stock of any Person (and in any event including any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Parent’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any Joint Venture which serves to increase the Parent’s or any Restricted Subsidiary’s respective equity ownership in such Joint Venture), in each case that is not prohibited by this Indenture, (c) any disposition of all or substantially all of the assets or Capital Stock of a subsidiary (or any business unit, line of business or division of the Parent or a Restricted Subsidiary) not prohibited by this Indenture, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary, (e) any incurrence or repayment of Indebtedness (other than revolving Indebtedness), (f) any Cost Saving Initiative and/or (g) any other event that by the terms of this Indenture or the Collateral Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, exempted company, partnership, limited liability company, company, association, joint venture or other business entity of which more than 50% of the total voting power of stock, shares or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Parent.

“Swedish Companies Act” means the Swedish Companies Act (Sw. aktiebolagslag (2005:551)) (or its equivalent from time to time).

“Swedish Closing Date Security Documents” means (i) a Swedish law governed pledge agreement entered into between Amer Sports Corporation and the Notes Collateral Agent, in respect of the shares in Amernet Holding, and (ii) a Swedish law governed pledge agreement entered into between Amernet Holding and the Notes Collateral Agent, in respect of bank accounts, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Swedish Law Collateral Documents” means each Collateral Document governed by Swedish law and/or any other agreements, instruments or documents governed by Swedish law or perfected pursuant to Swedish law that creates or purports to create a Lien to secure the Obligations in favor of the Secured Parties, including the Swedish Closing Date Security Documents.

“Swedish Note Guarantor” means a Note Guarantor incorporated in Sweden.

“Swedish Terms” means, collectively, the principles set forth in Section 10.3(c) and Section 1.5.

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date of this Indenture, except to the extent any amendment to the Trust Indenture Act expressly provides for application of the Trust Indenture Act as in effect on another date.

“Total Leverage Ratio” means the ratio of (i) Consolidated Total Debt of the Parent and its Restricted Subsidiaries, after giving effect to all incurrences and repayments of Indebtedness on the transaction date (net of the Unrestricted Cash Amount), to (ii) LTM Consolidated Adjusted EBITDA. In addition, the “Total Leverage Ratio” will be calculated on a Pro Forma Basis.

To the extent the Parent elects to treat all or any portion of the commitment under any Indebtedness as being incurred prior to the actual incurrence thereof pursuant to Section 4.9(d), the Issuer shall deem all or such portion of such commitment of such Indebtedness, as applicable, as having been incurred and to be outstanding for purposes of calculating the Total Leverage Ratio for any period in which the Parent makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Parent and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance of the Credit Agreement, (b) the Offering Transactions and (c) the payment of the Transaction Costs.

“Treasury Rate” means, with respect to the Notes, the rate per annum equal to the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity most nearly equal to the period from the earlier of (i) such date of redemption and (ii) the date the Notes are defeased or satisfied and discharged in accordance with the indenture, to February 16, 2027, provided, however, that if the period from such earlier date to February 16, 2027 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from such earlier date to February 16, 2027 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used. The Issuer shall obtain the Treasury Rate.

“Trust Officer” shall mean, when used with respect to the Trustee or the Notes Collateral Agent, any officer within the corporate trust department of the Trustee or the Notes Collateral Agent, including any vice president, assistant secretary, associate, secretary, trust officer or any other officer of the Trustee or the Notes

Collateral Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means The Bank of New York Mellon, a New York banking corporation, until a successor replaces it in accordance with the provisions of this Indenture, and thereafter means the successor.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as the same may be in effect from time to time in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it applies to any item or items of Collateral.

“Underlying Debt” means in relation to the Issuer or any Note Guarantor and at any time, each obligation (whether present or future, actual or contingent) owing by the Issuer or such Note Guarantor to a First Lien Notes Secured Party under this Indenture, the Notes or the Collateral Documents (including for the avoidance of doubt any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of this Indenture, the Notes or any Collateral Document, in each case whether or not anticipated as of the date of this Indenture) excluding the Issuer’s or such Note Guarantor’s Parallel Debt, as applicable.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person and its Restricted Subsidiaries and (b) Cash and Cash Equivalents of such Person and its Restricted Subsidiaries that are restricted in favor of the Notes, the Credit Agreement and/or other permitted pari passu, senior or junior secured Indebtedness (which may also include Cash and Cash Equivalent securing such Indebtedness), in each case as determined in accordance with IFRS.

“Unrestricted Subsidiary” means, until a Fall Away Event, any Subsidiary of the Parent (other than the Issuer) that is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary pursuant to a board resolution or consent; provided that as of the date of designation of any Subsidiary as an Unrestricted Subsidiary (a) no Event of Default has occurred and is continuing, (b) such Unrestricted Subsidiary shall not own any Capital Stock in any Restricted Subsidiary of the Parent (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary simultaneously with the aforementioned designation in accordance with Section 4.15) or hold any Indebtedness of, or any Lien on, any property of the Parent or its Restricted Subsidiaries (unless the Parent or such Restricted Subsidiary is permitted (or not prohibited) under the indenture to incur such Indebtedness or grant such Lien in favor of such Unrestricted Subsidiary (as a third party)).

Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution or consent giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by this Indenture.

“Vice President” when used with respect to the Issuer or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)the then outstanding principal amount of such Indebtedness; provided that the effect of (x) any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation and (y) any “AHYDO catch-up” payment that may be required to be made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) are owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.2Other Definitions.

TERM	DEFINED IN SECTION
“Acceptable Commitment”	4.13(b)
“Additional Amounts”	4.18(a)
“Affiliate Transaction”	4.12(a)
“Agent Members”	2.1(b)
“Agreed Guarantee Principles”	4.14
“Applicable Collateral Limitations”	4.19(f)
“Asset Sale Offer”	4.13(c)/3.14
“Austrian Capital Maintenance Rules”	10.3(b)
“Austrian Guarantor”	10.3(b)
“Authorized Agent”	11.16
“Authorized Officers”	11.2
“Beneficiary”	10.3(c)
“Benefited Party”	10.1(b)
“Change in Tax Law”	3.7(e)
“Change of Control Offer”	3.8(b)
“Change of Control Purchase Date”	3.8(b)
“Change of Control Purchase Notice”	3.8(c)
“Change of Control Purchase Price”	3.8(a)
“Cost Saving Initiative”	1.1
“Covenant Defeasance”	8.3
“Declined Asset Sale Proceeds”	4.13(c)
“Directing Holder”	6.2
“Electronic Means”	11.2
“Event of Default”	6.1
“Excess Proceeds”	4.13(c)
“Expected Cost Savings”	1.1
“FATCA”	4.18(b)(ix)
“Finnish Guarantor”	10.3(a)
“Finnish Obligated Party”	10.3(a)
“Fixed Amounts”	11.15(h)
“incur”	4.9(a)
“Incurrence-Based Amounts”	11.15(h)
“Initial Lien”	4.10
“Instructions”	11.2
“Issuer Notice”	3.8(b)
“Issuer Order”	2.2
“Judgment Currency”	11.17
“Legal Defeasance”	8.2
“Legend”	2.12(a)
“Market Maker”	4.3(b)
“Noteholder Direction”	6.2

“Notes Custodian”	2.3
“Notice of Default”	6.1
“Offer Amount”	3.14
“Offer Period”	3.14
“Paying Agent”	2.3
“Payment Default”	6.1(e)
“Payor”	4.18(a)
“Performance References”	1.1
“Permitted Debt”	4.9(b)
“Position Representation”	6.2
“Purchase Date”	3.14
“Refunding Capital Stock”	4.8(b)
“Registrar”	2.3
“Regulation 803 Reimbursement”	4.18(d)
“Relevant Taxing Jurisdiction”	4.18(a)
“Restricted Amount”	4.13(b)
“Restricted Payments”	4.8(a)
“Subordinated Debt”	4.13
“Tax”	4.18(a)
“Treasury Capital Stock”	4.8(b)

Section 1.3Rules of Construction. Unless the context otherwise requires:

(a)a term has the meaning assigned to it;

(b)an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(c)words in the singular include the plural, and words in the plural include the singular;

(d)provisions apply to successive events and transactions;

(e)the term “merger” includes a statutory share exchange and the term “merged” has a correlative meaning;

(f)the masculine gender includes the feminine and the neuter;

(g)references to agreements and other instruments include subsequent amendments thereto;

(h)“herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(i)references to ratings by Fitch, Moody’s or S&P shall include any successor equivalent ratings if either Fitch, Moody’s or S&P changes its ratings scale subsequent to the date of this Indenture;

(j)except as otherwise provided for herein, the Notes will be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that if any additional Notes are not fungible with the Notes offered hereby for U.S. federal income tax purposes, they will be issued with a separate CUSIP number;

(k)a reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation;

(l)“include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(m)“will” shall be construed to have the same meaning and effect as the word “shall”;

(n)the words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with practice in or norms of the industry in which such Person operates or such Person’s past practice (in each case, as determined by the Parent in good faith);

(o)any reference to any Requirements of Law herein shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirements of Law;

(p)any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(q)in the computation of periods of time in this Indenture or the Collateral Documents from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”;

(r)the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(s)the words “permitted” shall be construed to also refer to actions or undertakings that are “not prohibited”; and

(t)any reference to the end date for any fiscal quarter or fiscal year shall mean the date on or around such specified date on which the applicable period actually ends (as determined by the Parent in good faith).

Section 1.4Notes Collateral Agent Instructions. Any reference in a Notes Document, First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement to the Notes Collateral Agent providing its approval or consent or waiver or making a request or direction or determination; or to a matter, item or a person being acceptable to, satisfactory to, approved by or specified by the Notes Collateral Agent; or to the Notes Collateral Agent requiring certain steps or actions to be taken; or the Notes Collateral Agent disagreeing with any calculation; or to the Notes Collateral Agent otherwise exercising any discretion or power, are, in each case, to be construed, unless otherwise specified, as references to the Notes Collateral Agent taking or refraining from taking such action on the instructions of the Holders. Reference in the Notes Documents to: (i) the Notes Collateral Agent acting reasonably; (ii) the Notes Collateral Agent reasonably requiring an action or a matter or the provision of any document, information, report, confirmation or evidence; (iii) a matter being in the reasonable opinion of the Notes Collateral Agent; (iv) the Notes Collateral Agent’s approval or consent not being unreasonably withheld or delayed; or (v) any document, report, confirmation or evidence being required to be reasonably satisfactory to the Notes Collateral Agent, are, in each case, to be construed, unless otherwise specified in the relevant Notes Document, as the Notes Collateral Agent acting on the instructions of the Holders and the Holders hereby agree to act reasonably in circumstances where the Notes Collateral Agent would otherwise be required to act reasonably if this Section 1.4 did not apply). Where the Notes Collateral Agent is obliged to consult under the terms of the Notes Documents, unless otherwise specified, the Holders must instruct the Notes Collateral Agent to consult in accordance with the terms of the relevant Notes Document and the Notes Collateral Agent must carry out that consultation in accordance with the instructions it receives from the Holders. The Notes Collateral Agent shall be under no obligation to determine the reasonableness of such circumstances or whether in giving such instructions the Holders are acting in a reasonable manner. For the avoidance of doubt, the Notes Collateral Agent shall be fully protected in conclusively relying upon a direction from the Holders.

Section 1.5Rules of Construction in Relation to Swedish Note Guarantors. Notwithstanding any other provision of this Indenture or any other Notes Document and/or any exhibit or schedule thereto, in this Indenture, where it relates to a Swedish Note Guarantor, a reference to:

(a)“organizational documents” includes its articles of association (Sw. bolagsordning) and the certificate of registration (Sw. registreringsbevis), as in force from time to time;

(b)a “compromise” or “arrangement” with any creditor includes (A) any write-down of debt following from any procedure of företagsrekonstruktion under the Swedish Company Reorganisation Act (Sw. lag om företagsrekonstruktion (2022:964)) (the “Swedish Company Reorganisation Act”), or (B) any write-down of debt in bankruptcy (Sw. ackord i konkurs) under the Swedish Bankruptcy Act (Sw. konkurslag (1987:672)) (the “Swedish Bankruptcy Act”);

(c)a “receiver” includes (A) rekonstruktör under the Swedish Company Reorganisation Act, (B) konkursförvaltare under the Swedish Bankruptcy Act, or (C) likvidator under the Swedish Companies Act.

(d)a “merger” includes any fusion implemented in accordance with Chapter 23 of the Swedish Companies Act;

(e)a “winding up”, “liquidation” or “dissolution” includes frivillig likvidation or tvångslikvidation under Chapter 25 of the Swedish Companies Act, a “bankruptcy” includes a konkurs under the Swedish Bankruptcy Act and a “reorganization” (other than a corporate reorganization not due to insolvency) includes a företagsrekonstruktion under the Swedish Company Reorganisation Act;

(f)an “insolvency” includes such entity being subject to konkurs under the Swedish Bankruptcy Act, företagsrekonstruktion under the Swedish Company Reorganisation Act or tvångslikvidation under Chapter 25 of the Swedish Companies Act.

Section 1.6Finnish Terms. In this Indenture or any other Notes Document, where it relates to a Finnish entity or a matter of Finnish law or any Lien governed by Finnish law, any reference to:

(a)insolvency proceedings, a bankruptcy or reorganization or similar arrangement with any creditor includes a konkurssimenettely under the Finnish Bankruptcy Act (120/2004, as amended; konkurssilaki) or a yrityssaneeraus under the Finnish Reorganisation Act (47/1993, as amended; laki yrityksen saneerauksesta) (as the case may be);

(b)a custodian, receiver, assignee, trustee, liquidator or other similar official includes a pesänhoitaja, selvittäjä, valvoja or selvitysmies under Finnish law;

(c)gross negligence means törkeä tuottamus under Finnish law;

(d)merger includes any sulautuminen implemented in accordance with Chapter 16 of the Finnish Companies Act (624/2006, as amended osakeyhtiölaki); and

(e)a liquidation, winding up or dissolution includes a selvitystila, purkaminen, or rekisteristä poistaminen under Chapter 20 of the Finnish Companies Act.

ARTICLE 2

THE SECURITIES

Section 2.1Form and Dating. The Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form set forth in Exhibit A, which are incorporated in and made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuer shall provide any such notations, legends or endorsements to the Trustee in writing. The Notes shall be in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication. The Notes are being offered and sold by the Issuer in transactions exempt from, or not subject to, the registration requirements of the Securities Act.

(a)Restricted Global Notes. All of the Notes are initially being offered and sold to (i) qualified institutional buyers as defined in Rule 144A in reliance on Rule 144A under the Securities Act or (ii) outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act, and shall be issued initially in the form of one or more 144A Global Notes and Regulation S Global Notes, respectively, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the depositary, DTC, and registered in the name of its nominee, Cede & Co., duly executed by the Issuer and, upon receipt of an Issuer Order, authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Restricted Global Notes may from time to time be increased or decreased by adjustments made on the records of the Notes Custodian as hereinafter provided, subject in each case to compliance with the Applicable Procedures.

(b)Form of Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Definitive Notes shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.12 hereof and shall be made on the records of the Trustee and the Depositary.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or under the Global Note, and the Depositary (including, for this purpose, its nominee) may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever.

Notwithstanding the foregoing, nothing herein shall (A) prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (B) impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(c)Additional Notes. Subject to compliance with the provisions of Section 4.9 and 4.10 hereof, the Issuer may issue Additional Notes in an unlimited amount under this Indenture.

(d)Regulation S Global Notes. Global Notes offered and sold in reliance on Regulation S shall initially be represented by one or more Regulation S Global Notes, substantially in the form of Exhibit A with such applicable legends as are provided in Exhibit A. The Regulation S Global Notes will be deposited, upon issuance, on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary and registered in the name of the Depositary or the nominee of the Depositary, duly executed by the Issuer, upon receipt of an Issuer Order, authenticated by the Trustee as hereinafter provided.

The aggregate principal amount of the Regulation S Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(e)Book Entry Provisions. The Issuer shall execute, upon receipt of an Issuer Order, and the Trustee shall, in accordance with this Section 2.1(e), authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the applicable Depositary or its nominee, (ii) shall be delivered by the Trustee to the applicable Depositary or pursuant to the applicable Depositary’s instructions and (iii) shall bear legends substantially in the form of the first paragraph of Exhibit A attached hereto.

Section 2.2Execution and Authentication. An Officer of the Issuer shall sign the Notes for the Issuer by manual, facsimile or electronic signature. Typographic and other minor errors or defects in any such electronic signature shall not affect the validity or enforceability of any Note which has been authenticated and delivered by the Trustee.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually or electronically signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery the Notes for original issue in an initial aggregate principal amount of $800,000,000 and Additional Notes as contemplated by Section 2.1(c) hereof, upon receipt of a written order of the Issuer signed by an Officer of the Issuer (an “Issuer Order”). The Issuer Order shall specify the amount of Notes to be authenticated and shall provide that all such Notes will be represented by a Restricted Global Note and the date on which such issue of Notes is to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed the applicable amounts in the foregoing sentence, except as provided in Section 2.1(c) and 2.7 hereof.

The Trustee shall act as the initial authenticating agent. Thereafter, the Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as an Agent to deal with the Issuer or an Affiliate of the Issuer.

The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

Section 2.3Registrar and Paying Agent. The Issuer shall maintain one or more offices or agencies where Notes may be presented for registration of transfer or for exchange (each, a “Registrar”), one or more offices or agencies where Notes may be presented for payment (each, a “Paying Agent”) and one or more offices or agencies where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will at all times maintain a Paying Agent, Registrar and an office or agency where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.

The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuer shall notify in writing the Trustee of the name and address of any Agent not a party to this Indenture. If the Issuer fails to maintain a Registrar, Paying Agent or agent for service of notices and demands in any place required by this Indenture, or fail to give the foregoing notice, the Trustee shall act as such. The Issuer or any Affiliate of the Issuer may act as Paying Agent (except for the purposes of Section 4.1 and Article 8).

The Issuer hereby initially designates the Trustee as Paying Agent, Registrar and custodian for the Notes (in such capacity, the “Notes Custodian”), and the Corporate Trust Office of the Trustee as one such office or agency of the Issuer for each of the aforesaid purposes. In acting hereunder and in connection with the Notes, the Notes Custodian, the Paying Agent and the Registrar shall act solely as agents of the Issuer, and will not thereby assume any obligations towards or relationship of agency or trust for or with any Holder of the Notes.

The Issuer may change the Paying Agents or Registrar in its sole discretion without prior notice to the Holders.

Section 2.4Paying Agent to Hold Money in Trust. Prior to 11:00 a.m., New York City time, on the due date of the principal of or interest on any Notes, the Issuer shall deposit with a Paying Agent a sum sufficient to pay such principal or interest, if any, so becoming due. A Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes, and shall notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. If the Issuer or an Affiliate of the Issuer acts as Paying Agent, the Issuer or such Affiliate shall, before 11:00 a.m., New York City time, on each due date of the principal of or interest on any Notes, segregate the money and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee, and the Trustee may at any time during the continuance of any Default, upon written request to a Paying Agent, require such Paying Agent to pay forthwith to the Trustee all sums so held in trust by such Paying Agent. Upon doing so, the Paying Agent (other than the Issuer) shall have no further liability for the money. For the avoidance of doubt, in no event shall any Paying Agent (unless the Issuer or an Affiliate of the Issuer is acting as Paying Agent) be required to advance funds for any payment on the Notes hereunder or to make any such payment until the Paying Agent has actually received such funds from the Issuer.

Section 2.5Noteholder Lists. The Trustee or Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee on or before each interest payment date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

Section 2.6Transfer and Exchange.

(a)Subject to compliance with any applicable additional requirements contained in Section 2.12 hereof, when a Note is presented to a Registrar with a request to register a transfer thereof or to exchange such Note for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested; provided, however, that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by an assignment form and, if applicable, a transfer certificate in the form(s) included in Exhibit A and Exhibit C, as applicable, and in form satisfactory to the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing. To permit registration of transfers and exchanges, upon surrender of any Note for registration of transfer or exchange at an office or agency maintained pursuant to Section 2.3 hereof, the Issuer shall execute and, upon receipt of an Issuer Order, the Trustee shall authenticate Notes of a like aggregate principal amount at the Registrar’s request. Any exchange or transfer shall be without charge, except that the Issuer or the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto, and provided, that this sentence shall not apply to any exchange pursuant to Section 2.10, 2.12(a), 3.6, 3.11 or 9.5 hereof.

Neither the Issuer, any Registrar nor the Trustee shall be required to exchange or register a transfer of any Notes or portions thereof in respect of which a Change of Control Purchase Notice or a notice in connection with an Asset Sale Offer has been delivered and not withdrawn by the Holder thereof (except, in the case of the purchase of a Note in part, the portion thereof not to be purchased).

All Notes issued upon any transfer or exchange of Notes shall be valid obligations of the Issuer, evidencing the same debt and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

(b)Any Registrar appointed pursuant to Section 2.3 hereof shall provide to the Trustee such information as the Trustee may reasonably require in connection with the delivery by such Registrar of Notes upon transfer or exchange of Notes.

(c)Each Holder of a Note agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal, state, Canadian federal, provincial or territorial securities law.

(d)No Obligation of the Trustee. Neither the Trustee nor the Registrar shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, Depositary or other Person with respect to the accuracy of the records of Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner of a Global Note or other Person (other than Depositary and any other Holder) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders shall be given only to or upon the order of the registered Holders (which shall be Depositary or its nominee in the case of a Global Note). The Trustee may rely and shall be fully protected in relying upon information furnished by Depositary with respect to its members, participants and any beneficial owners of a Global Note. None of the Issuer, the Trustee nor the Registrar shall have any responsibility or liability for any acts or omissions of Depositary in the case of Global Notes with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between Depositary and any Participant or between or among Depositary, any such Participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by Depositary.

Section 2.7Replacement Notes. If any mutilated Note is surrendered to the Issuer, a Registrar or the Trustee, or the Issuer, a Registrar and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Issuer, the applicable Registrar and the Trustee such security and/or indemnity as will be required by them to save each of them harmless, then, in the absence of notice to the Issuer, such Registrar or the Trustee that such Note has been acquired by a bona fide purchaser, the Issuer shall execute, and upon its written request the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be purchased by the Issuer pursuant to Article 3, the Issuer in its discretion may, instead of issuing a new Note, pay or purchase such Note, as the case may be.

Upon the issuance of any new Notes under this Section 2.7, the Issuer and/or the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Trustee or the Registrar) in connection therewith.

Every new Note issued pursuant to this Section 2.7 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.7 are (to the extent lawful) exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.8Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee, except for those canceled by it, those delivered to it for cancellation or surrendered for transfer or exchange and those described in this Section 2.8 as not outstanding.

If a Note is replaced pursuant to Section 2.7 hereof, it ceases to be outstanding unless the Issuer receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If a Paying Agent (other than the Issuer or an Affiliate of the Issuer) holds on a Redemption Date, Change of Control Purchase Date or the Final Maturity Date money sufficient to pay the principal of (including premium, if any) and interest on Notes (or portions thereof) payable on that date, then on and after such Redemption Date, Change of Control Purchase Date or the Final Maturity Date, as the case may be, such Notes (or portions thereof, as the case may be) shall cease to be outstanding and interest on them shall cease to accrue.

Subject to the restrictions contained in Section 2.9 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

Section 2.9Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any notice, direction, waiver or consent, Notes owned by the Issuer or any other obligor on the Notes or by any Affiliate of the Issuer or of such other obligor shall be disregarded, except that, for purposes of determining whether the Trustee shall be protected in relying on any such notice, direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is neither the Issuer nor any other obligor on the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10Temporary Notes. Until Definitive Notes are ready for delivery, the Issuer may prepare and execute, and, upon receipt of an Issuer Order, the Trustee shall authenticate and deliver, temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer with the consent of the Trustee considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall execute and, upon receipt of an Issuer Order, the Trustee shall authenticate and deliver Definitive Notes in exchange for temporary Notes.

Section 2.11Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee or its agent any Notes surrendered to them for transfer, exchange, payment or conversion. The Trustee and no one else shall cancel, in accordance with its standard procedures, all Notes surrendered for transfer, exchange, payment, conversion or cancellation and shall deliver any canceled Definitive Notes to the Issuer. All Notes which are purchased or otherwise acquired by the Issuer or any of its Subsidiaries prior to the Final Maturity Date of such Notes may be delivered to the Trustee for cancellation or resold. The Issuer may not hold or resell such Notes or issue any new Notes to replace any Notes delivered for cancellation.

Section 2.12Legend; Additional Transfer and Exchange Requirements.

(a)If Notes are issued upon the transfer, exchange or replacement of Notes subject to restrictions on transfer and bearing the legends set forth on the form of Notes attached hereto as Exhibit A (collectively, the “Legend”), or if a request is made to remove the Legend on a Note, the Notes so issued shall bear the Legend, or the Legend shall not be removed, as the case may be, unless there is delivered to the Issuer such satisfactory evidence, which shall include an opinion of counsel if requested by the Issuer, as may be reasonably required by the Issuer, that neither the Legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144 under the Securities Act or that such Notes are not “restricted” within the meaning of Rule 144 under the Securities Act; provided that no such evidence need be supplied in connection with the sale of such Note pursuant to a registration statement that is effective at the time of such sale. Upon (i) provision of satisfactory evidence if requested, or (ii) notification by the Issuer to the Trustee and Registrar of the sale of such Note pursuant to a registration statement that is effective at the time of such sale, the Trustee, at the written direction of the Issuer, shall authenticate and deliver a Note that does not bear the Legend. If the Legend is removed from the face of a Note and the Note is subsequently held by an Affiliate of the Issuer, the Legend shall be reinstated.

(b)A Global Note may not be transferred, in whole or in part, to any Person other than the Depositary or a nominee or any successor thereof, and no such transfer to any such other Person may be registered; provided that the foregoing shall not prohibit any transfer of a Note that is issued in exchange for a Global Note but is not itself a Global Note; provided further that in no event shall a beneficial interest in a Regulation S Global Note be transferred to a U.S. Person prior to the receipt by the Registrar of any certificates required pursuant to Regulation S, as determined by the Issuer. No transfer of a Note to any Person shall be effective under this Indenture or the Notes unless and until such Note has been registered in the name of such Person. Notwithstanding any other provisions of this Indenture or the Notes, transfers of a Global Note, in whole or in part, shall be made only in accordance with this Section 2.12.

(c)Subject to the succeeding paragraph, every Note shall be subject to the restrictions on transfer provided in the Legend. Whenever any Restricted Note is presented or surrendered for registration of transfer or for exchange for a Note registered in a name other than that of the Holder, such Note must be accompanied by a certificate in substantially the form set forth in Exhibit A dated the date of such surrender and signed by the Holder of such Note, as to compliance with such restrictions on transfer. The Registrar shall not be required to accept for such registration of transfer or exchange any Note not so accompanied by a properly completed certificate.

(d)The restrictions imposed by the Legend upon the transferability of any Note shall cease and terminate when such Note has been sold pursuant to an effective registration statement under the Securities Act or transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) or, if earlier, upon the expiration of the holding period applicable to sales thereof under Rule 144(d)(1)(ii) under the Securities Act (or any successor provision). Any Note as to which such restrictions on transfer shall have expired in accordance with their terms or shall have terminated may, upon a surrender of such Note for exchange to the Registrar in accordance with the provisions of this Section 2.12 (accompanied, in the event that such restrictions on transfer have terminated by reason of a transfer in compliance with Rule 144 or any successor provision by, if requested by the Issuer or the Registrar, an opinion of counsel reasonably acceptable to the Issuer and addressed to the Issuer to the effect that the transfer of such Note has been made in compliance with Rule 144 or such successor provision), be exchanged for a new Note, of like tenor, series and aggregate principal amount, which shall not bear the restrictive Legend. The Issuer shall inform the Trustee of the effective date of any registration statement registering any Notes under the Securities Act. The Trustee shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the aforementioned opinion of counsel or registration statement.

(e)As used in this Section 2.12, the term “transfer” encompasses any sale, pledge, transfer, hypothecation or other disposition of any Note.

(f)The provisions of clauses (iii), (iv) and (v) below shall apply only to Global Notes:

(i)Notwithstanding any other provisions of this Indenture or the Notes, a Global Note shall not be exchanged in whole or in part for a Note registered in the name of any Person other than the Depositary or one or more nominees thereof, provided that a Global Note may be exchanged for Notes registered in the names of any person designated by the Depositary in the event that (A) the Depositary has notified the obligors that it is unwilling or unable to continue as Depositary for such Global Note or has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor Depositary or (B) an Event of Default has occurred and is continuing with respect to the Notes. Any Global Note exchanged pursuant to clause (A) above shall be so exchanged in whole and not in part, and any Global Note exchanged pursuant to clause (B) above may be exchanged in whole or from time to time in part as directed by the applicable Depositary. Any Note issued in exchange for a Global Note or any portion thereof shall be a Global Note; provided that any such Note so issued that is registered in the name of a Person other than the applicable Depositary or a nominee thereof shall not be a Global Note.

(ii)Notes issued in exchange for a Global Note or any portion thereof shall be issued in definitive, fully registered form, without interest coupons, shall have an aggregate principal amount equal to that of such Global Note or portion thereof to be so exchanged, shall be registered in such names and shall be in such authorized denominations as the Depositary shall designate and shall bear the applicable legends provided for herein. Any Global Note to be exchanged in whole shall be surrendered by the Depositary to the Trustee, as Registrar. With regard to any Global Note to be exchanged in part, either such Global Note shall be so surrendered for exchange or, if the Trustee is acting as custodian for the Depositary or its nominee with respect to such Global Note, the principal amount thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of an appropriate adjustment made on the records of the Trustee. Upon any such surrender or adjustment and its receipt of an Issuer Order, the Trustee shall authenticate and deliver Notes issuable on such exchange to or upon the order of the Depositary or an authorized representative thereof.

(iii)Subject to the provisions of clause (v) below, the registered Holder may grant proxies and otherwise authorize any Person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(iv)In the event of the occurrence of any of the events specified in clause (i) above, the obligors will promptly make available to the Trustee a reasonable supply of applicable Definitive Notes in definitive, fully registered form, without interest coupons.

(v)Neither Agent Members nor any other Persons on whose behalf Agent Members may act shall have any rights under this Indenture with respect to any Global Note registered in the name of the Depositary or any nominee thereof, or under any such Global Note, and the Depositary or such nominee, as the case may be, may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any Note.

(vi)The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so as and when expressly required by, the terms or this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(g)Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the equivalent procedures of Clearstream shall be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.13CUSIP, Common Code and ISIN Numbers. The Issuer in issuing the Notes may use one or more “CUSIP” and “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such purchase shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee of any change in the “CUSIP” and “ISIN” numbers applicable to the Notes.

ARTICLE 3

REDEMPTION AND PURCHASES

Section 3.1Right to Redeem. The Issuer, at its option, may redeem the Notes in accordance with the provisions of Sections 3.7 and 3.8(g) hereof.

If the Issuer elects to redeem the Notes, it shall notify the Trustee in writing at least 15 days prior to the Redemption Date (unless a shorter notice period shall be satisfactory to the Trustee), the aggregate principal amount of the Notes to be redeemed and the Section of this Indenture pursuant to which such Notes are being redeemed.

Section 3.2Selection of Notes to Be Redeemed. The Issuer will give not less than 10 days’ nor more than 60 days’ notice of any redemption. If the Issuer elects to redeem less than all of the outstanding Notes, the Notes will be selected for redemption as follows:

(i)	in accordance with the procedures of DTC and in compliance with the requirements of the applicable stock exchange to the extent the Notes are held in the form of Global Notes; or
(ii)	by lot to the extent the Notes are held in the form of Definitive Notes.

In the event of a partial redemption by lot, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the Redemption Date from the outstanding Notes not previously called for redemption.

The Notes and portions of the Notes selected for redemption will be in amounts of $2,000 or whole multiples of $1,000 except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.3Notice of Redemption. At least 10 days but not more than 60 days before a Redemption Date, the Issuer shall send, or shall cause to be sent, a notice of redemption by first-class mail (postage prepaid) or otherwise transmit in accordance with applicable procedures of DTC to the Trustee and to each Holder of Notes to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

●	the aggregate principal amount of the Notes to be redeemed;
●	the Redemption Date (which shall be a Business Day);
●	the redemption price;
●	the name and address of the Paying Agent;
●	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
●	if fewer than all the outstanding Notes are to be redeemed, the certificate numbers, if any, and principal amounts of the particular Notes to be redeemed;
●	that, unless the Issuer defaults in the deposit of the redemption price, interest on Notes called for redemption will cease to accrue on and after the Redemption Date;
●	the Section of this Indenture pursuant to which the Notes are being redeemed;
●	the CUSIP numbers of the Notes; and
●	any conditions precedent to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense, provided, that the Issuer makes such request at least three Business Days prior to the date by which such notice of redemption must be given to Holders in accordance with this Section 3.3. Redemption notices may be given more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes pursuant to Sections 8.3 or 8.4 or a satisfaction and discharge of this Indenture with respect to the Notes pursuant to Section 8.1. If a redemption is subject to satisfaction of one or more conditions precedent, the applicable redemption notice shall describe such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, without the requirement of an additional notice period to the Holders, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. The Trustee shall have no responsibility for calculating or verifying the redemption price.

Section 3.4Effect of Notice of Redemption. Once notice of redemption is given and any conditions set forth therein have been satisfied, Notes called for redemption become due and payable on the Redemption Date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice.

On and after the Redemption Date, unless the Issuer defaults in the deposit of the redemption price and subject to satisfaction of any conditions precedent, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, and all other rights of the Holder will terminate other than the right to receive the redemption price, without interest from the Redemption Date, on surrender of the Notes.

Section 3.5Deposit of Redemption Price. Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Issuer shall deposit with the Paying Agent (or the Trustee) money sufficient to pay the redemption price (as calculated by the Issuer) on all Notes to be redeemed on that date.

Section 3.6Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall execute and, upon receipt of an Issuer Order, the Trustee shall authenticate and deliver to the Holder, without service charge, a new Note in an authorized denomination equal in principal amount to, and in exchange for, the unredeemed portion of the Note surrendered.

Section 3.7Optional Redemption.

(a)At any time prior to February 16, 2027, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes (including Notes issued after the Issue Date, if any) issued under this Indenture at a redemption price of 106.750% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)at least 60% of the aggregate principal amount of the Notes (including Notes issued after the Issue Date, if any) issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding the Notes held by the Issuer and its Subsidiaries); and

(2)the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b)On or after February 16, 2027, the Issuer may redeem all or a part of the Notes upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on February 16 of the years indicated below:

Year	Percentage
2027	103.375%
2028	101.688%
2029 and thereafter	100.000%

(c)At any time prior to February 16, 2027, the Issuer may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to the principal amount of the Notes redeemed plus the Applicable Premium plus accrued and unpaid interest to, but not including, the date of redemption. The Issuer shall calculate the redemption price, including any Applicable Premium.

(d)At any time prior to February 16, 2027, the Issuer may, at its option and on one or more occasions, upon not less than 10 nor more than 60 days’ notice, redeem up to 10% of the aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes) during any twelve-month period at a redemption price equal to 103.000% of the aggregate principal amount of the Notes bring redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date.

(e)In connection with any optional redemption of the Notes, any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent. If a redemption is subject to satisfaction of one or more conditions precedent, the applicable redemption notice shall describe such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, without the requirement of an additional notice period to the Holders, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

(f)If any Note Guarantor or any successor to the Issuer becomes obligated to pay, on the next date on which any amount will be payable with respect to the Notes, any Additional Amounts as a result of (i) any amendment to, or change in, the laws, treaties (or rulings, protocols or regulations promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined in Section 4.18), which amendment or change is publicly announced and becomes effective after February 9, 2024 (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after February 9, 2024, after such later date) or (ii) any amendment to, or change in, an official written interpretation or application of such laws, treaties (or rulings, protocols or regulations promulgated thereunder) (including by virtue of a holding by a court of competent jurisdiction) which amendment or change is publicly announced and becomes effective after February 9, 2024 (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after February 9, 2024, after such later date) (each of the foregoing clauses (i) and (ii), a “Change in Tax Law”) and the applicable Note Guarantor or successor to the Issuer cannot avoid any such payment obligation by taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction, provided that changing the jurisdiction of the applicable Note Guarantor (but only in the event none of the Issuer, successor to the Issuer or other Note Guarantors can make the relevant payment without triggering additional amounts) or successor to the Issuer is not a reasonable measure for purposes of this section), the Issuer may, at its option, at any time upon giving not less than 10 nor more than 60 days’ prior notice to the Holders, redeem the Notes then outstanding, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date and all Additional Amounts (if any) then due and that will become due on the redemption date as a result of the redemption or otherwise (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof); provided, however, that if such right to redeem is triggered by the obligation of a Note Guarantor or successor to the Issuer to pay Additional Amounts, such right to redeem will apply only if the payment giving rise to such obligation cannot be made by another Note Guarantor without the obligation to pay Additional Amounts. Notice of the Issuer’s intent to redeem the Notes shall not be given until the Issuer delivers to the Trustee an opinion of tax counsel to the effect that there has been such Change in Tax Law which would require the Note Guarantor or successor to the Issuer to pay Additional Amounts with respect to the Notes hereunder and an Officers’ Certificate to the effect that the applicable Note Guarantor or successor to the Issuer (but, only if the payment giving rise to such requirement cannot be made by another Note Guarantor without the obligation to pay Additional Amounts) cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The Issuer will not give any such notice of intent to redeem the Notes earlier than 60 days prior to the earliest date on which the relevant Note Guarantor or successor to the Issuer would be obligated to make such payment or withholding (if a payment in respect of the Notes or the Note Guarantees were then due) and unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect. The foregoing provisions shall apply mutatis mutandis to any successor Person to the applicable Note Guarantor, after such successor Person becomes a party to this Indenture, with respect to a Change in Tax Law that is publicly announced and becomes effective after such successor Person becomes a party to this Indenture.

(g)Any redemption pursuant to this Section 3.7 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

(h)In connection with any redemption under this Section 3.7, the Issuer shall deliver to the Trustee an Officers’ Certificate and Opinion of Counsel to the effect that all conditions precedent in this Indenture to the redemption have been complied with.

Section 3.8Purchase of Notes at Option of the Holder Upon Change of Control.

(a)If at any time that Notes remain outstanding there shall occur a Change of Control, the Notes shall be purchased by the Issuer at the option of the Holders, as of the Change of Control Purchase Date, at a purchase price equal to 101% of the principal amount of the Notes, together with accrued and unpaid interest, including interest on any unpaid overdue interest, if any, to, but excluding, the Change of Control Purchase Date (the “Change of Control Purchase Price”), subject to satisfaction by or on behalf of any Holder of the requirements set forth in subsection (c) of this Section 3.8.

(b)Within 30 days after the occurrence of a Change of Control with respect to the Notes, the Issuer shall transmit a notice (an “Issuer Notice”) of the Change of Control to the Trustee and to each Holder of Notes (and to beneficial owners as required by applicable law) pursuant to which the Issuer shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at the Change of Control Purchase Price. The notice shall include the form of a Change of Control Purchase Notice to be completed by the Holder, shall describe the transaction or transactions that constitute the Change of Control and shall state:

(i)that the Change of Control Offer is being made pursuant to this Section 3.8 and that all Notes tendered will be accepted for payment;

(ii)the date by which the Change of Control Purchase Notice pursuant to this Section 3.8 must be given;

(iii)the purchase date, which date shall be no earlier than 30 days and no later than 60 days after the date the Issuer Notice is delivered (the “Change of Control Purchase Date”);
(iv)	the Change of Control Purchase Price;
(v)	the Holder’s right to require the Issuer to purchase the Notes;
(vi)	the name and address of the Paying Agent;
(vii)that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date;
(viii)	the procedures that the Holder must follow to exercise rights under this Section 3.8; and

(ix)the procedures for withdrawing a Change of Control Purchase Notice, including a form of notice of withdrawal.

If any of the Notes is in the form of a Global Note, then the Issuer shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the repurchase of Global Notes.

(c)A Holder may exercise its rights specified in subsection (a) of this Section 3.8 upon delivery of a written notice (which shall be in substantially the form included in Exhibit A hereto, as applicable, and which may be delivered by letter, overnight courier, hand delivery, electronic transmission or in any other written form and, in the case of Global Notes, may be delivered electronically or by other means in accordance with the Depositary’s customary procedures) of the exercise of such rights (a “Change of Control Purchase Notice”) to any Paying Agent at any time prior to the close of business on the Business Day next preceding the Change of Control Purchase Date.

The delivery of such Note to any Paying Agent (together with all necessary endorsements) at the office of such Paying Agent shall be a condition to the receipt by the Holder of the Change of Control Purchase Price therefor.

The Issuer shall purchase from the Holder thereof, pursuant to this Section 3.8, a portion of a Note if the principal amount of such portion is $2,000 or an integral multiple of $1,000 in excess thereof. Provisions of this Indenture that apply to the purchase of all of a Note pursuant to Sections 3.8 through 3.13 also apply to the purchase of such portion of such Note.

Notwithstanding anything herein to the contrary, any Holder delivering to a Paying Agent the Change of Control Purchase Notice contemplated by this subsection (c) shall have the right to withdraw such Change of Control Purchase Notice in whole or in a portion thereof that is a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof at any time prior to the close of business on the Business Day next preceding the Change of Control Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.9 hereof.

A Paying Agent shall promptly notify the Issuer of the receipt by it of any Change of Control Purchase Notice or written withdrawal thereof.

Anything herein to the contrary notwithstanding, in the case of Global Notes, any Change of Control Purchase Notice may be delivered or withdrawn and such Notes may be surrendered or delivered for purchase in accordance with the Applicable Procedures as in effect from time to time.

(d)The Issuer will not be required to make a Change of Control Offer with respect to the Notes upon a Change of Control if (1) a third party makes the Change of Control Offer with respect to the Notes in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer set forth in subsection (b) of this Section 3.8 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption with respect to the Notes has been given pursuant to Sections 3.1 or 3.7 hereof, unless and until there is a default in payment of the applicable redemption price, or (3) after giving effect to such Change of Control, (i) no Default or Event of Default has occurred and is continuing, (ii) the Change of Control transaction has been approved by the Board of Directors of the Parent, and (iii) the Notes have received an Investment Grade Rating from at least two of the Rating Agencies. In addition, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Change of Control Offer.

(e)The Issuer will publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.

(f)The provisions under this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control (including any required notice period) may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes, including after the entry into of an agreement that would result in the need to make a Change of Control Offer.

(g)In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer purchases all of the Notes validly tendered and not withdrawn by such Holders, within 60 days of such purchase, all of the Holders of the Notes will be deemed to have consented to such tender or other offer and accordingly, the Issuer will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, to redeem all of the Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest on the Notes to, but excluding, the date of redemption. Any redemption pursuant to this Section 3.8(g) shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

Section 3.9Effect of Change of Control Purchase Notice. Upon receipt by any Paying Agent of the Change of Control Purchase Notice specified in Section 3.8(c) hereof, the Holder of the Note in respect of which such change of Control Purchase Notice was given shall (unless such Change of Control Purchase Notice is withdrawn as specified below) thereafter be entitled to receive the Change of Control Purchase Price with respect to such Note. Such Change of Control Purchase Price shall be paid to such Holder promptly following the later of (a) the Change of Control Purchase Date with respect to such Note (provided the conditions in Section 3.8(c) hereof have been satisfied) and (b) the time of delivery of such Note to a Paying Agent by the Holder thereof in the manner required by Section 3.8(c) hereof.

A Change of Control Purchase Notice may be withdrawn by means of a written notice (which may be delivered by mail, overnight courier, hand delivery, electronic transmission or in any other written form and, in the case of Global Notes, may be delivered electronically or by other means in accordance with the Depositary’s customary procedures) of withdrawal delivered by the Holder to a Paying Agent at any time prior to the close of business on the Business Day immediately preceding the Change of Control Purchase Date, specifying the principal amount of the Note or portion thereof (which must be a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) with respect to which such notice of withdrawal is being submitted.

Section 3.10Deposit of Change of Control Purchase Price. Prior to 11:00 a.m., New York City time on the Change of Control Purchase Date, the Issuer shall deposit with the Trustee or with a Paying Agent (other than the Issuer or an Affiliate of the Issuer) an amount of money (in immediately available funds if deposited on such Change of Control Purchase Date) sufficient to pay the aggregate Change of Control Purchase Price of all the Notes or portions thereof that are to be purchased as of such Change of Control Purchase Date. The manner in which the deposit required by this Section 3.10 is made by the Issuer shall be at the option of the Issuer, provided that such deposit shall be made in a manner such that the Trustee or a Paying Agent shall have immediately available funds on the Change of Control Purchase Date.

If a Paying Agent holds, in accordance with the terms hereof, money sufficient to pay the Change of Control Purchase Price of any Note for which a Change of Control Purchase Notice has been tendered and not withdrawn in accordance with this Indenture then, on the Change of Control Purchase Date, interest will cease to accrue on such Notes or any portion of such Notes as to which a Change of Control Purchase Notice has been tendered and not withdrawn in accordance with this Indenture and all other rights of the Holder of such Notes will terminate other than the right to receive the Change of Control Purchase Price, without interest from the Change of Control Purchase Date, on surrender of such Notes.

Section 3.11Definitive Notes Purchased in Part. Any Definitive Note that is to be purchased only in part shall be surrendered at the office of a Paying Agent, and promptly after the Change of Control Purchase Date the Issuer shall execute and, upon receipt of an Issuer Order, the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Definitive Note or Notes, of such authorized denomination or denominations as may be requested by such Holder, in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

Section 3.12Compliance with Securities Laws upon Purchase of Notes. In connection with any offer to purchase or purchase of Notes under Section 3.8 hereof, the Issuer shall (a) comply with Rule 14e-1 (or any successor to such Rule), if applicable, under the Exchange Act, and (b) otherwise comply with all United States federal and state securities laws in connection with such offer to purchase or purchase of Notes, all so as to permit the rights of the Holders and obligations of the Issuer under Sections 3.8 through 3.11 hereof to be exercised in the time and in the manner specified therein. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Article 3, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Article 3 by virtue of such conflict.

Section 3.13Repayment to the Issuer. To the extent that the aggregate amount of cash deposited by the Issuer pursuant to Section 3.10 with respect to any Notes hereof exceeds the aggregate Change of Control Purchase Price (including interest thereon) of the Notes or portions thereof that the Issuer is obligated to purchase, then promptly after the Change of Control Purchase Date, and upon written request, the Trustee or a Paying Agent, as the case may be, shall return any such excess cash to the Issuer.

Section 3.14Offer to Purchase by Application of Excess Proceeds. In the event that, pursuant to Section 4.13 hereof, the Issuer is required to commence an offer to all Holders to purchase Notes (“Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders of Notes and all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply a portion of the Excess Proceeds as calculated pursuant to Section 4.13 hereof (the “Offer Amount”) to the purchase of Notes and such other Pari Passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all of such Notes and other Pari

Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

Upon the commencement of an Asset Sale Offer, the Issuer shall send, by first-class mail, a notice to the Trustee and each of the applicable Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1)that the Asset Sale Offer is being made pursuant to this Section 3.14 and Section 4.13 hereof and the length of time the Asset Sale Offer will remain open;

(2)the Offer Amount, the purchase price and the Purchase Date;

(3)that with respect to any Notes, any Note not tendered or accepted for payment will continue to accrue interest;

(4)that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5)that, with respect to any Notes, Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have such Notes purchased in a principal amount of $2,000 (or in integral multiples of $1,000 in excess thereof) only;

(6)that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)that Holders shall be entitled to withdraw their election if the Issuer or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, an electronic transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)that, if the aggregate principal amount of any Notes and other Pari Passu Indebtedness surrendered in connection with the Asset Sale Offer exceeds the Offer Amount, the Issuer shall select Notes and other Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other Pari Passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only such Notes in denominations of $2,000 (or integral multiples of $1,000 in excess thereof), will be purchased); and

(9)that Holders of any Notes whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of such Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of the applicable Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all such Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.14. The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.14, any purchase pursuant to this Section 3.14 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

ARTICLE 4

COVENANTS

Section 4.1Payment of Notes. The Issuer shall promptly make all payments in respect of the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal or interest shall be considered paid on the date it is due if the Paying Agent (other than the Issuer) holds by 11:00 a.m., New York City time, on that date money, deposited by the Issuer or an Affiliate thereof, sufficient to pay the installment. Except in the case of a redemption, a Change of Control Offer or an Asset Sale Offer, accrued and unpaid interest on any Note that is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name that Note is registered at the close of business on the record date for such interest at the office or agency of the Issuer maintained for such purpose. The Issuer shall (in immediately available funds), to the fullest extent permitted by law, pay interest on overdue principal (including premium, if any) and overdue installments of interest from the original due date to the date paid, at the rate applicable to the Note, which interest shall be payable on demand.

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Holder of the Global Note. The Issuer will make all payments of principal, interest and premium, if any, with respect to Definitive Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Definitive Notes, in the case of a Holder holding an aggregate principal amount of Notes of $1,000,000 or more, or, if no such account is specified or in the case of a Holder holding an aggregate principal amount of Notes of less than $1,000,000, by mailing a check to each such Holder’s registered address. All payments shall be made in immediately available funds in U.S. dollars. Payments to any Holder holding an aggregate principal amount of Notes in excess of $1,000,000 shall be made by wire transfer in immediately available funds to an account maintained by such Holder in the United States, if such Holder has provided wire transfer instructions to the Issuer at least 10 Business Days prior to the payment date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder.

Section 4.2Maintenance of Office or Agency.

(a)The Issuer shall maintain in the United States of America, an office or agency (which may be the Corporate Trust Office of the Trustee or an affiliate of the Trustee, Registrar or co registrar) where Notes may be surrendered for payment, registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the United States of America, for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)The Issuer hereby designates the Corporate Trust Office of the Trustee set forth in Section 2.3 hereof as one such office or agency of the Issuer.

Section 4.3Reports.

(a)Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, the Parent shall furnish (to the extent not publicly available on the SEC’s EDGAR system (or any successor system)) to the Holders of Notes by posting on the Parent’s website (in a format that is accessible to Holders of Notes as well as prospective Holders of Notes), within the time periods specified below:

(i)within 105 days after the end of each fiscal year of the Parent ending thereafter, a consolidated statement of financial position of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income (or loss) or operations and cash flows for such fiscal year, together with related notes thereto, in comparative form the figures for the previous fiscal year, in reasonable detail and all prepared in accordance with IFRS in all material respects, audited and accompanied by a report and opinion of an independent certified public accounting firm of nationally recognized standing;

(ii)within 60 days after the end of each quarter of each fiscal year of the Parent (other than any fiscal quarter ended on the last day of a fiscal year), a consolidated statement of financial position of the Parent and its Subsidiaries as at the end of such fiscal period, and the related (a) consolidated statement of income for the first two fiscal quarters and the current fiscal period and (b) consolidated statement of cash flows for the period then ended, and setting forth, commencing with such financial statements delivered for the first fiscal period following the first full fiscal year of the Parent following the Issue Date, in each case of the preceding clauses (a) and (b), in comparative form the figures for the corresponding fiscal period of the previous fiscal year; and

(iii)concurrently with the delivery of the financial statements set forth in clauses (i) and (ii) above, a narrative report prepared by management of the Parent describing the results of operations in a form customarily prepared by management of the Parent (provided that such narrative report need not comply with disclosure requirements under Regulation S-K);

provided, however, that such reports required pursuant to clauses (i) and (ii) above (a) shall not be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, as amended, or related Items 307 and 308 of Regulation S-K, or Item 10(e) of Regulation S-K (with respect to any non-IFRS financial measures contained therein), (b) shall not be required to include any exhibits that would have been required to be filed pursuant to Item 601 of Regulation S-K, except for agreements evidencing material Indebtedness (excluding any schedules thereto), (c) shall not be required to include any trade secrets or other confidential information that is competitively sensitive in the good faith and reasonable determination of the Issuer and (d) solely if and to the extent that the applicable deadline required by the SEC or NYSE for delivery of the Parent’s Form 6-K and/or 20-F (as applicable) for any period are later than the applicable deadlines for delivery set forth in clauses (i) and (ii) (as in effect immediately prior such time) for such period, such deadlines set forth in clauses (i) and (ii) shall automatically be deemed to be replaced with such later deadlines as required by the SEC or NYSE (without any further action or consent of any party to this Indenture).

(b)The requirement to furnish any of the reports required pursuant to clauses (i) and (ii) may be satisfied by the posting of such reports within the time periods specified above on a password protected online data system requiring user identification and a confidentiality acknowledgement (the “Secured System”). If the Parent uses the Secured System to satisfy such requirements, it shall make readily and promptly available any password or other login information relating to the Secured System to Holders, prospective investors, security analysts who have certified to the Parent that they are reputable security analysts employed by a reputable financial institution who regularly cover or intend to cover the Parent and the Notes (each, a “Security Analyst”) and market makers who have certified to the Parent that they are reputable market makers who regularly make or intend to make a market in the Notes (each, a “Market Maker”), and shall make readily and promptly available on an “Investor Relations” page on its external website contact information for being provided access to the Secured System to any Holders, prospective investors, Security Analysts or Market Makers and promptly comply with any such requests for access to the Secured System to the extent provided for herein.

(c)The Parent shall furnish to Holders and prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)Notwithstanding the foregoing, the Parent will be deemed to have satisfied the requirements of this Section 4.3 if it or any Parent Entity files with the SEC the reports, documents and information pursuant to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, in each case within the applicable time periods specified by the applicable rules and regulations of the SEC and NYSE (including any applicable grace periods); provided, that in the case of any such Parent Entity, either (i) such Parent Entity (or any other Parent Entity that is a subsidiary of such Parent Entity) has no material third party Indebtedness and/or material operations (as determined by the Parent in good faith and other than any Indebtedness or operations that are attributable solely to such Parent Entity’s ownership of the Parent and its subsidiaries) or (ii) if there are material differences between the financial statements of such Parent Entity and its consolidated subsidiaries, on the one hand, and the Parent and its consolidated subsidiaries, on the other hand, such financial statements or the Form 20-F or Form 6-K, as applicable, shall be accompanied by consolidating information (which need not be audited) that summarizes in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Parent and its consolidated subsidiaries on a standalone basis, on the other hand.

(e)Notwithstanding anything herein to the contrary, failure by the Parent to comply with any of its obligations under this Section 4.3 for purposes of Section 6.1(d) will not constitute an Event of Default thereunder until 120 days after the receipt of the written notice delivered thereunder. To the extent any information is not provided within the time periods specified in this Section 4.3 and such information is subsequently provided, the Parent will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

(f)In the event of the delivery of any such reports, information and documents to the Trustee, the Trustee's receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.4Compliance Certificates. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer (beginning with the fiscal year ending December 31, 2023), an Officers’ Certificate as to the signer’s knowledge of the Issuer’s compliance with all conditions and covenants on their part contained in this Indenture and stating whether or not the signer knows of any Default or Event of Default. If such signer knows of such a Default or Event of Default, the Officers’ Certificate shall describe the Default or Event of Default and the efforts to remedy the same. For the purposes of this Section 4.4, compliance shall be determined without regard to any grace period or requirement of notice provided pursuant to the terms of this Indenture.

Section 4.5Further Instruments and Acts. Upon request of the Trustee, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

Section 4.6Maintenance of Corporate Existence. Subject to Article 5 hereof, the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each Restricted Subsidiary; provided, however, that the Issuer shall not be required to preserve the corporate existence of any Restricted Subsidiary if (a) the Board of Directors or management of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, (b) if a Subsidiary is to be dissolved or merged or consolidated in compliance with this Indenture or (c) such Subsidiary has no assets.

Section 4.7Changes in Covenants and Collateral When Notes Rated Investment Grade. In the event of the occurrence of a Fall Away Event (and notwithstanding the failure of the Issuer subsequently to maintain an Investment Grade Rating), the provisions of Sections 4.8, 4.9, 4.11, 4.12, 4.13 and clause (iv) of Section 5.1(a) hereof shall no longer be applicable to the Notes.

Section 4.8Restricted Payments.

(a)The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)declare or pay any dividend or make any other payment or distribution on account of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent or (y) to the Parent or a Restricted Subsidiary of the Parent or (z) dividends or other payments or distributions by a Restricted Subsidiary on a pro rata basis to the holders of such class of Equity Interests (or more favorable to the Parent or applicable Restricted Subsidiary that is the parent thereof));

(ii)purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent) any Equity Interests of the Parent;

(iii)purchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Issuer or any Note Guarantor with an outstanding principal amount equal or greater to the greater (a) $110.0 million and (b) 20% of LTM Consolidated Adjusted EBITDA that is contractually subordinated in right of payment to the Notes or a Note Guarantee, except (i) from the Parent or a Restricted Subsidiary of the Parent or (ii) the purchase, redemption, defeasance or other acquisition or retirement of any such Indebtedness made in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, redemption, defeasance or other acquisition or retirement; or

(iv)make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)in the case of any Restricted Payment of the types described in this Section 4.8(a)(i), (ii) or (iii) above, no Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.9(a) hereof; and

(3)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by Section 4.8(b)(xxiv) (without duplication), but excluding all other Restricted Payments permitted by Section 4.8(b)), is less than the sum, without duplication, of:

(A)the greater of $220.0 million and 40.0% of LTM Consolidated Adjusted EBITDA; plus

(B)an amount (which amount shall not be less than zero) equal to 50.0% of Consolidated Net Income of the Parent for the cumulative period from January 1, 2024 to and including the last day of the most recently ended fiscal quarter of the Parent prior to such date for which consolidated financial statements required pursuant to Section 4.3 have been delivered or, at the Parent’s election, are internally available (treated as one accounting period); plus

(C)100% of the aggregate amount of any capital contributions to the Parent or any Restricted Subsidiary received as cash equity and the cash proceeds of any issuance or sale of Capital Stock of the Parent (other than, in each case, any amounts (w) relied on to incur Indebtedness pursuant to clause (xxi) of Section 4.9(b), (x) constituting an Available Excluded Contribution Amount or proceeds of an issuance of Disqualified Stock, (y) received from the Parent or any Restricted Subsidiary or (z) consisting of the proceeds of any loan or advance made pursuant to clause (7)(ii) of the definition of “Permitted Investments”), plus the fair market value, as determined by the Parent in good faith, of Cash Equivalents, marketable securities or other property received by the Parent or any Restricted Subsidiary as a capital contribution or received by the Parent or in return for any issuance or sale of Capital Stock of the Parent (other than, in each case, any amounts (w) relied on to incur Indebtedness pursuant to clause (xxi) of Section 4.9(b), (x) constituting an Available Excluded Contribution Amount or proceeds of any issuance of Disqualified Stock or (y) received from the Parent or any Restricted Subsidiary), in each case, during the period from and including the Issue Date through and including such time; plus

(D)100% of the aggregate principal amount of any Indebtedness or Disqualified Stock, in each case, of the Parent or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or such Disqualified Stock issued to the Parent or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Parent or any Restricted Subsidiary that does not constitute Disqualified Stock, together with the fair market value of any cash or Cash Equivalents (as determined by the Parent in good faith) and the fair market value (as determined by the Parent in good faith) of any property or assets received by the Parent or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the Issue Date through and including such time; plus

(E)100% of the aggregate net proceeds received by the Parent or any Restricted Subsidiary during the period from and including the Issue Date through and including such time in connection with the disposition to any Person (other than the Parent or any Restricted Subsidiary) of any Investment made pursuant to this paragraph; plus

(F)to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Parent or any Restricted Subsidiary during the period from and including the Issue Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans and interest payments on loans, in each case received in respect of any Investment made on or after the Issue Date pursuant to this paragraph or, without duplication, otherwise received by the Parent or any Restricted Subsidiary from an Unrestricted Subsidiary (including any proceeds received on account of any issuance of Capital Stock by any Unrestricted Subsidiary (other than solely on account of the issuance of Capital Stock to the Parent or any Restricted Subsidiary)); plus

(G)an amount equal to the sum of (1) the amount of any Investments by the Parent or any Restricted Subsidiary pursuant to this paragraph in any Unrestricted Subsidiary or any Joint Venture that is not a Restricted Subsidiary that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Parent or any Restricted Subsidiary and (2) to the extent that the Parent’s or a Restricted Subsidiary’s Investments in any Unrestricted Subsidiary or any Joint Venture have been made pursuant to this paragraph, the fair market value (as determined by the Parent in good faith) of the property or assets of any Unrestricted Subsidiary or any Joint Venture that is not a Restricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Parent or any Restricted Subsidiary, in each case, during the period from and including the Issue Date through and including such time; plus

(H)the amount of any Declined Asset Sale Proceeds.

(b)The preceding provisions shall not prohibit:

(i)the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock held by any Permitted Payee:

(A)with Cash and Cash Equivalents, in an aggregate amount not to exceed (x) the greater of $30.0 million and 5.0% of LTM Consolidated Adjusted EBITDA in any fiscal year, which, if not used in any fiscal year, may be carried forward to the immediately succeeding fiscal year (and deemed first applied in such subsequent fiscal year);

(B)with the proceeds of any sale or issuance of, or of any capital contribution in respect of, the Capital Stock of the Parent (other than amounts constituting an Available Excluded Contribution Amount or amounts increasing the amount available for Restricted Payments pursuant to clause (3) of the immediately preceding paragraph);

(C)with the net proceeds of any key-man life insurance policies; or

(D)with the amount of any Cash bonuses otherwise payable to any Permitted Payee that are foregone in exchange for the receipt of Capital Stock of the Parent pursuant to any compensation arrangement, including any deferred compensation plan;

(ii)(A) payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Parent, or in connection with dividends, share splits, reverse share splits (or any combination thereof) and mergers, consolidations, amalgamations or other business combinations, and acquisitions and other Investments not prohibited by this Indenture, (B) honoring any conversion request by a holder of convertible Indebtedness, make any cash payments in lieu of fractional shares in connection with any conversion and make payments on convertible Indebtedness in accordance with its terms and (C) Restricted Payments consisting of (x) payments made or expected to be made in respect of withholding or similar Taxes payable by any Permitted Payee and/or (y) repurchases of Capital Stock in consideration of the payments described in subclause (x) of this Section 4.8(b)(ii)(C), including demand repurchases in connection with the exercise of stock options and the issuance of restricted stock units or similar stock based awards;

(iii)the repurchase, redemption, acquisition or retirement of Capital Stock upon (or making provisions for withholdings in connection with), the exercise or vesting of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings or similar taxes with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(iv)Restricted Payments with respect to any Capital Stock in an amount not to exceed an amount equal to 6.0% per annum of the Net Proceeds received by or contributed to the Parent from (x) the Amer Sports IPO or (y) any follow-on public offering after the Issue Date;

(v)Restricted Payments to (A) redeem, repurchase, defease, discharge, retire or otherwise acquire any Capital Stock (“Treasury Capital Stock”) of the Parent in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Parent and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Parent or any contribution to the equity of the Parent (“Refunding Capital Stock”) and (B) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to the Parent or a Restricted Subsidiary) of any Refunding Capital Stock and (C) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Parent was permitted under the preceding subclause (A) or (B), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount no greater than the aggregate amount of dividends on such Treasury Capital Stock that was permitted under the preceding clause (A) or (B) (other than in connection with the issuance of such Refunding Capital Stock) immediately prior to such redemption, repurchase, defeasance, discharge, retirement or other acquisition;

(vi)to the extent constituting a Restricted Payment, any transaction permitted by the definition of “Asset Sale” (other than clause (5) of the second paragraph of the definition of “Asset Sale”) and under Section 4.12 (other than Section 4.12(b)(iv));

(vii)so long as no Event of Default exists or results therefrom, additional Restricted Payments in an aggregate amount not to exceed the greater of $165.0 million and 30.0% of LTM Consolidated Adjusted EBITDA;

(viii)any dividend or other distribution or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend, distribution or redemption contemplated by such declaration or redemption notice would have complied with this Section 4.8 (it being understood that the amount of any such dividend shall be included in the aggregate amount of Restricted Payments determined in Section 4.8(a)(iii) only once and not as separate Restricted Payments made at both declaration and payment);

(ix)so long as no Event of Default exists or results therefrom, additional Restricted Payments so long as the Total Leverage Ratio would not exceed 3.50 to 1.00, calculated on a Pro Forma Basis or, in the case of Restricted Payments under clause (3) above, 3.75 to 1.00, calculated on a Pro Forma Basis;

(x)additional Restricted Payments constituting any part of a Permitted Reorganization;

(xi)a distribution, by dividend or otherwise, of the Capital Stock of, or debt owed to any Note Guarantor or any Restricted Subsidiary by, any Unrestricted Subsidiary;

(xii)payments and distributions to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential)), pursuant to or in connection with any acquisition, merger, consolidation, amalgamation, disposition or other transaction not prohibited by this Indenture;

(xiii)payments made for the benefit of the Parent or any Restricted Subsidiary to the extent such payments could have been made by the Parent or any Restricted Subsidiary because such payments (A) would not otherwise be Restricted Payments and (B) would not be prohibited by Section 4.12;

(xiv)any payments or deliveries in connection with (A) a Permitted Bond Hedge Transaction or (B) Permitted Warrant Transaction or Packaged Rights (1) by delivery of shares of the Parent’s Qualified Capital Stock or (2) otherwise, to the extent of a payment or delivery received from a Permitted Bond Hedge Transaction (whether such payment or delivery on the Permitted Warrant Transaction is effected by netting, set-off or otherwise);

(xv)Restricted Payments in respect of required withholding or similar non-U.S. Taxes with respect to any Permitted Payee and any repurchases of Capital Stock in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the issuance of restricted stock units or similar stock based awards;

(xvi)any refinancing, purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any subordinated Indebtedness made by exchange for, or out of the proceeds of, Refinancing Indebtedness not prohibited by Section 4.9;

(xvii)payments as part of, or to enable another Person to make, an “applicable high yield discount obligation” catch-up payment;

(xviii)Restricted Payments to purchase, redeem, defease or otherwise acquire or retire for value subordinated Indebtedness in an amount not to exceed the greater of $165.0 million and 30.0% of LTM Consolidated Adjusted EBITDA;

(xix)(x) Restricted Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Parent and/or any capital contribution in respect of Qualified Capital Stock of the Parent or any Restricted Subsidiary, (y) Restricted Payments as a result of the conversion of all or any portion of any subordinated Indebtedness into Qualified Capital Stock of the Parent and (z) to the extent constituting a Restricted Payment, payment-in-kind interest with respect to any subordinated Indebtedness that is not prohibited to be incurred by Section 4.9;

(xx)(x) with respect to any taxable period for which the Parent and/or any of its Restricted Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or non-U.S. tax purposes of which a direct or indirect parent of the Parent is the common parent, or for which the Parent is a disregarded entity for U.S. federal income tax purposes that is wholly-owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state, local or foreign tax purposes, Restricted Payments to any direct or indirect parent of the Parent in an amount not to exceed the amount of any U.S. federal, state, local and/or non-U.S. income taxes that the Parent and/or its Restricted Subsidiaries that are members of such income tax group, as applicable, would have paid for such taxable period had the Parent and/or its Restricted Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group less any amounts paid directly by the Parent and such Restricted Subsidiaries with respect to such taxes; and (y) Restricted Payments where the proceeds of which are used by any Parent Entity to pay (1) its general overhead and compliance costs and expenses (including corporate overhead and similar costs and expenses (including administrative, legal, audit, accounting, tax and other reporting and similar costs and expenses)) that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractors of the Parent or any Parent Entity, in their capacities as such, attributable to the ownership or operations of any Parent Entity, the Parent and its Restricted Subsidiaries, (3) fees, expenses and other amounts (A) due and payable by the Parent or its Restricted Subsidiaries and (B) otherwise permitted to be paid by the Parent and its Restricted Subsidiaries under this Indenture, (4) its costs, expenses and liabilities in connection with any litigation or arbitration attributable to the ownership or operations of the Parent and its Restricted Subsidiaries and (5) payments that would otherwise be permitted to be paid directly by the Parent or its Restricted Subsidiaries pursuant to Section 4.12;

(xxi)[reserved];

(xxii)the making of additional Restricted Payments in an amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Parent elects to apply to this clause (xxii) (plus, without duplication of amounts referred to in this clause (xxii), in an amount equal to the Net Proceeds from a disposition of property or assets acquired after the Issue Date, if the acquisition of such property or assets was financed with the Available Excluded Contribution Amount up to the amount of such Available Excluded Contribution Amount);

(xxiii)so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Parent or its Restricted Subsidiaries issued in accordance with Section 4.9; and

(xxiv)the repurchase, redemption or other acquisition or retirement for value of any subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under Section 3.8 and Section 4.13; provided that, prior thereto, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value.

The amount of any Restricted Payment (other than Cash) shall be the Fair Market Value, as determined in good faith by the Parent of the assets or securities proposed to be transferred or issued by the Parent pursuant to such Restricted Payment. For the avoidance of doubt, any payment on account of any Indebtedness convertible into or exchangeable for Capital Stock shall be deemed not to be a Restricted Payment. For purposes of determining compliance with this Section 4.8, in the event that a

Restricted Payment meets the criteria of more than one of the categories described in clauses (i) through (xxiv) of this Section 4.8(b), including Section 4.8(a) or the definition of “Permitted Investments,” the Issuer will be permitted to classify such Restricted Payment and later reclassify all or a portion of such Restricted Payment in any manner that complies with this Section 4.8. In addition, a Restricted Payment need not be permitted solely by reference to one provision permitting such Restricted Payment but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.8 permitting such Restricted Payment.

Section 4.9Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock.

(a)The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur”), any Indebtedness or issue any Disqualified Stock, and the Parent will not permit any of its Non-Guarantor Subsidiaries to issue any Preferred Stock; provided, however, that the Parent or any Restricted Subsidiary may incur Indebtedness or issue Disqualified Stock and any Non-Guarantor Subsidiary may issue Preferred Stock if either: (i) the Total Leverage Ratio does not exceed 4.25 to 1.00 or (ii) the Interest Coverage Ratio is not less than 2.00 to 1.00, in each case on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period; provided that the aggregate principal amount of Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to this Section 4.9(a) and Section 4.9(b)(xxxv)(B) at any time outstanding shall not exceed the greater of $270.0 million and 50.0% of LTM Consolidated Adjusted EBITDA.

(b)Section 4.9(a) shall not prohibit the incurrence of any of the following items of Indebtedness and issuance of the following items of Disqualified Stock and Preferred Stock (collectively, “Permitted Debt”):

(i)Indebtedness of the Parent and its Restricted Subsidiaries incurred under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) not to exceed the sum of (a)(I) $1.5 billion plus (II) EUR 700 million, plus (b) the greater of (x) $540.0 million and (y) 100.0% of LTM Consolidated Adjusted EBITDA;

(ii)Indebtedness of the Parent or any Restricted Subsidiary existing, or pursuant to commitments existing (or anticipated), on the Issue Date (other than Indebtedness deemed incurred in clause (i));

(iii)Indebtedness of the Issuer and the Note Guarantors represented by the Notes to be issued on the Issue Date and the Note Guarantees (including any future Note Guarantees);

(iv)Indebtedness of any Joint Venture or Indebtedness of the Parent or any Restricted Subsidiary incurred on behalf of any Joint Venture or any Note Guarantees by the Parent or any Restricted Subsidiary of Indebtedness of any Joint Venture in an aggregate outstanding principal amount (together with any Refinancing Indebtedness outstanding pursuant to clause (xvi) in respect thereof) for all such Indebtedness not to exceed at any time the greater of $135.0 million and 25.0% of LTM Consolidated Adjusted EBITDA;

(v)Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out or similar obligations), or payment obligations in respect of any non-compete, consulting or similar arrangements, in each case incurred in connection with any disposition not prohibited by this Indenture, any acquisition or other Investment not prohibited by this Indenture or consummated prior to the Issue Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Parent or any such Restricted Subsidiary pursuant to any such agreement;

(vi)Indebtedness of the Parent or any Restricted Subsidiary (A) pursuant to tenders, statutory obligations (including health, safety and environmental obligations), bids, leases, governmental contracts, trade contracts, surety, indemnity, stay, customs, judgment, appeal, performance, completion and/or return of money bonds or guaranties or other similar obligations incurred in the ordinary course of business (which shall be deemed to include any judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith and not constituting an Event of Default under Section 6.1(f)) and (B) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(vii)Indebtedness in respect of Permitted Treasury Arrangements and all netting services, overdraft protections, treasury, depository, pooling and other cash management arrangements, including, in all cases, incentive, supplier finance or similar programs and in connection with deposit accounts;

(viii)(A) Guarantees by the Parent or any Restricted Subsidiary of the obligations of suppliers, customers, franchisees, licensees, sublicensees and cross-licensees in the ordinary course of business, (B) Indebtedness (1) incurred in the ordinary course of business in respect of obligations of the Parent or any Restricted Subsidiary to pay the deferred purchase price of property or services or progress payments in connection with such property and services or (2) consisting of obligations under deferred purchase price or other similar arrangements incurred in connection with acquisitions or any other Investment expressly not prohibited by this Indenture and (C) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(ix)Guarantees (including any co-issuance) by the Parent or any Restricted Subsidiary of Indebtedness or other obligations of the Parent or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 4.9 or other obligations not prohibited by this Indenture;

(x)Indebtedness of the Parent or any Restricted Subsidiary to the Parent or any other Restricted Subsidiary; provided that all such Indebtedness of the Issuer or any Note Guarantor to any Restricted Subsidiary that is not the Issuer or a Note Guarantor must be expressly subordinated to the obligations of the Issuer or such Note Guarantor under the Notes and the Note Guarantees, as applicable;

(xi)Indebtedness of the Parent or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license, sublicense or similar agreements entered into in the ordinary course of business;

(xii)Indebtedness of the Parent or any Restricted Subsidiary consisting of (A) the financing of insurance premiums, (B) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (C) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(xiii)Indebtedness of the Parent or any Restricted Subsidiary (i) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement thereof which in aggregate does not exceed (together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (xvi) of this paragraph) the greater of $85.0 million and 15% of Consolidated Adjusted EBITDA at any time, (ii) with respect to Finance Leases which existed on or prior to the Issue Date (and any replacement thereof to the extent not exceeding the amount of the Finance Lease being replaced or refinanced or, if greater, the amount of such Finance Lease on the Issue Date) and (iii) with respect to any other Finance Lease or vendor finance not permitted by the preceding paragraphs in relation to (x) vehicles, plant, equipment or computers, the aggregate capital element of all rentals under such other Finance Leases and agreements in an aggregate outstanding principal amount (together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (16) of this paragraph) not to exceed the greater of $85.0 million and 15.0% of LTM Consolidated Adjusted EBITDA and (y) real estate (or any other assets not otherwise referred to in clause (x) above), the aggregate capital element of all rentals under such other Finance Leases and agreements not to exceed

(together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (xvi) of this paragraph) the greater of $110.0 million and 20% of LTM Consolidated Adjusted EBITDA;

(xiv)Indebtedness (x) of any Person that becomes a Restricted Subsidiary or that is acquired, or is merged with or into or consolidated or amalgamated with, the Parent or a Restricted Subsidiary, or that is assumed by the Parent or any Restricted Subsidiary in connection with an acquisition or (y) of the Parent or any Restricted Subsidiary in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, an acquisition (whether through the direct purchase of assets or the purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets, or otherwise) or other Investment not prohibited by this Indenture after the Issue Date; provided that (i) in the case of clause (x) only, such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or was acquired, or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof and (ii) in the case of clause (y) only, on the date of such incurrence and after giving effect thereto on a pro forma basis, either (A) the Interest Coverage Ratio (1) would be at least 2.00 to 1.00 or (2) would be equal to or greater than such Interest Coverage Ratio immediately prior to such incurrence calculated on a Pro Forma Basis, (B) the Total Leverage Ratio (1) would be no higher than 4.25 to 1.00 or (2) would be equal to or lower than such Total Leverage Ratio immediately prior to such incurrence, calculated on a Pro Forma Basis or (C) the aggregate outstanding principal amount of such Indebtedness (together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (xvi) of this paragraph) does not exceed the greater of $45.0 million and 8.0% of LTM Consolidated Adjusted EBITDA;

(xv)(i) Indebtedness of any Subsidiary organized in China incurred under a Local Facility, so long as (x) no such Indebtedness is guaranteed by Subsidiaries other than Subsidiaries organized in China, (y) to the extent secured, such Indebtedness is only secured by assets of Subsidiaries organized in China and (z) such Indebtedness is incurred in the ordinary course of business and (ii) Indebtedness of any Foreign Subsidiary under a Local Facility incurred for working capital purposes;

(xvi)Refinancing Indebtedness incurred by the Parent or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness that was permitted by this Indenture to be incurred under Section 4.9(a) or clauses (ii), (iii), (iv), (xiii), (xiv), (xviii), (xx), (xxi) or (xxxvi) of this (b) or this clause (xvi) or, solely to the extent of the excess (if any) of the amount of Indebtedness incurred and outstanding under clauses (i) or (xxxv), as applicable, prior to the applicable refinancing over the maximum aggregate amount permitted to be incurred and outstanding under clauses (i) or (xxxv), as applicable, at the time of such refinancing, clauses (i) or (xxxv) of this Section 4.9(b);

(xvii)endorsement of instruments or other payment items for collection or deposit in the ordinary course of business;

(xviii)Indebtedness in respect of any letter of credit facility in an aggregate amount (together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (xvi) above) at any time outstanding not to exceed the greater of $55.0 million and 10.0% of LTM Consolidated Adjusted EBITDA;

(xix)Indebtedness of the Parent or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(xx)Indebtedness of the Parent or any Restricted Subsidiary in an aggregate outstanding principal amount (together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (xvi) above) at any time outstanding not to exceed the greater of $220.0 million and 40.0% of LTM Consolidated Adjusted EBITDA;

(xxi)Indebtedness of the Parent or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of any capital contributions or other proceeds received by the Parent in cash or cash equivalents (A) from the issuance or sale of its Qualified Capital Stock of the

Parent or (B) in the form of any cash contribution to the common equity of the Parent, in each case after the Issue Date, and in each case other than (1) any proceeds received from the sale of Capital Stock to, or contributions from, the Parent or any of its Restricted Subsidiaries, (2) to the extent the relevant proceeds have otherwise been applied to make Restricted Payments hereunder and (3) any Available Excluded Contribution Amount;

(xxii)Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Parent or any Restricted Subsidiary in respect of workers’ compensation claims (or other Indebtedness in respect of reimbursement type obligations regarding workers’ compensation claims), unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(xxiii)Indebtedness of the Parent or any Restricted Subsidiary representing (A) deferred compensation to Permitted Payees in the ordinary course of business and (B) deferred compensation or other similar arrangements in connection with any acquisition or other Investment not prohibited by this Indenture;

(xxiv)Indebtedness of the Parent or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any issuing bank or swingline lender to support any defaulting lender’s participation in letters of credit issued, or swingline loans made, under any Credit Facility;

(xxv)Indebtedness of the Parent or any Restricted Subsidiary supported by any letter of credit issued under Credit Facilities or under any other letter of credit facility or any other letters of credit, bank guarantees, bankers acceptances or other similar instruments required by customers, suppliers, landlords, regulators or Governmental Authority or otherwise in the ordinary course of business;

(xxvi)unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Parent or any Restricted Subsidiary in the ordinary course of business;

(xxvii)without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest, payment in kind interest and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Parent or any Restricted Subsidiary;

(xxviii)customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(xxix)(A) Indebtedness in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms and (B) the incurrence of Indebtedness attributable to the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to any acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms of this Indenture;

(xxx)obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any subsidiary of the Parent to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(xxxi)Indebtedness arising under a Qualified Receivables Facility;

(xxxii)obligations in respect of performance and surety bonds and completion guarantees or similar obligations provided by the Parent or any Restricted Subsidiary of the Parent in each case in the normal course of business (whether or not consistent with past practice);

(xxxiii)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five business days of notice of its incurrence;

(xxxiv)Indebtedness incurred in connection with any Sale Leaseback (provided that the Net Proceeds thereof are used as set forth in Section 4.13);

(xxxv)Indebtedness of the Parent or any of its Restricted Subsidiaries, on a Pro Forma Basis after giving effect to the application of the proceeds thereof (without netting the cash proceeds thereof, but giving effect to any related Subject Transaction) and to any relevant Subject Transaction, (A) if such Indebtedness is secured by Lien ranking pari passu with the Lien securing the Notes on the Collateral, the Secured Leverage Ratio does not exceed 4.00:1.00 and (B) if such Indebtedness is not secured by Liens on the Collateral or secured by a Lien on the Collateral on a junior basis to the Liens securing the Notes, at the election of the Parent, either (1) the Total Leverage Ratio does not exceed 4.25 to 1.00 or (2) the Interest Coverage Ratio is not less than 2.00 to 1.00; provided that the aggregate principal amount of Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to Section 4.9(a) and this subclause (B) at any time outstanding shall not exceed the greater of $270.0 million and 50.0% of LTM Consolidated Adjusted EBITDA; and

(xxxvi)Indebtedness of Non-Guarantor Subsidiaries in an aggregate outstanding principal amount under this clause (xxxvi) (together with any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (xvi) of this paragraph) at any time outstanding not to exceed the greater of $135.0 million and 25.0% of LTM Consolidated Adjusted EBITDA.

(c)For purposes of determining compliance with this Section 4.9, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxxvi) of Section 4.9(b) , or is entitled to be incurred pursuant to Section 4.9(a), the Issuer shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.9. Indebtedness permitted by this Section 4.9 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.9 permitting such Indebtedness. Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on Section 4.9(b)(i) hereof.

(d)In addition, for purposes of determining compliance with this Section 4.9, the Parent or the applicable Restricted Subsidiary may elect to treat all or any portion of the commitment under any Indebtedness (including with respect to any revolving loan commitment) as being incurred at the time of such commitment, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed to be an incurrence at such subsequent time.

Section 4.10Liens. Prior to a Fall Away Event, the Parent shall not, and shall not permit any of the other Note Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except a Permitted Lien) of any kind securing indebtedness (any such Lien, an “Initial Lien”) on any asset now owned or hereafter acquired, which constitutes Collateral. Prior to a Fall Away Event, the Parent shall not, and shall not permit any of the other Note Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except a Permitted Lien) of any kind securing Indebtedness on any asset now owned or hereafter acquired, which does not constitute Collateral, unless:

(a)in the case of any Initial Lien securing an Obligation that ranks pari passu with the Notes or the Note Guarantees, effective provision is made to secure the Notes or the Note Guarantees, as the case may be, at least equally and ratably with (or on a senior basis to) the Obligations secured by such Initial Lien until such time as such Obligations are no longer secured by such Initial Lien; and

(b)in the case of any Initial Lien securing an Obligation that is subordinated in right of payment to the Notes or the Note Guarantees, effective provision is made to secure the Notes or the Note Guarantees, as the case may be, with a Lien on the same properties or assets of the Parent or such Restricted Subsidiary, as the case may be, that is prior to the Lien securing such subordinated obligation.

Any Lien created for the benefit of Holders pursuant to the last clause of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged, without any action on the part of the Holders, upon the release and discharge of the Initial Lien.

From and after the occurrence of a Fall Away Event, the Parent will not, and will not permit any Subsidiary to, incur any Lien securing Indebtedness on any Property (except a Post-Release Permitted Lien), unless the Notes or the Note Guarantees are secured equally and ratably with (or prior to) the obligations secured by such Lien. Any Lien created for the benefit of Holders pursuant to this paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged, without any action on the part of the Holders, upon the release and discharge of the Initial Lien.

Section 4.11Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(i)pay dividends or make any other distributions on its Capital Stock to the Parent or any of its Restricted Subsidiaries or pay any indebtedness owed to the Parent or any of its Restricted Subsidiaries;

(ii)make loans or advances to the Parent or any of its Restricted Subsidiaries; or

(iii)transfer any of its properties or assets to the Parent or any of its Restricted Subsidiaries.

(b)The restrictions set forth in Section 4.11(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i)agreements, including agreements governing existing Indebtedness as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(ii)this Indenture, the Notes, the Note Guarantees and the Collateral Documents;

(iii)any encumbrance or restriction pursuant to Credit Facilities or letters of credit incurred under clauses (i), (xviii), (xxiv), (xxv) or (xxxv) of Section 4.9(b) (or any Refinancing Indebtedness thereof not prohibited by this Indenture);

(iv)applicable law, rule, regulation or order, approval, license, permit or similar restriction, including under contracts with foreign governments or agencies thereof entered into in the ordinary course of business;

(v)any instrument governing Indebtedness, Capital Stock or assets of a Person acquired by the Parent or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred, or such Capital Stock was issued, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the acquisition; provided that, in the case of Indebtedness, such Indebtedness was not prohibited by the terms of this Indenture;

(vi)customary non-assignment provisions in leases, contracts and licenses entered into in the ordinary course of business;

(vii)purchase money obligations for property that impose restrictions on that property of the nature described in Section 4.11(a)(iii);

(viii)any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions, transfers, loans or advances by that Restricted Subsidiary pending its sale or other disposition;

(ix)any agreement or instrument governing Refinancing Indebtedness; provided that the restrictions contained in the agreements or instruments governing such Refinancing Indebtedness are not, in the good faith judgment of the Issuer, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(x)Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi)provisions in joint venture agreements, asset sale agreements, sale and lease-back agreements, stock sale agreements, partnership agreements, Organizational Documents and other similar agreements entered into with the approval of the Board of Directors of the Parent or otherwise in the ordinary course of business;

(xii)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xiii)restrictions in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(xiv)restrictions imposed in connection with any Qualified Receivables Facility or similar transaction permitted hereunder, including any contractual requirements of a Securitization Special Purpose Entity in connection therewith;

(xv)any agreement or instrument governing Indebtedness or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to Section 4.9, which encumbrances or restrictions (x) are not, in the good faith judgment of the Issuer, materially more restrictive, taken as a whole, than those contained in this Indenture or (y) will not, in the good faith judgment of the Issuer, affect the ability of the Issuer to make anticipated payments of principal, interest or premium on the Notes;

(xvi)restrictions by reason of customary provisions restricting assignments, subletting, licensing, sublicensing or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements, asset sale agreements, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant agreement and/or the property or assets secured by such Liens or the property or assets subject to such agreement);

(xvii)restrictions contained in documents governing Indebtedness of any Non-Guarantor Subsidiary not prohibited by this Indenture (solely to the extent relating to the assets or Capital Stock of such Restricted Subsidiary);

(xviii)provisions restricting the granting of a security interest in IP Rights contained in licenses, sublicenses or cross-licenses by the Parent and its Restricted Subsidiaries of such IP Rights, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such IP Rights);

(xix)restrictions in any Hedge Agreement, any agreement relating to Banking Services and/or any agreement relating to Permitted Treasury Arrangements; and

(xx)other restrictions or encumbrances which would (in the judgment of the Issuer) not reasonably be expected to result in a material adverse effect on the Issuer’s ability to make payments on the Notes.

Section 4.12Transactions with Affiliates.

(a)The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of $45.0 million and 7.5% of LTM Consolidated Adjusted EBITDA, unless:

(i)the Affiliate Transaction is on terms that are not substantially less favorable to the Parent or such Restricted Subsidiary, as the case may be (as determined by the Issuer in good faith), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; and

(ii)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $200.0 million, such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Parent.

(b)The following items shall be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.12(a) hereof:

(i)any transaction between or among the Parent or one or more Restricted Subsidiaries;

(ii)any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Parent or any Restricted Subsidiary;

(iii)(A) any collective bargaining, employment, indemnification, expense reimbursement or severance agreement or compensatory (including profit sharing) arrangement entered into by the Parent or any Restricted Subsidiary with any Permitted Payee, (B) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Permitted Payee and (C) payments or other transactions pursuant to any management equity plan, employee compensation, benefit plan, stock option plan or arrangement, equity holder arrangement, supplemental executive retirement benefit plan, any health, disability or similar insurance plan, or any employment contract or arrangement which covers any Permitted Payee and payments pursuant thereto;

(iv)(A) any Restricted Payment or Investment permitted by this Indenture, (B) any transaction specifically permitted by clauses (v), (xxiii) and (xxvi) of Section 4.9(b) or by the second paragraph under Section 4.11, (C) any Permitted Reorganization and (D) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Indenture and payments pursuant hereto;

(v)the existence of, or performance by the Parent or any Restricted Subsidiary of their obligations under the terms of, any transaction or agreement in existence on the Issue Date, and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not materially (A) adverse to the Holders of the Notes or (B) more disadvantageous to the Holders of the Notes than the relevant transaction in existence on the Issue Date, as applicable;

(vi)(A) transactions with a Person that is an Affiliate of the Parent solely because the Parent or any Restricted Subsidiary owns, directly or indirectly through a Restricted Subsidiary, Capital Stock in, or controls, such Person or Controls such Person, (B) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Parent or any Restricted Subsidiary and (C) transactions with Affiliates solely in their capacity as Holders of Indebtedness or Capital Stock of the Parent or any of its Restricted Subsidiaries, where such Affiliates receive the same consideration as non-Affiliates in such transactions;

(vii)any transaction or transactions approved by a majority of the disinterested members of the Board of Directors of the Parent at such time;

(viii)Guarantees not prohibited by Section 4.8 or Section 4.9;

(ix)[reserved];

(x)(A) the payment of customary compensation and fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, current and former members of the Board of Directors, officers, employees, members of management, managers, consultants and independent contractors of the Parent or any of its Restricted Subsidiaries; or (B) issuances or sales of Qualified Capital Stock of the Parent to Affiliates or employees of or consultants to the Parent;

(xi)transactions with customers, clients, suppliers, licensees, Joint Ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (A) fair to the Parent or the applicable Restricted Subsidiary in the good faith determination of the Issuer or (B) on terms not substantially less favorable to the Parent and/or its applicable Restricted Subsidiary as might reasonably be obtained from a Person other than an Affiliate;

(xii)the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any shareholder agreement and the existence or performance by the Parent or any Restricted Subsidiary of its obligations under any such registration rights or shareholder agreement;

(xiii)(A) any purchase by the Parent of the Capital Stock of (or contribution to the equity capital of) the Parent and (B) any intercompany loans made by Parent to the Parent or any Restricted Subsidiary;

(xiv)any transaction in respect of which the Parent or any Restricted Subsidiary delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not substantially less favorable to the Parent or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(xv)payments to or from, and transactions with, an Unrestricted Subsidiary in the ordinary course of business (including, any cash management or administrative activities related thereto);

(xvi)any lease entered into between the Parent or any Restricted Subsidiary, as lessee, and any Affiliate of the Parent, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by a majority of the disinterested members of the board of directors or senior management of the Parent in good faith;

(xvii)transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium;

(xviii)transactions effected in connection with a Qualified Receivables Facility, including any customary transactions with (including any investment in or related to) any Receivables Entity; and

(xix)any employment agreement or benefit or similar plan entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business of the Parent or such Restricted Subsidiary.

Section 4.13Asset Sales.

(a)The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)the Parent (or its Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (determined, for purposes of this subclause (i), by the Parent or, in the case of any asset(s) valued in excess of $300.0 million, by the Board of Directors of the Parent) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Parent or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A)any Indebtedness or other liabilities of the Parent or any Restricted Subsidiary, as shown on the most recent consolidated balance sheet of the Parent (or in the notes thereto), or if the incurrence of such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Parent (other than Indebtedness or other liabilities that are expressly subordinated in right of payment to the Notes and the Note Guarantees (“Subordinated Debt”) or that are owed to the Parent or any Restricted Subsidiary) (i) that is assumed by the transferee of any such assets pursuant to an agreement that releases the Parent or such Restricted Subsidiary from further liability, (ii) that is discharged by the transferee in a transaction pursuant to which neither the Parent nor any Restricted Subsidiary has any liability following such Asset Sale or (iii) that is otherwise cancelled or terminated in connection with such Asset Sale;

(B)any securities, notes, other obligations or assets received by the Parent or any Restricted Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents, within 180 days after the consummation of the applicable Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(C)any Designated Non-Cash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Non-Cash Consideration previously received and then outstanding, does not exceed at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of $135.0 million or 25.0% of LTM Consolidated Adjusted EBITDA;

(D)future payments to be made in cash or Cash Equivalents owed to the Parent or a Restricted Subsidiary in the form of licensing, royalty, earnout or milestone payment (or similar deferred cash payments); and

(E)the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Asset Sale.

(b)Within 450 days after the receipt of any Net Proceeds from an Asset Sale, the Parent or the applicable Restricted Subsidiary may apply the Asset Sale Prepayment Percentage of the Net Proceeds from such Asset Sale:

(i)to repay (x) secured Indebtedness and other Obligations under the Credit Agreement and, if the Indebtedness repaid under the Credit Agreement is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, (y) Indebtedness and other Obligations under the Notes or any Pari Passu Indebtedness (other than the Credit Agreement) and, if the Pari Passu Indebtedness being repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto (provided that if such Net Proceeds are applied to repay such Pari Passu Indebtedness under this subclause (y), the Issuer shall equally and ratably reduce obligations under the Notes in accordance with Section 3.7 hereof, through privately negotiated transactions or open market purchases (in each case, provided that such purchases are at or above 100% of the principal amount thereof), or by making an offer (in accordance with Section 4.13(c)) to all Holders to purchase, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of Notes) or (z) (I) other Indebtedness of a Non-Guarantor Subsidiary, so long as the relevant assets were assets of such Subsidiary or (II) if the assets sold were not Collateral, any Indebtedness (other than Subordinated Debt) of the Parent or any Restricted Subsidiary;

(ii)to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business or the minority interest of any Permitted Business;

(iii)to make payments with respect to the acquisition or license of intellectual property rights that are used in a Permitted Business;

(iv)to make a capital expenditure in or that is useful in a Permitted Business;

(v)to retire Notes (x) pursuant to Section 3.7 hereof, (y) through privately negotiated transactions or open market purchases or (z) by making an offer to purchase Notes in accordance with Section 4.13(c); or

(vi)to acquire other assets (other than Cash and Cash Equivalents) that are used or useful in a Permitted Business;

provided that (1) a binding commitment to apply any Net Proceeds from an Asset Sale as set forth in clauses (ii), (iii), (iv) or (vi) of this Section 4.13(b) shall be treated as a permitted application of the Asset Sale Prepayment Percentage of such Net Proceeds from the date of such commitment so long as the Parent or any of its Restricted Subsidiaries enters into such commitment with the good faith expectation that the Asset Sale Prepayment Percentage of such Net Proceeds will be applied to satisfy such commitment within 180 days of the end of such 450-day period (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Asset Sale Prepayment Percentage of such Net Proceeds are applied in connection therewith, then the Parent or such Restricted Subsidiary shall be permitted to apply the Asset Sale Prepayment Percentage of such Net Proceeds in any manner set forth above before the expiration of such 180-day period and, in the event the Parent or such Restricted Subsidiary fails to do so, then the Asset Sale Prepayment Percentage of such Net Proceeds shall constitute Excess Proceeds (as defined below) and (2) the Parent may elect to deem certain expenditures (including Investments) that would otherwise be permissible reinvestments but that occurred prior to the receipt of the applicable Net Proceeds as having been reinvested in accordance with the provisions of this Section 4.13, but only to the extent such deemed expenditure (or Investment) shall have been made no earlier than the earlier of the execution of a definitive agreement with respect to such Asset Sale or the consummation thereof.

Notwithstanding anything in this Section 4.13 to the contrary, (x) the Parent shall not be required to apply any amount that would otherwise be required to be applied pursuant to this Section 4.13 to the extent that the Asset Sale is consummated by any Foreign Subsidiary for so long as the Parent determines in good faith that the repatriation to the Parent of any such amount would be prohibited or delayed (beyond the time period during which such application is otherwise required to be made pursuant hereto) under any Requirements of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (including on account of financial assistance, corporate benefit, thin capitalization, capital maintenance or similar considerations); it being understood and agreed that (i) solely within 450 days following the event giving rise to the relevant Net Proceeds, the Parent shall take all commercially reasonable actions required by applicable Requirements of Law to permit such repatriation and (ii) if such repatriation is permitted under the applicable Requirements of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 450 days following the event giving rise to the relevant Net Proceeds, the relevant Foreign Subsidiary will promptly repatriate the relevant Net Proceeds, and the repatriated Net Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Net Proceeds, as a result thereof, by the Parent or its Subsidiaries, and any Affiliates or indirect or direct equity owners of the foregoing) as required by this Section 4.13 (without giving regard to this paragraph), (y) the Parent shall not be required to apply any amount that would otherwise be required to be applied pursuant to this Section 4.13 to the extent that the relevant Net Proceeds are generated by any Joint Venture (including any Subsidiary that is not a Wholly-Owned Subsidiary) or the relevant Net Proceeds are received by any Joint Venture (including any Subsidiary that is not a Wholly-Owned Subsidiary) for so long as the Parent determines in good faith that the distribution to the Parent of such Net Proceeds would be prohibited under any applicable (I) Organizational Documents (or any relevant shareholders’ or similar agreement) governing such Joint Venture, (II) agreement or instrument (including a financing arrangement) entered into with a Person other than the Parent or a Restricted Subsidiary, or (III) judgment, decree, order, statute or governmental rule or regulation; it being understood that if the relevant prohibition ceases to exist within the 450-day period following the event giving rise to the relevant Net Proceeds, the relevant Joint Venture will promptly distribute the Net Proceeds and the Net Proceeds will be promptly (and in any event not later than ten Business Days after such distribution) applied (net of additional Taxes payable or reserved against as a result thereof) as required by this Section 4.13. In addition, if the Parent determines in good faith that the repatriation (or other intercompany distribution) to the Parent of any amounts required to be applied by this Section 4.13 would result in material and adverse tax consequences for the Parent or any of its Subsidiaries, Affiliates or indirect or direct equity owners, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as determined by the Parent in good faith, the amount the Parent shall be required to apply as set forth in this Section 4.13 shall be reduced by the Restricted Amount; provided that to the extent that the repatriation (or other intercompany distribution) of any Net Proceeds from the relevant Foreign Subsidiary would no longer have a material and adverse tax consequence within the 450-day period following the event giving rise to the Net Proceeds, an amount equal to the Net Proceeds not previously applied pursuant to this Section 4.13(b) shall be promptly applied as otherwise required by this Section 4.13 (without regard to this paragraph).

Pending application of an amount equal to Net Proceeds pursuant to this Section 4.13, the Parent or a Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c)The Asset Sale Prepayment Percentage of Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.13(b) hereof shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $300.0 million, the Issuer will make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other Pari Passu Indebtedness that may be purchased out of the amount of such Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of principal amount plus accrued and unpaid interest to, but not including, the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer (“Declined Asset Sale Proceeds”), the Parent and its Restricted Subsidiaries may use the amount of such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other Pari Passu Indebtedness will be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds that resulted in the requirement to make an Asset Sale Offer shall be reset to zero. (regardless of whether there are any remaining Excess Proceeds upon such completion). Upon consummation or expiration of any Asset Sale Offer, any remaining Net Proceeds shall not be deemed Excess Proceeds and the Parent may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.

(d)The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations to the extent that such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.14Additional Note Guarantees.

(a)To the extent any one of the Parent’s Subsidiaries that is not the Issuer nor a Note Guarantor as of the Issue Date is a borrower or a guarantor under the Credit Agreement as of such date, the Issuer shall use commercially reasonable efforts to cause such Subsidiary to execute and deliver to the Trustee a notation of Note Guarantee substantially in the form of Exhibit B hereto (subject to the Agreed Guarantee Principles), pursuant to which such Subsidiary shall unconditionally Guarantee, on a senior secured basis, all of the Issuer’s obligations under the Notes and this Indenture on the terms set forth in this Indenture within 120 days after the Issue Date. Thereafter, such Subsidiary shall be a Note Guarantor for all purposes hereof until such Note Guarantee is released in accordance herewith.

(b)If any one of the Parent’s Restricted Subsidiaries (other than an Excluded Subsidiary) that is not the Issuer or a Note Guarantor (i) Guarantees any Indebtedness of the Parent or is a guarantor under any syndicated Credit Facility or Capital Markets Indebtedness of the Issuer or a Guarantor after the Issue Date, or (ii) becomes a borrower or guarantor under the Credit Agreement after such date, that Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee and a notation of Note Guarantee substantially in the form of Exhibit B hereto (subject to the Agreed Guarantee Principles), pursuant to which such Subsidiary shall unconditionally Guarantee, on a senior secured basis, all of the Issuer’s obligations under the Notes and this Indenture on the terms set forth in this Indenture and (ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and notation of Note Guarantee has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. The failure to grant any such Guarantee by such date shall not be a Default or an Event of Default hereunder, provided the Issuer and the Note Guarantors shall have used their commercially reasonably efforts to do so. Thereafter, such Subsidiary shall be a Note Guarantor for all purposes hereof until such Note Guarantee is released in accordance herewith.

(c)Notwithstanding the foregoing, the supplemental indenture and notation of Note Guarantee may be modified in respect of any Note Guarantor organized outside of the United States of America and Canada as necessary or appropriate to (1) comply with applicable law, (2) avoid any general legal limitations such as general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, “thin capitalization” rules, retention of title claims or similar matters or (3) avoid a conflict with the fiduciary duties of such company’s directors, contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for any officers or directors (collectively referred to as “Agreed Guarantee Principles”), in each case as determined by the Issuer in its sole discretion.

Section 4.15Designation of Restricted and Unrestricted Subsidiaries.

(a)The Parent’s Board of Directors may designate any Restricted Subsidiary (other than the Issuer) to be an Unrestricted Subsidiary if that designation would not cause a Default. Any designation of a Subsidiary as an Unrestricted Subsidiary will be deemed to be a designation of each of such entity’s Subsidiaries as Unrestricted Subsidiaries. Following the Issue Date, if a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments (calculated after giving effect to any concurrent transactions) owned by the Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.8 hereof or under one or more of the clauses of the definition of “Permitted Investments,” as determined by the Parent. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Parent’s Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default; provided that such redesignation will be deemed to be an incurrence of Indebtedness and, if applicable, an incurrence of related Liens by a Restricted Subsidiary of the Parent of any outstanding Indebtedness and, if applicable, related Liens of such Unrestricted Subsidiary and such redesignation will only be permitted if such Indebtedness and, if applicable, related Liens are permitted under Section 4.9 hereof and, if applicable, Section 4.10 hereof (other than clause (14) under the definition of “Permitted Liens”), calculated, if applicable, on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period.

Section 4.16Stay, Extension and Usury Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Issuer from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and the Issuer (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenant that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.17Notice of Default. In the event that any Default or Event of Default under Section 6.1 hereof shall occur and be continuing, the Issuer shall give written notice of such Default or Event of Default to the Trustee promptly after it becomes aware of the same (which shall be no later than 20 Business Days after becoming aware of such Default or Event of Default), unless such Default or Event of Default shall have been cured or waived during such 20-Business Day period.

Section 4.18Payment of Additional Amounts.

(a)All payments made by or on behalf of any successor to the Issuer that is organized or incorporated in a jurisdiction outside the United States under or with respect to the Notes, or by or on behalf of any Note Guarantor under or with respect to any Note Guarantee (each such Person, a “Payor”) will be made free and clear of any withholding or deduction for or on account of any tax, duty, levy, impost, assessment or other governmental charge of whatever nature (collectively, “Tax”) imposed or levied by or on behalf of any jurisdiction in which such Payor is organized, resident or carrying on business for tax purposes or from or through which such Payor makes any payment on the Notes or its Note Guarantee or any department or political subdivision of any of the foregoing, other than the United States, any state thereof or the District of Columbia (each, a “Relevant Taxing Jurisdiction”), unless the Payor (or an applicable withholding agent) is required to withhold or deduct Taxes by applicable law. If the Payor (or an applicable withholding agent) is required by law to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to any Notes or Note Guarantee, the Payor, subject to the exceptions listed below, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder or beneficial owner of the Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the Holder or beneficial owner would have received if such Taxes had not been required to be so withheld or deducted.

(b)A Payor will not, however, pay Additional Amounts to a Holder or beneficial owner of Notes:

(i)to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the existence of any present or former connection between the Holder or beneficial owner (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than any connection resulting solely from the acquisition, ownership, holding or disposition of Notes, the receipt of payments thereunder or under any Note Guarantee and/or the exercise or enforcement of rights under any Notes or any Note Guarantee);

(ii)to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the Holder or beneficial owner of Notes, following the Issuer’s or the Payor’s written request addressed to the Holder, to the extent such Holder or beneficial owner is legally eligible to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii)with respect to any Taxes payable other than by withholding or deduction from payments under or with respect to the Notes;

(iv)with respect to any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property tax or any similar Taxes;

(v)to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the Holder or beneficial owner of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(vi)to the extent the Taxes giving rise to such Additional Amounts are U.S. federal withholding taxes imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, official interpretations or administrative authority promulgated thereunder and any agreements entered into pursuant to Section 1471(b)(1) of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and, for the avoidance of doubt, any intergovernmental agreement (and related legislation, rules or practices) implementing the foregoing (taken together, “FATCA”), except to the extent that such Taxes result from a failure of any Paying Agent to comply with FATCA;

(vii)with respect to any Taxes imposed by France if such Taxes are imposed solely because a payment is made to a Holder or beneficial owner of notes being established, incorporated or acting through an office located in a non-cooperative state or territory (Etat ou territoire non coopératif) as set out in the list referred to in article 238-0 A of the French Code Général des impôts, as such list may be amended from time to time or because this payment is made on an account opened in the name of a Holder or beneficial owner of Notes in a financial institution situated in a non-cooperative state or territory;

(viii)with respect to any Taxes imposed by France if such Taxes are imposed solely because a payment is made to a Holder or beneficial owner of notes being established, incorporated or acting through an office located in a non-cooperative state or territory (Etat ou territoire non coopératif) as set out in the list referred to in article 238-0 A of the French Code Général des impôts, as such list may be amended from time to time or because this payment is made on an account opened in the name of a Holder or beneficial owner of Notes in a financial institution situated in a non-cooperative state or territory;

(ix)with respect to any Taxes imposed by France if such Taxes are imposed solely because the Payor is established in France and is required to withhold, declare and pay at source French personal income tax of a Holder or beneficial owner of notes being a French tax resident individual chargeable on interests or assimilated incomes yielding under the Notes in accordance with article 125 A of the French Code Général des impôts;

(x)with respect to any Taxes imposed by Canada, to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for (i) the Holder or beneficial owner of Notes being a person with whom the Note Guarantor is not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)), (ii) the Holder or beneficial owner of Notes being a person who is, or who does not deal at arm’s length with any person who is, a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Note Guarantor for the purposes of the thin capitalization rules in the Income Tax Act (Canada) or (iii) the Note Guarantor being a “specified entity” (as defined in subsection 18.4(1) of the Income Tax Act (Canada) as proposed in Bill C-59, which received first reading on November 30, 2023) in respect of the Holder or beneficial owner of Notes;

(xi)with respect to any Taxes imposed by Finland if such Taxes are imposed solely because the Payor is established in Finland and is required to withhold, declare and pay at source Finnish personal income tax of a Holder or beneficial owner of notes being a Finnish tax resident individual chargeable on interests or assimilated incomes yielding under the Notes in accordance with article 9 of the Finnish income tax act or the Finnish withholding tax act on interest paid to certain Finnish individuals or the Finnish act on tax prepayments; or

(xii)any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x).

Additional Amounts also shall not be paid with respect to any payment on any Note or Note Guarantee to a beneficial owner who is a fiduciary, a partnership (or entity treated as a partnership for tax purposes) or anyone other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or interest holder been the beneficial owner.

(c)The Payor or applicable withholding agent will (i) make any such withholding or deduction required by applicable law and (ii) timely remit the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. The Payor, or the applicable withholding agent, will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Payor, or the applicable withholding agent, will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Payor, such other documentation that provides reasonable evidence of such payment by the Payor or the applicable withholding agent.

(d)Where Tax is payable pursuant to Regulation 803 of the Income Tax Act (Canada) by a Holder or beneficial owner of the Notes in respect of any amount payable under the Notes or any Note Guarantee to the Holder (other than by reason of a transfer of the Notes to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of such Act), but no Additional Amount is paid in respect of such Tax, the Payor will pay as or on account of interest to the Holder an amount equal to such Tax (a “Regulation 803 Reimbursement”) plus an amount equal to any Tax required to be paid by the Holder or beneficial owner as a result of such Regulation 803 Reimbursement within 45 days after receiving from the Holder a notice containing reasonable particulars of the Tax so payable, provided such Holder or beneficial owner would have been entitled to receive Additional Amounts on account of such Tax (and only to the extent of such Additional Amounts that such Holder or beneficial owner would have been entitled to receive) but for the fact that it is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes or any Note Guarantee.

(e)The Payor will deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts will be payable prior to the date on which such payments will be made, and the amounts so payable, and will set forth such other information necessary to enable the Trustee (or applicable paying agent) to pay such Additional Amounts to Holders on the payment date. Any such Officers’ Certificate will be delivered a reasonable amount of time in advance of when the payments in question are required to be made (unless a shorter period of time is acceptable to the Trustee). The Payor will promptly publish a notice in accordance with Section 11.2 hereof stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

(f)The Payors, jointly and severally, will reimburse the Holders or beneficial owners of Notes, upon written request of such Holder or beneficial owner of Notes and certified proof of payment for the amount of (i) any Taxes levied or imposed by a Relevant Taxing Jurisdiction and payable by such Holder or beneficial owner in connection with payments made under or with respect to the Notes or any Note Guarantee; and (ii) any Taxes levied or imposed with respect to any reimbursement under the foregoing subclause (i) or this subclause (ii), so that the net amount received by such Holder or beneficial owner after such reimbursement will not be less than the net amount such Holder or beneficial owner would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed; provided, however, that the indemnification obligation provided for in this Section 4.18(f) shall not extend to Taxes imposed for which the Holder or beneficial owner of the Notes would not have been eligible to receive payment of Additional Amounts hereunder by virtue of clauses (i) through (xi) of

Section 4.18(b) hereof, or to the extent such Holder or beneficial owner received Additional Amounts with respect to such payments.

(g)In addition, the Payor will pay any stamp, issue, registration, court, documentary, excise or other similar Taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time in respect of the execution, issuance, registration or delivery of the Notes or any Note Guarantee or any other document or instrument referred to thereunder and any such Taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time as a result of, or in connection with, (i) any payments made pursuant to the Notes or any Note Guarantee or any other such document or instrument referred to thereunder and/or (ii) the enforcement of the Notes or any Note Guarantee or any other such document or instrument referred to thereunder.

(h)The obligations described under this Section 4.18 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor Person, to any Payor and to any jurisdiction in which such successor is organized (other than the United States, any state thereof or the District of Columbia), carrying on business or is otherwise resident for Tax purposes or any jurisdiction (other than the United States, any state thereof or the District of Columbia) from or through which payment is made by such successor or its respective agents.

(i)Whenever this Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note or under any Note Guarantee, such reference includes the payment of Additional Amounts or other payments that would be payable pursuant to this Section 4.18, if applicable.

Section 4.19After-Acquired Property.

(a)Promptly following (but so long as the Credit Agreement is outstanding in no circumstance sooner than required with respect to the Credit Agreement) the acquisition by the Issuer or any Note Guarantor of any After-Acquired Property that is required to become Collateral under this Indenture or any Collateral Document or upon any new Subsidiary becoming a Note Guarantor, the Issuer or such Note Guarantor shall, subject to the Agreed Security Principles, if applicable, within 120 days (or such longer period as permitted by the Credit Agreement Collateral Agent under the Credit Agreement), and subject to the limitations set forth herein, including the remaining clauses below, (i) provide a Lien over such property consistent with the Liens granted over similar property in the applicable jurisdiction (or in the case of any jurisdiction where no Liens were previously granted, to the extent customary and reasonably achievable under applicable local law) (or, in the case of a new Note Guarantor, all of its property (other than Excluded Assets) consistent with the Liens granted over similar property in the applicable jurisdiction (or in the case of any jurisdiction where no Liens were previously granted, to the extent customary and reasonably achievable under applicable local law)) in favor of the Notes Collateral Agent and (ii) execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel as shall be necessary to vest in the Notes Collateral Agent a perfected security interest, subject only to Permitted Liens and the Perfection Requirements, in such After-Acquired Property or in the Collateral of such Note Guarantor and to have such After-Acquired Property or such Collateral (but subject to the limitations set forth in the Collateral Documents and/or otherwise in this Indenture) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property or Collateral to the same extent and with the same force and effect; provided, however, that if granting such security interest in such After-Acquired Property or Collateral requires the consent of a third party, to the extent such actions are also taken with respect to the Credit Agreement, the Issuer will use commercially reasonable efforts to obtain such consent with respect to the security interest in favor of the Notes Collateral Agent for the benefit of the Trustee and the Notes Collateral Agent on behalf of the Holders of the Notes; provided further, however, that if such third party does not consent to the granting of such security interest after the use of such commercially reasonable efforts, the Issuer or such Note Guarantor, as the case may be, will not be required to provide such security interest.

(b)Notwithstanding anything in this Indenture or the Collateral Documents to the contrary, in addition to the other exceptions and limitations described in the Collateral Documents, and notwithstanding any action that is taken in favor of the lenders and/or secured parties under the Credit Agreement, it is agreed and understood that (i) none of the Issuer or any Note Guarantor will be required to (x) take any action to grant or perfect a security interest in any asset located outside of a Covered Jurisdiction or (y) execute any security agreement, pledge agreement, mortgage, deed, charge or other collateral document governed by the laws of any jurisdiction other than a Covered Jurisdiction, (ii) none of the Issuer or any Note Guarantor will be required to take any action to perfect a security interest in the Collateral in any jurisdiction other than the jurisdiction in which the Issuer or such Note Guarantor is organized or, in the case of a security interest in equity, a Covered Jurisdiction, (iii) none of the Issuer or any Note Guarantor will be required to take any action to perfect any lien with respect to (x) any vehicle or other asset subject to a certificate of title, or any retention of title, extended retention of title rights, or similar rights and/or (y) letter-of-credit rights, in each case to the extent that a security interest therein cannot be perfected by filing a financing statement under the UCC (or similar filings in foreign jurisdictions) without the requirement to list any VIN, serial or other number, (iv) mortgages shall only be required in respect of fee-owned real property with a fair market value in excess of $50.0 million (a) as of the Issue Date, with respect to any such property owned by the Issuer or any Note Guarantor as of the Issue Date, or (b) as of the date of acquisition thereof, with respect to any such property acquired by the Issuer or any Note Guarantor after the Issue Date and, in the case of any such property located in the United States, so long as such property is not located in a flood hazard area, (v) landlord waivers, estoppels, collateral access agreements or similar rights and agreements shall not be required, (vi) the creation or perfection of any security interests through or by “control” (including control agreements) shall not be required with respect to any Collateral (other than in respect of certain material intercompany debt owing to the Issuer or any Note Guarantor (if applicable) and certificated equity interests to the extent otherwise required to be pledged, charged or assigned) and (vii) the Collateral shall not include any property for which the burden or cost (including adverse tax or regulatory consequences) of obtaining or perfecting a security interest therein would outweigh the benefit to the Holders of the Notes as determined in good faith by the Parent, so long as, in the case of clause (vii), such property does not constitute collateral for the Credit Agreement (this paragraph, the “Perfection Requirements”). The Collateral of the Issuer or any Note Guarantor organized in a Covered Jurisdiction other than the United States or Canada shall also be subject to the Agreed Security Principles.

(c)Additionally, (i) no action shall be required to create or perfect a Lien in any asset in respect of which the creation or perfection of a security interest therein would (1) be prohibited by enforceable anti-assignment provisions set forth in any contract directly relating to such asset (at the time of acquisition thereof and not incurred in contemplation thereof (except if contemplated in connection with any licensing arrangement permitted hereunder)) that is permitted or otherwise not prohibited by the terms of the indenture, (2) violate the terms of any contract directly relating to such asset (at the time of acquisition thereof and not incurred in contemplation thereof (except if contemplated in connection with any licensing arrangement permitted hereunder)) that is permitted or otherwise not prohibited by the terms of the indenture, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law or (3) trigger termination of any contract directly relating to such asset (at the time of acquisition thereof and not incurred in contemplation thereof (except if contemplated in connection with any licensing arrangement permitted hereunder)) that is permitted or otherwise not prohibited by the terms of the indenture pursuant to any “change of control” or similar provision (in each case after giving effect to any applicable anti-assignment provisions of the UCC or other applicable law), it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (other than Excluded Assets) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right, (ii) neither the Issuer nor any Note Guarantor shall be required to create or perfect a security interest in any asset to the extent the creation or perfection of a security interest in such asset would (A) be prohibited under any applicable Requirements of Law, after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such Requirements of Law and/or (B) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such consent or restriction, (iii) any joinder or supplement to the indenture, any Note Guarantee, any Collateral Document, any intercreditor agreement and/or other document executed by any Restricted Subsidiary that is required to become a Note Guarantor under Section 4.14 include such amendments as may be necessary to qualify any representation or warranty set forth in any such document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other such document and (iv) (A) none of the Issuer nor any Note Guarantor will be required to take any action required under the Federal Assignment of Claims Act or any similar law and (B) no Person with a security interest in the Collateral will be permitted to exercise any right of setoff in respect of any account maintained solely for the purpose of receiving and holding government receivables.

(d)Notwithstanding anything in this Indenture or the Collateral Documents to the contrary, so long as the Credit Agreement is outstanding, the Issuer and the Note Guarantors will not be required to grant liens on any asset in any jurisdiction where such assets can be pledged to only one secured party pursuant to local laws governing such collateral or local practice applicable to such collateral.

(e)Notwithstanding anything in this Indenture or the Collateral Documents to the contrary, the Issuer and the Note Guarantors will not be required to (i) perfect by control any security interest in deposit accounts, securities accounts, commodities accounts or similar accounts or (ii) perfect a security interest in any asset if such asset does not constitute “Collateral” (or an equivalent term) under the Credit Agreement security documents or where the Issuer and the Note Guarantors are not required to take such actions under the Credit Agreement security documents.

(f)The Agreed Security Principles and any Collateral Document may provide that the amount recoverable in respect of the Collateral provided by the Note Guarantors will be limited as necessary to (1) prevent such Collateral from being in breach of any applicable law, (2) avoid any general legal limitations such as general statutory limitations, financial assistance, corporate benefit, “thin capitalization” rules, retention of title claims or similar matters or (3) avoid a conflict with the fiduciary duties of such company’s directors, contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for any officers or directors, in each case as determined by the Issuer in its sole discretion.

(g)The limitations set forth in clauses (b) through (f) above, together with the Agreed Security Principles, are referred to as the “Applicable Collateral Limitations.”

Section 4.20No Impairment of the Security Interests. Except as otherwise permitted under this Indenture (including, for the avoidance of doubt, pursuant to a transaction otherwise permitted by this Indenture), the First Lien Intercreditor Agreement and the Collateral Documents, none of the Issuer nor any of the Note Guarantors shall be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral in favor of the Notes Collateral Agent for the benefit of the Trustee, the Notes Collateral Agent and the Holders of the Notes.

ARTICLE 5

MERGER, CONSOLIDATION OR SALE OF ASSETS

Section 5.1Merger, Consolidation or Sale of Assets.

(a)The Parent and the Issuer shall not, directly or indirectly: (1) consolidate, amalgamate, or merge with or into another Person (whether or not the Parent or the Issuer is the surviving Person) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(i)either (x) the Parent or the Issuer is the surviving Person; or (y) the Person formed by or surviving any such consolidation, amalgamation, or merger (if other than the Parent or the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized and validly existing under the laws of the U.S., any state of the U.S. or the District of Columbia or under the laws of Canada or any province thereof, the United Kingdom, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island or Switzerland;

(ii)the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Parent or the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Parent or the Issuer under the Notes or the Note Guarantee (as applicable), this Indenture and the applicable Collateral Documents;

(iii)immediately after such transaction, no Event of Default exists;

(iv)in the case of the Parent, either (a) the Parent or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Parent), or to which such sale, assignment, transfer, conveyance or other disposition has been made shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.9(a) hereof or (b) the Parent or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Parent) or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have an Interest Coverage Ratio for such Person and its Restricted Subsidiaries that would be equal to or greater than such ratio for such Person and its Restricted Subsidiaries immediately prior to such action or have a Total Leverage Ratio for such Person and its Restricted Subsidiaries that would be equal to or lower than such ratio for such Person and its Restricted Subsidiaries immediately prior to such action; and

(v)the Issuer has delivered to the Trustee an Officers’ Certificate stating that such consolidation, amalgamation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)The Parent may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(c)The Parent will not permit any Note Guarantor to, directly or indirectly, (1) consolidate, amalgamate or merge with or into another Person; or (2) sell, assign, transfer, convey or otherwise dispose (collectively, “dispose”) of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless:

(i)except in the case of a Note Guarantor (x) that has disposed of all or substantially all of its assets, whether through a merger, amalgamation, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary of the Parent, in both cases in compliance with Section 4.13 hereof, the resulting, surviving or transferee Person (if not such Note Guarantor) shall expressly assume, by a Note Guarantee agreement and applicable Collateral Documents, all the obligations of such Note Guarantor under its Note Guarantee; and

(ii)immediately after such transaction, no Event of Default exists.

(d)Notwithstanding the foregoing: (A) any Restricted Subsidiary may consolidate or amalgamate with, merge into or transfer all or part of its properties and assets to the Issuer or any Note Guarantor and (B) the Parent or the Issuer may merge or amalgamate with an Affiliate of the Parent solely for the purpose of reincorporating the Parent or the Issuer in another jurisdiction within the United States of America, any state thereof or the District of Columbia, Canada or any province thereof, the United Kingdom, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island, Singapore or Switzerland or converting the Parent or the Issuer into a limited liability company organized under the United States of America, any state thereof or the District of Columbia, Canada or any province thereof, the United Kingdom, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island, Singapore or Switzerland.

(e)Notwithstanding anything to the contrary in this Indenture, the Parent may consummate a Permitted Reorganization. If in connection with such Permitted Reorganization, a new company is created that directly or indirectly wholly owns the Parent, then, so long as such new company is an obligor on the Notes (as an issuer or guarantor), the Parent may choose to have the covenants in this Indenture apply from and after such time to such new company and its Restricted Subsidiaries, rather than to the Parent and its Restricted Subsidiaries, and all references thereafter in the Notes, this Indenture and the Collateral Documents to the Parent shall refer to such company.

Section 5.2Successor Substituted. Upon any consolidation of the Issuer with, or merger or amalgamation of the Issuer into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Issuer in accordance with Section 5.1 hereof, the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE 6

DEFAULT AND REMEDIES

Section 6.1Events of Default. Each of the following is an “Event of Default” with respect to the Notes:

(a)default in the payment of any principal of (including, without limitation, any premium, if any, on) the Notes when the same becomes due and payable (whether at maturity, upon a Redemption Date, Change of Control Purchase Date, Purchase Date or otherwise);

(b)default in the payment of any interest payable on Notes when the same becomes due and payable and the default continues for a period of 30 days;

(c)failure by the Parent or any of its Restricted Subsidiaries:

(i)to comply with the provisions of Sections 3.8, 3.14 or 4.13 of this Indenture, which failure remains uncured for 30 days after written notice to the Issuer from the Trustee or to the Issuer and the Trustee from the Holders of at least 30% in aggregate principal amount of the Notes then outstanding; or

(ii)to comply with Section 5.1 of this Indenture;

(d)the Parent or any of its Restricted Subsidiaries fails to comply with any of the other covenants contained in the Notes, the Collateral Documents or this Indenture and the default continues for 60 days (or 120 days in the case of the provisions of Section 4.3) after written notice to the Issuer from the Trustee or to the Issuer and the Trustee from the Holders of at least 30% in aggregate principal amount of the Notes then outstanding;

(e)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Parent or any of its Restricted Subsidiaries) (other than Indebtedness held exclusively by the Parent or any Restricted Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(i)is caused by a failure to pay principal when due on such Indebtedness within any applicable grace period provided in such Indebtedness (a “Payment Default”); or

(ii)results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to the greater of $110.0 million and 20.0% of LTM Consolidated Adjusted EBITDA or more;

(f)failure by the Parent or any of its Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of the greater of $110.0 million and 20.0% of LTM Consolidated Adjusted EBITDA, which judgments are not paid, discharged, stayed or subject to insurance for a period of 60 days after becoming final;

(g)any Note Guarantee by the Parent or a Significant Subsidiary ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Note Guarantor that is the Parent or a Significant Subsidiary denies or disaffirms such Note Guarantor’s obligations under this Indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice as specified in this Indenture;

(h)unless such Liens have been released in accordance with the provisions of the applicable Collateral Documents, Liens with respect to all or substantially all of the Collateral cease to be valid or enforceable, or the Issuer shall assert or any Note Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interests are invalid or unenforceable and, in the case of any such Note Guarantor, the Issuer fails to cause such Note Guarantor to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions;

(i)the Parent, the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Debtor Relief Law:

(i)commences a voluntary case or proceeding;

(ii)consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii)consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(iv)makes a general assignment for the benefit of its creditors; and

(j)a court of competent jurisdiction enters an order or decree under any Debtor Relief Law that:

(i)is for relief against the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case or proceeding;

(ii)appoints a Custodian of the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii)orders the liquidation of the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and in each case the order or decree described in this clause (j) remains unstayed and in effect for 60 consecutive days.

Any notice given pursuant to Section 6.1(d) hereof must be in writing and must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” When any Default under this Section 6.1 is cured, it ceases.

Section 6.2Acceleration. If an Event of Default (other than an Event of Default specified in clause (i) or (j) of Section 6.1 hereof with respect to the Issuer) with respect to the Notes occurs and is continuing, the Trustee may, by notice to the Issuer, or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding may, by notice to the Issuer and the Trustee, declare all unpaid principal to the date of acceleration on the Notes then outstanding (if not then due and payable) to be due and payable upon any such declaration, and the same shall become and be immediately due and payable. If an Event of Default specified in clause (i) or (j) of Section 6.1 hereof with respect to the Issuer occurs, all unpaid principal (including, without limitation, any premium, if any, then outstanding), and accrued interest, if any, on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of a majority in aggregate principal amount of Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if (a) all existing Events of Default, other than the nonpayment of the principal of Notes which has become due solely by such declaration of acceleration, have been cured or waived; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all payments due to the Trustee and any predecessor Trustee (in each of its capacities hereunder) under Section 7.6 hereof in respect of the Notes have been made. No such rescission shall affect any subsequent default or impair any right consequent thereto.

Notwithstanding anything to the contrary set forth above, a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than any Holder that is a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of such Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee. If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder providing such Noteholder Direction was, at any relevant time, in breach of its Position Representation and the Issuer provides to the Trustee (a) an Officers’ Certificate certifying that the Issuer has a good faith reasonable basis to believe that one or more Directing Holders were at any relevant time in breach of their Position Representation or their Verification Covenant and (b) evidence that the Issuer has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee such Officers’ Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Directing Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Directing Holder, the percentage of the Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity and/or security such Directing Holder may have offered or provided to the Trustee or the Notes Collateral Agent), with the effect that such Event of Default shall be deemed never to have occurred. If the Directing Holder has satisfied its Verification Covenant (and the Issuer has not determined in good faith that there is a reasonable basis to believe such Verification Covenant has not been satisfied as set forth above), then the Trustee and the Notes Collateral Agent, if applicable, shall be permitted to act in accordance with such Noteholder Direction. Notwithstanding the above, if such Directing Holder’s participation is not required to achieve the requisite level of consent of Holders required under this Indenture to give such Noteholder Direction, the Trustee and the Notes Collateral Agent, if applicable, shall be permitted to act in accordance with such Noteholder Direction notwithstanding any action taken or to be taken by the Issuer (as described above). In addition, for the avoidance of doubt, this paragraph shall not apply to any Holder that is a Regulated Bank; provided that if a Regulated Bank is a Directing Holder or a beneficial owner directing DTC, it shall provide a written representation to the Issuer that it is a Regulated Bank.

For the avoidance of doubt, each of the Trustee and the Notes Collateral Agent shall be entitled to conclusively rely on any Noteholder Direction, Position Representation, Verification Covenant, Officers’ Certificate or other document delivered to it in accordance with this Indenture, shall have no duty to monitor, investigate, verify or otherwise determine if a Holder has a Net Short Position or to inquire as to or investigate the accuracy of any Position Representation or determine whether it complies with the provisions of this Indenture, enforce compliance with any Verification Covenant, monitor any court proceedings undertaken in connection therewith, inquire if the Issuer will seek action to determine if a Directing Holder has breached its Position Representation, monitor or investigate whether any Default or Event of Default has been publicly reported, verify any statements in any Officers’ Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or staying any remedy, staying any remedy or otherwise failing to act in accordance with a Noteholder Direction as provided for herein. Neither the Trustee nor the Notes Collateral Agent shall have any liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction, or for determining whether any Holder has delivered a Position Representation, such Position Representation conforms with the requirements of this Indenture or any other agreement or any Holder is a Regulated Bank.

Each Holder by accepting a Note acknowledges and agrees that neither the Trustee nor the Notes Collateral Agent (nor any agent) shall be liable to any person for acting or refraining to act in accordance with (i) the foregoing provisions of this Section 6.2, (ii) any Noteholder Direction, (iii) any Officers’ Certificate or (iv) its duties under this Indenture, as the Trustee or the Notes Collateral Agent, if applicable, may determine in its sole discretion. Each Holder by accepting a Note consents to the delivery of its Position Representation by the Trustee to the Issuer, in accordance with the provisions of this Section 6.2, and each such Holder and subsequent purchaser of the Notes waives any and all claims, in law and/or in equity, against the Trustee and the Notes Collateral Agent and agrees not to commence any legal proceedings against the Trustee or the Notes Collateral Agent in respect of any action that the Trustee or the Notes Collateral Agent takes in accordance with the foregoing, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction.

Section 6.3Other Remedies. If an Event of Default occurs and is continuing in respect of the Notes, the Trustee may, but shall not be obligated to, pursue any available remedy by proceeding at law or in equity to collect the payment of the principal of or interest on the Notes or to enforce the performance of any provision of such Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.4Waiver of Defaults and Events of Default. Subject to Sections 6.7 and 9.2 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a Default or Event of Default in the payment of the principal of, premium, if any, or interest on any Notes when due or any Default or Event of Default in respect of any provision of this Indenture or the Notes which, under Section 9.2 hereof, cannot be modified or amended without the consent of the Holder of each Note affected (with respect to any Notes held by a non-consenting Holder). When a Default or Event of Default is waived, it is cured and ceases.

Section 6.5Control by Majority. The Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee or the Notes Collateral Agent or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that it determines conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder of Notes (it being understood that the Trustee has no duty to determine if a directed action is prejudicial to any Holders) or the Trustee , or that may involve the Trustee in personal liability unless the Trustee is offered indemnity and/or security satisfactory to it; provided, however, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. Prior to taking any such action under this Section 6.5, the Trustee or the Notes Collateral Agent, as applicable, shall be entitled to indemnification and/or security satisfactory to it against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) that may be caused by taking or not taking such action.

Section 6.6Limitations on Suits. A Holder may not pursue any remedy with respect to this Indenture or the Notes (except actions for payment of overdue principal, premium, if any, or interest) unless:

(a)the Holder gives to the Trustee written notice of a continuing Event of Default;

(b)the Holders of at least 30% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)such Holder or Holders offer to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense;

(d)the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity and/or security; and

(e)no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Notes.

Section 6.7Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, with respect to the Notes, the contractual right of any Holder of a Note to receive payment of the principal of, or interest on such Note, on or after the respective due dates expressed in such Note and this Indenture and to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.

Section 6.8Collection Suit by Trustee. If an Event of Default in the payment of principal or interest specified in clause (a) or (b) of Section 6.1 hereof occurs and is continuing with respect to the Notes, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or another obligor on the Notes for the whole amount of principal and accrued interest remaining unpaid, together with, to the extent that payment of such interest is lawful, interest on overdue principal and overdue installments of interest, in each case at a rate equal to the interest rate then in effect on such Note and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.9Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the compensation, expenses, disbursements and advances of the Trustee and the Notes Collateral Agent, and the reasonable compensation, expenses and disbursements of their agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor on the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any money or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee or the Notes Collateral Agent, their agents and counsel, and any other amounts due to the Trustee or the Notes Collateral Agent under Section 7.6 hereof, and to the extent that such payment of the compensation, expenses, disbursements and advances in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to, or, on behalf of any Holder, to authorize, accept or adopt any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10Priorities. If the Trustee or the Notes Collateral Agent (or its bailee) collect any money pursuant to this Article 6, including upon realization of the Collateral, but subject to the First Lien Intercreditor Agreement, it shall pay out the money in the following order:

First, to the Trustee (in each of its capacities hereunder) and the Notes Collateral Agent for amounts due under this Indenture, without limitation, under Section 7.6 hereof, and the other Note Documents;

Second, to Holders for amounts due and unpaid on the Notes for principal and interest ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal and interest respectively; and

Third, to the extent of any excess of such proceeds to the payment to or upon the order of the applicable Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit made by the Trustee, a suit by a Holder pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the Notes then outstanding.

Section 6.12Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.7 hereof, no right or remedy herein conferred upon or reserved to the Trustee, the Notes Collateral Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of employment of any other appropriate right or remedy.

Section 6.13Delay or Omission Not Waiver. No delay or omission of the Trustee, the Notes Collateral Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee, the Notes Collateral Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee, the Notes Collateral Agent or by the Holders, as the case may be.

ARTICLE 7

TRUSTEE

Section 7.1Duties of Trustee.

(a)If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)Except during the continuance of an Event of Default:

(A)the Trustee need perform only those duties as are specifically set forth in this Indenture and no others, and no implied covenants, duties or obligations shall be read into this Indenture against the Trustee; and

(B)in the absence of gross negligence, willful misconduct or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee, however, shall examine any certificates and opinions which by any provision hereof are specifically required to be delivered to the Trustee to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(A)this paragraph does not limit the effect of subsection (b) of this Section 7.1;

(B)the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(C)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof.

(d)No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers unless the Trustee shall have received satisfactory indemnity and/or security in its opinion against potential costs and liabilities incurred by it relating thereto.

(e)Every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b), (c) and (d) of this Section 7.1.

(f)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)Neither the Trustee nor the Notes Collateral Agent shall be responsible to make any calculation with respect to any matter under this Indenture and/or the Notes Documents.

Section 7.2Rights of Trustee. Subject to Section 7.1 hereof:

(a)The Trustee may rely conclusively on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee may (but shall not be obligated to) make such further inquiry or investigation into such facts or matters as it seems fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. Delivery to the Trustee of any financial reports and statements of the Parent as provided herein is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Issuer’s or the Parent’s

Company’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(b)Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel (or both), which shall conform to Section 11.4(b) hereof. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c)The Trustee may act through its agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e)The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection in respect of any such action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(f)The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security and/or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(g)The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(i)The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a default is received by a responsible Trust Officer of the Trustee at the Corporate Trust Office, and such notice references the Issuer, the Notes and this Indenture. The Trustee shall not be responsible for monitoring the value of any Collateral that is released from the Liens hereunder.

(j)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and under the other Notes Documents and to each agent, custodian and other Person employed to act hereunder.

(k)In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l)In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, any epidemics, pandemics or similar outbreaks of infectious disease, loss or malfunctions of utilities, communications or computer (software and hardware) services;

it being understood that the Trustee shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(m)The permissive rights of the Trustee enumerated herein and in the other Note Documents shall not be construed as duties.

(n)The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(o)In no event shall the Trustee be responsible or liable for any act or omission by the Notes Collateral Agent hereunder or under any Collateral Document.

(p)In the event the Trustee shall be requested to provide any direction or instruction to the Notes Collateral Agent under this Indenture or in connection with any other Notes Document, the Trustee shall be entitled to first obtain, and to conclusively rely on, the written direction of the Holders of a majority in aggregate principal amount of the Notes and/or the Issuer, as applicable, directing it to provide such direction or instruction to the Notes Collateral Agent.

Section 7.3Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or an Affiliate of the Issuer with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 7.9 and 7.10 hereof.

Section 7.4Trustee’s Disclaimer. The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement in the Notes other than its certificate of authentication. The Trustee does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any Note Guarantor under any Notes Documents. The Trustee shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Trustee under or in connection with, any Notes Documents; the execution, validity, genuineness, effectiveness or enforceability of the First Lien Intercreditor Agreement of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under the Notes Documents.

Section 7.5Notice of Default or Events of Default. If a Default or an Event of Default occurs and is continuing and if a Trust Officer of the Trustee has received written notice of such Default or Event of Default at its Corporate Trust Office and such notice references the Notes, the Issuer and this Indenture, the Trustee shall notify each Noteholder of the Default or Event of Default within 90 days after it is known by the Trustee. However, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of Noteholders, except in the case of a Default or an Event of Default in payment of the principal (including premium, if any) of or interest on any Note.

Section 7.6Compensation and Indemnity. The Issuer and each Note Guarantor, jointly and severally, shall pay to the Trustee from time to time such compensation (as agreed to from time to time by the Issuer and the Trustee in writing) for its services hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust). The Issuer, and each Note Guarantor, jointly and severally, shall pay or reimburse, promptly on demand, the Trustee upon request for all disbursements, expenses, taxes, fees and advances incurred or made by it. Such expenses may include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

Each of the Issuer and each Note Guarantor, jointly and severally, shall indemnify promptly on demand the Trustee or any predecessor Trustee (which for purposes of this Section 7.6 shall include its officers, directors, employees and agents) for, and hold it harmless against, any and all damage, claim, loss, liability or expense including Taxes (other than Taxes based upon, measured by or determined by the income of the Trustee, including reasonable legal fees and expenses) incurred by it in connection with the acceptance or administration of its duties under this Indenture or any action or failure to act as authorized or within the discretion or rights or powers conferred upon the Trustee hereunder or thereunder including the costs, fees and expenses of the Trustee and the reasonable costs, fees and expenses of its counsel in defending itself against any claim (whether asserted by the Issuer, any Note Guarantor, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, whether asserted by the Issuer, any Note Guarantor, any Holder or any other Person and the costs, fees and expenses of enforcing this Indenture against the Issuer or any Note Guarantor (including this Section 7.6). The Trustee shall notify the Issuer promptly of any claim asserted against the Trustee for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer need not pay for any settlement effected without its prior written consent, which shall not be unreasonably withheld.

The Issuer and the Note Guarantors need not reimburse the Trustee for any expense or indemnify it against any loss or liability determined by a court of competent jurisdiction in a final non-appealable decision to have been caused by its own gross negligence or willful misconduct.

To secure the Issuer’s and the Note Guarantors’ payment obligations in this Section 7.6, the Trustee shall have a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except such money or property held in trust to pay the principal of and interest on the Notes. The obligations of the Issuer and the Note Guarantors under this Section 7.6 shall survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in clause (i) or (j) of Section 6.1 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under Debtor Relief Laws to the extent permitted by law. The provisions of this Section shall survive the termination of this Indenture.

Section 7.7Replacement of Trustee. The Trustee may resign by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee. The Issuer may remove the Trustee if:

(a)the Trustee fails to comply with Section 7.9 hereof;

(b)the Trustee is adjudged a bankrupt or an insolvent;

(c)a Custodian or other public officer takes charge of the Trustee or its property; or

(d)the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. The resignation or removal of a Trustee shall not be effective until a successor Trustee shall have delivered the written acceptance of its appointment as described below.

If a successor Trustee does not take office within 20 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of 10% in principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

If the Trustee fails to comply with Section 7.9 hereof, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Immediately after that, the retiring Trustee, upon payment of its charges hereunder, shall transfer all property held by it as Trustee of the Notes to the successor Trustee and be released from its obligations (exclusive of any liabilities that the retiring Trustee may have incurred while acting as Trustee) hereunder, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee of the Notes under this Indenture. A successor Trustee shall mail notice of its succession to each affected Holder.

A retiring Trustee shall not be liable for the acts or omissions of any successor Trustee after its succession.

Notwithstanding replacement of the Trustee pursuant to this Section 7.7, the Issuer’s obligations under Section 7.6 hereof shall continue for the benefit of the retiring Trustee.

Section 7.8Successor Trustee by Merger, Etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust assets (including the administration of this Indenture) to, another corporation, the resulting, surviving or transferee corporation, without any further act, shall be the successor Trustee, provided such transferee corporation shall qualify and be eligible under Section 7.9 hereof. Such successor Trustee shall promptly mail notice of its succession to the Issuer and each affected Holder.

Section 7.9Eligibility; Disqualification. The Trustee shall always satisfy the requirements of paragraphs (1), (2) and (5) of TIA Section 310(a). The Trustee (or its parent holding company) shall have a combined capital and surplus of at least $50,000,000. If at any time the Trustee shall cease to satisfy any such requirements, it shall resign immediately in the manner and with the effect specified in this Article 7. The Trustee shall be subject to the provisions of TIA Section 310(b).

Section 7.10Preferential Collection of Claims Against the Issuer. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

Section 7.11Collateral Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver a joinder to the First Lien Intercreditor Agreement and any joinders thereto (and any other Acceptable Intercreditor Agreement or other applicable intercreditor agreements referred to herein from time to time) and any other Collateral Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date, binding the Holders to the terms thereof. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the First Lien Intercreditor Agreements (or any other Acceptable Intercreditor Agreement or other applicable intercreditor agreements referred to herein from time to time) or any other Collateral Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements). Each of the Holders by acceptance of the Notes agrees that upon the Notes Collateral Agent’s entry into the First Lien Intercreditor Agreement, the Holders shall be subject to and bound by the provisions of the First Lien Intercreditor Agreement in their capacity as holders of Senior Class Debt and Additional First Lien Secured Parties (as each such term is defined in the First Lien Intercreditor Agreement).

Section 7.12Limitation on Duty of Trustee in Respect of Collateral.

(a)Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b)The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer or any Grantors to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Collateral Documents by the Issuer, the Note Guarantors, the Grantors, the Credit Agreement Collateral Agent or the Notes Collateral Agent.

(c)In the event that the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Trustee’s sole discretion may cause the Trustee to be considered an “owner or operator” under any environmental laws or otherwise cause the Trustee to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Trustee reserves the right, instead of taking such action, either to resign as Trustee or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Trustee will not be liable to any person for any environmental claims or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of the Trustee’s or the Notes Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

ARTICLE 8

DEFEASANCE; SATISFACTION AND

DISCHARGE OF INDENTURE

Section 8.1Satisfaction and Discharge of Indenture. This Indenture shall cease to be of further effect with respect to the Notes and all Note Guarantees and Liens on Collateral securing the Notes will be released, and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture and release of such Guarantees and Liens, when either

(i)all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.7 hereof and (ii) Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer as provided in Section 8.5 hereof) have been delivered to the Trustee for cancellation; or

(ii)all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the mailing or transmission of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be irrevocably deposited cash in U.S. dollars, non-callable Government Securities or a combination thereof with the Trustee or a Paying Agent (other than the Issuer or any of their Affiliates) as trust funds in trust for the purpose of and in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of maturity or redemption, provided that with respect to any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purpose of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated by the Issuer as of the date of the notice of redemption, with any Applicable Premium deficit only required to be deposited with the Trustee on or prior to the date of redemption;

(b)no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit;

(c)the Issuer has paid or caused to be paid all other sums payable under this Indenture by the Issuer, including without limitation, all amounts due to the Trustee (in each of its capacities hereunder) under this Indenture and the other Note Documents;

(d)the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward payment of the Notes at maturity or Redemption Date, as the case may be; and

(e)the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer to the Trustee under Section 7.6 hereof shall survive and, if cash in U.S. dollars, non-callable Government Securities or a combination thereof shall have been deposited with the Trustee pursuant to Section 8.1(a)(ii), the provisions of Sections 2.3, 2.4, 2.5, 2.6, 2.7, 2.12, 4.2 and 7.7, this Article 8 and Section 11.5, shall survive until the Notes have been paid in full.

Section 8.2Legal Defeasance. The Issuer and the Note Guarantors shall be deemed to have paid and will be discharged from any and all obligations in respect of this Indenture and the Notes and the related Note Guarantees and have Liens on the Collateral securing the Notes released on the date of the deposit referred to in clause (a) of this Section 8.2, and the provisions of this Indenture shall no longer be in effect (“Legal Defeasance”), and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same, except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (a) below payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Issuer’s obligations with respect to the Notes under Article 2 and Section 4.2 hereof, (iii) the rights, powers, trusts, duties, protections, privileges, indemnities and immunities of the Trustee hereunder, including, without limitation, Section 7.6 hereof and the Issuer’s obligations in connection therewith and (iv) this Section 8.2. Subject to compliance with this Section 8.2, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof. The following conditions shall apply to Legal Defeasance:

(a)the Issuer shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether the Notes are being defeased to their Stated Maturity or to a particular Redemption Date;

(b)the Issuer shall have delivered to the Trustee an Opinion of Counsel (based on a ruling received from or published by the United States Internal Revenue Service or a change in the applicable U.S. federal income tax law since the Issue Date) in the United States reasonably acceptable to the Trustee to the effect that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit);

(d)the Legal Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound; and

(e)the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance have been complied with.

After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations in Section 8.1.

Section 8.3Covenant Defeasance. The Issuer may omit to comply with any term, provision or condition set forth in clause (iv) of Section 5.1(a) hereof, and the Parent and its Restricted Subsidiaries may omit to comply with any term, provision or condition set forth in Section 3.8, Section 4.3, Sections 4.8 through 4.15 hereof and any breach of clauses (c), (d), (e), (f) or (g) of Section 6.1 hereof, or with respect to Significant Subsidiaries only, clauses (i) or (j) under Section 6.1 hereof shall be deemed not to be an Event of Default and all Guarantees and Liens shall be released on the date of deposit referred to in clause (a) of this Section 8.3 (“Covenant Defeasance”), if in each case:

(a)the Issuer shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether the Notes are being defeased to their Stated Maturity or to a particular Redemption Date;

(b)the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(c)no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(d)the Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound; and

(e)the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Covenant Defeasance have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the obligations of the Issuer and the Note Guarantors under this Indenture will be revived and no such defeasance will be deemed to have occurred.

Section 8.4Application of Trust Money. Subject to the provisions of Section 8.5 hereof, the Trustee or a Paying Agent shall hold in trust, for the benefit of the Holders, all money deposited with it pursuant to Section 8.1, 8.2 or 8.3 hereof and shall apply the deposited money in accordance with this Indenture and the Notes to the payment of the principal of and interest on the Notes. The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 8.2 and 8.3 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of outstanding Notes.

Section 8.5Repayment to the Issuer. The Trustee and each Paying Agent shall promptly pay to the Issuer upon request any excess money (i) deposited with them pursuant to Section 8.1, 8.2 or 8.3 hereof and (ii) held by them at any time.

The Trustee and each Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal or interest that remains unclaimed for two years after a right to such money has matured;

provided, however, that the Trustee or such Paying Agent, before being required to make any such payment, may at the expense of the Issuer cause to be delivered to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least 30 days from the date of such mailing, any unclaimed balance of such money then remaining will be repaid to the Issuer. After payment to the Issuer, Holders entitled to money must look to the Issuer for payment as general creditors unless an applicable abandoned property law designates another person.

Section 8.6Reinstatement. If the Trustee or any Paying Agent is unable to apply any money in accordance with Section 8.5 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.1, 8.2 or 8.3 hereof until such time as the Trustee or such Paying Agent is permitted to apply all such money or Government Securities in accordance with Section 8.4 hereof; provided, however, that if the Issuer has made any payment of the principal of or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive any such payment from the money or Government Securities held by the Trustee or such Paying Agent.

ARTICLE 9

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.1Without Consent of Holders. The Issuer, the Trustee and the Notes Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes, any Collateral Document with respect to the Notes, the First Lien Intercreditor Agreement and any other intercreditor agreement (including any Acceptable Intercreditor Agreement) without notice to or consent of any Holder of Notes:

(a)to comply with Section 5.1 hereof;

(b)to cure any ambiguity, defect or inconsistency;

(c)to provide for uncertificated Notes in addition to or in place of certificated Notes;

(d)to provide for the assumption of the Issuer’s or any Note Guarantor’s obligations to Holders of Notes in the case of a consolidation or merger or sale of all or substantially all of the Issuer’s or a Note Guarantor’s assets;

(e)to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect in any material respect the legal rights under this Indenture of any such Holder of Notes;

(f)to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(g)to conform the text of this Indenture, the Notes, the Note Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and any other intercreditor agreement to any provision of the section of the Offering Memorandum captioned “Description of the Notes”;

(h)to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

(i)to add additional Note Guarantees with respect to the Notes (including, with respect to the Note Guarantee of a Foreign Subsidiary, any amendment or supplement to the terms of such Note Guarantee as and to the extent necessary in order for such Foreign Subsidiary to provide a Note Guarantee in accordance with applicable law or the Agreed Guarantee Principles) or to confirm and evidence the release, termination or discharge of any Note

Guarantee with respect to such Notes when such release, termination or discharge is not prohibited under this Indenture;

(j)to secure the Notes or the Note Guarantees or to add additional assets as Collateral;

(k)to release Collateral from the Lien pursuant to this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other intercreditor agreement when permitted or required by this Indenture, the Collateral Documents or the First Lien Intercreditor Agreement or such other intercreditor agreement;

(l)to enter into any Acceptable Intercreditor Agreement; or

(m)to appoint a successor Trustee or Notes Collateral Agent.

In addition, the Parent, the Issuer, the Trustee and the Notes Collateral Agent may amend the First Lien Intercreditor Agreement any other intercreditor agreement (including any other Acceptable Intercreditor Agreement) and the Collateral Documents to provide for the addition of any creditors or obligations to such agreements to the extent a pari passu lien for the benefit of such creditor is not prohibited by the terms of this Indenture and may enter into an intercreditor agreement (including any Acceptable Intercreditor Agreement) with creditors for whom a junior lien on the Collateral is to be granted, provided the Issuer delivers an Officers’ Certificate to the Trustee and the Notes Collateral Agent certifying that the terms thereof are customary and that the Trustee and the Notes Collateral Agent are authorized to enter into an intercreditor agreement.

Section 9.2With Consent of Holders. The Issuer, the Trustee and the Notes Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes, the Collateral Documents, the First Lien Intercreditor Agreement and any other intercreditor agreement (including any other Acceptable Intercreditor Agreement) with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). The Holders of at least a majority in aggregate principal amount of the Notes then outstanding may waive existing Defaults or compliance in a particular instance by the Issuer with any provision of this Indenture, such Notes or the Collateral Documents, the First Lien Intercreditor Agreement and any other intercreditor agreement (including any other Acceptable Intercreditor Agreement) without notice to any Holder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). However, notwithstanding the foregoing but subject to Section 9.4 hereof, without the written consent of each Holder of Notes affected hereby, an amendment, supplement or waiver, including a waiver pursuant to Section 6.4 hereof, may not (with respect to any Notes held by a non-consenting Holder):

(a)reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b)reduce the principal of or change the Stated Maturity of any such Note or alter the provisions with respect to the redemption of such Notes (other than to provide for a shorter notice period or any other purely administrative change to the provisions with respect to the redemption of the Notes, and excluding, for the avoidance of doubt, provisions relating to Sections 3.8, 3.14 or 4.13 hereof);

(c)reduce the rate of or change the time for payment of interest on any such Note;

(d)make any such Note payable in money other than U.S. dollars;

(e)make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of such Notes to receive payments of principal of, or interest or premium, if any, on such Notes;

(f)waive a redemption payment with respect to any such Note (excluding, for the avoidance of doubt, a payment required by Sections 3.8, 3.14 or 4.13 hereof);

(g)impair the right to institute suit for the enforcement of any payment on or with respect to such Notes;

(h)modify the Note Guarantees with respect to such Notes in any manner adverse in any material respect to the Holders of such Notes (other than, with respect to the Note Guarantee of a Foreign Subsidiary, as and to the extent necessary in order for such Foreign Subsidiary to provide a Note Guarantee in accordance with applicable law or the Agreed Guarantee Principles); or

(i)make any change in the preceding amendment and waiver provisions with respect to the Notes.

In addition, except as set forth in Section 10.5 and Section 12.2 hereof, without the consent of Holders of at least 66⅔% in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), (i) no amendment or supplement may release the Note Guarantee of the Parent with respect to the Notes and (ii) no amendment or supplement may modify any Collateral Documents or the provisions in this Indenture dealing with Collateral or the Collateral Documents to the extent that such amendment or supplement would have the effect of releasing all or substantially all of the Liens securing the Notes (except as permitted by the terms of this Indenture and the Collateral Documents) or change or alter the priority of the security interests in the Collateral (unless otherwise expressly permitted hereunder).

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 9.3Notice of Amendment, Supplement or Waiver. After an amendment, supplement or waiver under Section 9.1 or Section 9.2 becomes effective, the Issuer shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.4Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of a Note if the Trustee and the Notes Collateral Agent receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (i) of Section 9.2 hereof. In that case the amendment, supplement or waiver shall bind each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

Section 9.5Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall execute and, upon receipt of an Issuer Order, the Trustee shall authenticate a new Note that reflects the changed terms.

Section 9.6Trustee and the Notes Collateral Agent to Sign Amendments, Etc. The Trustee and the Notes Collateral Agent shall sign any amendment or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplemental indenture does not adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee or the Notes Collateral Agent (as applicable). If it does, the Trustee or the Notes Collateral Agent (as applicable) may, in its sole discretion (acting on its own initiative and not acting on the instructions or at the direction of the Holders), but need not sign it. In signing or refusing to sign such amendment or supplemental indenture, the Trustee or the Notes Collateral Agent (as applicable) shall be provided with and, subject to Section 7.1 hereof, shall be fully protected in relying upon, an Officers’ Certificate and Opinion of Counsel stating that such amendment or supplemental indenture is authorized or permitted by this Indenture and all conditions precedent in this Indenture to such execution have been complied with. The Issuer may not sign an amendment or supplemental indenture until its Board of Directors approves it in writing.

Section 9.7Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article 9, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

ARTICLE 10

NOTE GUARANTEES

Section 10.1Note Guarantees.

(a)Each of the Note Guarantors, jointly and severally, hereby unconditionally Guarantees (and subject in each case to the Agreed Guarantee Principles set forth in any notation of Note Guarantee, supplemental indenture, or as contemplated by Section 4.14(c) hereof) to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder that: (i) the due and punctual payment of principal, premium and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, (ii) the due and punctual payment of interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders, the Trustee (in each of its capacities hereunder) or Notes Collateral Agent under this Indenture or any Note, shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof, and (iii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration pursuant to Section 6.2 hereof or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Note Guarantors shall be jointly and severally obligated to pay the same immediately. Each Note Guarantor shall agree that this is a Guarantee of payment and not a Guarantee of collection.

(b)Each of the Note Guarantors hereby agrees that its obligations with regard to its Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Issuer under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Issuer or any other obligor with respect to this Indenture, the Notes or the obligations of the Issuer under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Note Guarantor. Each Note Guarantor further, to the extent permitted by law, hereby waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (i) any right to require any of the Trustee, the Holders or the Issuer (each a “Benefited Party”), as a condition of payment or performance by such Note Guarantor, to (A) proceed against the Issuer, any other guarantor (including any other Note Guarantor) of the obligations under the Note Guarantees or any other person, (B) proceed against or exhaust any security held from the Issuer, any such other guarantor or any other person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Issuer or any other person, or (D) pursue any other remedy in the power of any Benefited Party whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Issuer including any defense based on or arising out of the lack of validity or the unenforceability of the obligations under the Note Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Issuer from any cause other than payment in full of the obligations under the Note Guarantees; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon any Benefited Party’s errors or omissions in the administration of the obligations under the Note Guarantees, except behavior which amounts to bad faith; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Note Guarantees and any legal or equitable discharge of such Note Guarantor’s obligations hereunder and under its Note Guarantee, (B) the benefit of any statute of limitations affecting such Note Guarantor’s liability hereunder and under its Note Guarantee or the enforcement hereof and thereof, (C) any rights to set-offs, recoupments and counterclaims and (D) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (vi) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Note Guarantees, notices of default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the obligations under the Note Guarantees or any agreement related thereto, and notices of any extension of credit to the Issuer and any right to consent to any thereof; (vii) to the extent permitted under applicable law, the benefits of any “One Action” rule; and (viii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Note Guarantees. Except as set forth in Section 10.5 hereof, each Note Guarantor covenants that its Note Guarantee shall not be discharged except by complete performance of the obligations contained in its Note Guarantee and this Indenture.

(c)If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Note Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Note Guarantors, any amount paid to either the Trustee or such Holder, any Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)Each Note Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations of the Issuer guaranteed hereby. Each Note Guarantor shall further agree that, as between the Note Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.2 hereof for the purposes of any Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (ii) in the event of any declaration of acceleration of such obligations as provided in Section 6.2 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Note Guarantors for the purpose of any such Guarantee. The Note Guarantors shall have the right to seek contribution from any non-paying Note Guarantor so long as the exercise of such right does not impair the rights of the Holders under the applicable Guarantee.

Section 10.2Execution and Delivery of Note Guarantees. To evidence its Guarantee set forth in Section 10.1 hereof, each Note Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form of Exhibit B hereto (as modified to reflect Agreed Guarantee Principles to the extent contemplated by Section 4.14(c) hereof), shall be endorsed by an officer of such Note Guarantor, which notation shall be applicable to each Note authenticated and delivered by the Trustee, and that this Indenture shall be executed on behalf of such Note Guarantor by any of its Officers. Each of the Note Guarantors, jointly and severally, hereby agrees that its Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding any failure to endorse a notation of such Note Guarantee. If an officer or Officer whose signature is on this Indenture or on the Note Guarantee of a Note Guarantor no longer holds that office at the time the Trustee authenticates a Note, the Note Guarantee of such Note Guarantor shall be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantees set forth in this Indenture on behalf of the Note Guarantors.

Section 10.3Limitation on Note Guarantor Liability. (a) Each Note Guarantor confirms, and by its acceptance of Notes, each Holder hereby confirms, that it is the intention of all such parties that any Guarantee of such Note Guarantor not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar applicable law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee and the Holders irrevocably agree, and the Note Guarantors irrevocably agree, that the obligations of such Note Guarantor under this Article 10 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Note Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under this Article 10, result in the obligations of such Note Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance or similar law.

(b)Limitation on Finnish Guarantors’ Liability.

(i)Notwithstanding anything to the contrary in this Indenture, the Note Guarantee, indemnity and other obligations of, and any Liens granted by, any Note Guarantor incorporated in Finland (a “Finnish Guarantor”) under, or in relation to, this Indenture shall not be assumed or granted by such Finnish Guarantor to the extent assumption or granting of the same would include any obligations or liabilities that would be contrary to the mandatory provisions of the Finnish Companies Act regulating: (a) unlawful financial assistance within the meaning of Chapter 13 Section 10 of the Finnish Companies Act; (b) distribution of assets within the meaning of Chapter 13 Section 1 of the Finnish Companies Act or (c) or as required by the application of other applicable mandatory provisions of Finnish corporate law.

(ii)If any party to this Indenture that is incorporated in Finland (the “Finnish Obligated Party”) is required to hold an amount on trust on behalf of another party (the “Relevant Beneficiary”), the Finnish Obligated Party shall hold such money as agent for the Relevant Beneficiary in a separate account and shall promptly pay or transfer the same to the Relevant Beneficiary or as the Relevant Beneficiary may direct;

(iii)Any assignment or transfer (whether transfer by novation or otherwise) shall be deemed to take effect as a transfer (siirto) and assumption of such rights, benefits, obligations and Lien and each such transfer and assumption shall be in relation to the proportionate part of any Lien granted as security under or pursuant to the Collateral Documents; and

(iv)The release of any Lien created under or pursuant to a Finnish law governed Collateral Document which is perfected (or such Lien which purports to be or is required to be perfected in accordance with such Finnish law governed Collateral Document) is subject to the prior written consent of the Collateral Agent (such consent to be granted upon the Collateral Agent being satisfied that the applicable conditions under the Notes Documents for such release have been, or will be, fulfilled and which consent shall not be unreasonably withheld or delayed); each First Lien Notes Secured Parties irrevocably and unconditionally instructs the Collateral Agent to release such Lien in its sole discretion without notification or further reference to any other First Lien Notes Secured Party, provided that the release is permitted under the Notes Documents;

In the case of (i), (ii), (iii) or (iv) above, notwithstanding anything to the contrary herein or in any other Notes Document.

(c)Limitation on Austrian Guarantors’ Liability.

(i)The obligations (Verpflichtungen) and liabilities (Haftungen) of a Note Guarantor incorporated in Austria (“Austrian Guarantor”) under or in connection with any Note Guarantee, shall at all times be limited so that at no time the assumption of an obligation and/or liability under any Note Guarantee would violate or contradict Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) pursuant to Austrian company law, in particular, without limitation, section 52 et seq. of the Austrian Act on Stock Corporations (Aktiengesetz – AktG) (and for the avoidance of doubt including section 66a AktG), section 82 of the Austrian Act on Limited Liabilities Companies (Gesetz über Gesellschaft mit beschränkter Haftung – GmbHG) or any analogous application thereof (the “Austrian Capital Maintenance Rules”).

(ii)If and to the extent the obligations (Verpflichtungen) and/or liabilities (Haftungen) of an Austrian Guarantor under any Note Guarantee would not be permitted under Austrian Capital Maintenance Rules, then such obligations (Verpflichtungen) and/or liabilities (Haftungen) shall be limited in accordance with Austrian Capital Maintenance Rules. To the extent any such obligation or liability of an Austrian Guarantor infringes or contradicts Austrian Capital Maintenance Rules, such obligation or liability shall be deemed to be replaced by an obligation or liability of a similar nature which is in compliance with Austrian Capital Maintenance Rules and the payment obligations shall be limited to the maximum amount permitted to be paid in accordance with Austrian Capital Maintenance Rules and provides the best possible security interest.

(iii)If and to the extent the assumption or enforcement of any (payment) obligation or liability by an Austrian Guarantor under any Note Guarantee could result in a risk to any officer of that Austrian Guarantor of civil liability or criminal responsibility because of a violation of Austrian Capital Maintenance Rules, the amount then payable in respect of such obligation or liability shall be reduced to the maximum amount then permissible to be paid without triggering such risk.

(iv)The parties acknowledge that the limitations set out in any Note Guarantee may have the effect of reducing any payment permissible at a given time by an Austrian Guarantor under any Note Guarantee to zero.

(d)Swedish Terms (including Limitation on Swedish Note Guarantors’ Liability). Notwithstanding this Section 10 and/or any other provision of this Indenture, any other Notes Document and/or any exhibit or schedule thereto:

(i)Any transfer by novation and/or assignment of any Holder's rights and obligations under this Indenture and the Notes, shall, as regards to any Lien granted (or purported to be granted) under any Swedish Law Collateral Document, transfer and/or assign a proportionate part of the Lien under the relevant Swedish Law Collateral Document.

(ii)Any obligation for any entity incorporated in Sweden to act as trustee on behalf of another party shall be an obligation to act as agent for that party and the obligation to hold assets on trust on behalf of another party shall be an obligation not to hold such assets on trust but to hold such assets as agent for that party.

(iii)If any Swedish Note Guarantor is required to hold an amount on trust on behalf of another party (the “Beneficiary”), the Swedish Note Guarantor shall hold such money as agent for the Beneficiary on a separate account in accordance with the Swedish Funds Accounting Act (Sw. lag (1944:181) om redovisningsmedel) and shall promptly pay or transfer the same to the Beneficiary or as the Beneficiary may direct.

(iv)Any obligation, representation, undertaking and/or liability of a Swedish Note Guarantor under this Indenture (including this Section 10) and/or any other Notes Documents in respect of or in relation to, but not limited to, any borrowing, guaranty, guarantee, security, subordination, subrogation, indemnity, payment, repayment, pre-payment, reimbursement or compensation obligation, liability, obligation, waiver of any rights, deemed consent, release of any rights or liabilities, obligation to pay any fees or costs and/or any other obligation or liability of itself or its subsidiaries or parent and/or parent’s subsidiaries or any other entity and any release transfer or other action in connection with a distressed disposal shall be limited, if (and only if) required by the provisions of the Swedish Companies Act (Sw. aktiebolagslag (2005:551)) regulating distribution of assets (Chapter 17, Sections 1-4) (or their equivalents from time to time) and unlawful loans, security, guarantees and financial assistance (Chapter 21, Sections 1-5) (or their equivalent from time to time) and it is understood and agreed that the obligations, representations, undertakings and liabilities of each Swedish Note Guarantor under this Indenture and any other Notes Documents and the terms and conditions of the Notes Documents shall only apply to the extent permitted by the above mentioned provisions of the Swedish Companies Act.

(v)For the avoidance of doubt, any obligations of a Swedish Note Guarantor as joint and several Guarantor or Notes Guarantor shall be subject to the limitations set out in paragraph (iv) above.

(vi)Any Lien granted under a Swedish Law Collateral Document will be a reference to such Lien granted to the First Lien Notes Secured Parties represented by the Notes Collateral Agent.

(vii)Notwithstanding anything to the contrary in this Indenture or in any other Notes Document, the (A) release of any perfected Lien created by or pursuant to a Swedish Law Collateral Document and (B) any disposal (including, without limitation, any conversion, set off or forgiveness of receivables) or transfer of, or other dealings or arrangements which is detrimental to perfection of security in relation to, any assets over which a perfected Lien has been granted under the Swedish Collateral Documents (it being understood and agreed that any such consent requirement in relation to disposals, transfers, dealings and arrangements shall be consistent with the Swedish Closing Date Security Documents), shall always be subject to the prior written consent (in its sole discretion on a case-by-case basis) of the Notes Collateral Agent other than following the discharge in full of the Obligations secured by that Swedish Law Collateral Document. The Secured Parties hereby authorize the Notes Collateral Agent to grant such consent at its discretion without notification or further reference to any Secured Party.

(viii)The circumstance or fact that no specific reference is made to or qualification is made in respect of the Swedish Terms (including the terms set out in this Section 10.3(c)) in a Notes Document shall not mean that the Swedish Terms (including the terms set out in this Section 10.3(c)) do not apply and override. The Swedish Terms (including the terms set out in this  Section 10.3(c)) shall always override and no statement or reference in any Notes Document that a provision or term shall apply notwithstanding any other provision shall apply in relation to the Swedish Terms (including the terms set out in this  Section 10.3(c)).

Section 10.4Merger and Consolidation of Note Guarantors.

(a)In case of any sale or other disposition, consolidation, amalgamation, merger, sale or conveyance and upon the assumption by the successor person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Note Guarantor, such successor person shall succeed to and be substituted for the Note Guarantor with the same effect as if it had been named herein as a Note Guarantor. Such successor person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes available hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(b)Except as set forth in Articles 4 and 5 hereof, and notwithstanding Section 10.4(a), nothing contained in this Indenture or in any of the Notes shall prevent any consolidation, amalgamation or merger of a Note Guarantor with or into another Person, or shall prevent any sale or conveyance of the property of a Note Guarantor as an entirety or substantially as an entirety.

Section 10.5Release.

(a)In the event (i) of a sale or other disposition of all or substantially all of the assets of any Note Guarantor, by way of merger, amalgamation, consolidation or otherwise, or, except in the case of the Parent, a sale or other disposition of all the Equity Interests of any Note Guarantor, then held by the Parent and its Restricted Subsidiaries, in each case pursuant to a transaction not prohibited by this Indenture, to a person that is not (either before or after giving effect to such transactions) a Subsidiary of the Issuer, in each case so long as such sale or other disposition is not prohibited by this Indenture, including without limitation Section 4.13 hereof, (ii) of a designation by the Issuer of any Restricted Subsidiary that is a Note Guarantor as an Unrestricted Subsidiary in accordance with the definition thereof or in the event that such Note Guarantor ceases to be a Restricted Subsidiary, in each case, in accordance with the provisions of this Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively, or becomes an Excluded Subsidiary, (iii) in the case of any Note Guarantee issued on the Issue Date (or required but issued thereafter pursuant to Section 4.14(a) hereof), upon the release or discharge of the Note Guarantee by such Note Guarantor in respect of the Credit Agreement, and, in any other case, upon the release or discharge of any Note Guarantee in respect of any Indebtedness that resulted in the issuance after the Issue Date of the Note Guarantee by such Note Guarantor, (iv) of the occurrence of a Fall Away Event, (v) the Issuer discharges the Notes and its Obligations under this Indenture under Section 8.1 hereof or exercises its legal or covenant defeasance options under Section 8.2 or 8.3 hereof, respectively, with respect to the Notes or (vi) as provided in the First Lien Intercreditor Agreement, such Note Guarantor shall be released and relieved of any obligations under its Note Guarantee without any further action being required by the Trustee or any Holder. If the Issuer discharges this Indenture under Section 8.1 hereof or exercises its legal or covenant defeasance options under Section 8.2 or 8.3 hereof, respectively, with respect to the Notes, the Issuer and each Note Guarantor shall be released and relieved of any obligations under its Note Guarantee without any further action being required by the Trustee or any Holder.

(b)Upon delivery by the Issuer to the Trustee of an Officers’ Certificate to the effect that such sale or other disposition was made by the Issuer in accordance with the provisions of this Indenture, including without limitation Sections 4.8 through 4.13 hereof, and upon receipt of the documents required under Section 11.4 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Note Guarantor from its obligations under its Guarantee.

(c)Any Note Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Note Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

MISCELLANEOUS

Section 11.1Certain Trust Indenture Act Sections. The Issuer shall comply with Sections 314(a)(4), 314(c) and 314(e) of the TIA. No other provision of the TIA shall apply except where otherwise specifically provided.

Section 11.2Notices. Any demand, authorization notice, request, consent or communication shall be given in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by electronic transmission or email (confirmed by delivery in person or mail by first-class mail, postage prepaid, or by guaranteed overnight courier), provided that such address (including electronic mail address) is outside of Austria, to the following emails:

If to the Issuer, to:

Amer Sports Company

One Prudential Plaza,

130 East Randolph Street #600,

Chicago, Illinois 60601 Attention: Andrew E. Page
Email: [***]

With a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Michael Kaplan and Roshni Banker Cariello

If to the Trustee, Paying Agent, Transfer Agent or Registrar to:

The Bank of New York Mellon

240 Greenwich Street, 7E

New York, New York 10286

Attention: Corporate Trust Administration

If to the Notes Collateral Agent to:

Wilmington Trust (London) Limited
Third Floor, 1 King’s Arms Yard,
London EC2R 7AF

Attention: Terry Herridge
Email: [***]

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt is acknowledged, if faxed or sent electronically; the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery; and on the date sent to DTC if otherwise given in accordance with the procedures of DTC; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof and on the first date on which publication is made, if given by publication (including by posting of information on the website or online data system maintained in accordance with Section 4.3).

The Issuer, the Notes Collateral Agent or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed by first-class mail or delivered by an overnight delivery service to it at its address shown on the register kept by the Registrar, or, in the case of DTC (including its nominee, as applicable), transmitted in accordance with applicable procedures of DTC.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication to a Holder is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

The Trustee (in each of its capacities hereunder) shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”), given pursuant to this Indenture and related documents and delivered using Electronic Means; provided, however, that the Issuer shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from their reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the Holders of such Notes may be made electronically in accordance with procedures of the Depositary.

Section 11.3Communications by Holders with Other Holders. Noteholders may communicate pursuant to TIA Section 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and any other person shall have the protection of TIA Section 312(c).

Section 11.4Certificate and Opinion of Counsel as to Conditions Precedent.

(a)Upon any request or application by the Issuer to the Trustee or the Notes Collateral Agent to take any action under this Indenture, other than the initial issuance of the Notes and the Note Guarantees or under the First Lien Intercreditor Agreement, any other intercreditor agreement or the Collateral Documents, the Issuer shall furnish to the Trustee or the Notes Collateral Agent at the request of the Trustee or the Notes Collateral Agent (as applicable):

(i)an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent (including any covenants, compliance with which constitutes a condition precedent), if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii)an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent (including any covenants, compliance with which constitutes a condition precedent) have been complied with.

(b)Each Officers’ Certificate and Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i)a statement that the person making such certificate or opinion has read such covenant or condition;

(ii)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with;

provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 11.5Record Date for Vote or Consent of Holders. The Issuer (or, in the event deposits have been made pursuant to Section 8.1, 8.2 or 8.3 hereof, the Trustee) may set a record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture, which record date shall not be more than thirty (30) days prior to the date of the commencement of solicitation of such action. Notwithstanding the provisions of Section 9.4 hereof, if a record date is fixed, those persons who were Holders of Notes at the close of business on such record date (or their duly designated proxies), and only those persons, shall be entitled to take such action with respect to the Notes by vote or consent or to revoke any vote or consent previously given, whether or not such persons continue to be Holders of Notes after such record date.

Section 11.6Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules (not inconsistent with the terms of this Indenture) for action by or at a meeting of Holders. Any Registrar or Paying Agent may make reasonable rules for its functions.

Section 11.7Payment Dates. If a payment date, including any Redemption Date, Purchase Date, Change of Control Purchase Date and Final Maturity Date, is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period on such payment. If an interest record date is not a Business Day, the record date shall not be affected.

Section 11.8Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)Unless specifically noted herein, this Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

(b)The Issuer and each Note Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Indenture. The Issuer irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

(c)EACH OF THE ISSUER, THE NOTE GUARANTORS, THE TRUSTEE, THE NOTES COLLATERAL AGENT AND THE HOLDERS BY THEIR ACCEPTANCE OF THE NOTES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.9No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuer or a Subsidiary of the Issuer. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.10No Recourse Against Others. All liability described in paragraph 14 of the Form of the Notes attached hereto as Exhibit A of any director, officer, incorporator, employee or shareholder, as such, of the Issuer or any Note Guarantor is waived and released.

Section 11.11Successors. All agreements of the Issuer in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successor.

Section 11.12Multiple Counterparts; Execution. The parties may sign multiple counterparts of this Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Indenture or in any other certificate, agreement or document related to this Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 11.13Separability. In case any provisions in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.14Table of Contents, Headings, etc. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.15Calculations in Respect of the Notes.

(a)All financial statements to be delivered pursuant to this Indenture shall be prepared in accordance with IFRS and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA or Consolidated Net Income shall be construed and interpreted in accordance with IFRS.

(b)All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value,” as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) the application of Accounting Standards Codification 480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of the Parent and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect). If the Parent notifies the Trustee that the Parent is required to report under GAAP or has elected to do so through an early adoption policy, “IFRS” shall mean generally accepted accounting principles pursuant to GAAP (provided thereafter, the Parent cannot elect to report under IFRS); provided, that any calculation or determination in the indenture that requires the application of IFRS for periods that include fiscal quarters or halves ended prior to the application of GAAP will remain as previously calculated or determined in accordance with IFRS.

(c)Notwithstanding anything to the contrary herein, but subject to clauses (d), (e), (g) and (h) of this Section 11.15, all financial ratios and tests based on the Total Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and Consolidated Adjusted EBITDA contained in this Indenture that are calculated with respect to any period during which any Subject Transaction occurs shall be calculated with respect to such period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such period and on or prior to the date of any required calculation of any financial ratio, test or amount (1) any Subject Transaction has occurred or (2) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent or any of its Restricted Subsidiaries since the beginning of such period has consummated any Subject Transaction, then, in each case, any applicable financial ratio, test or amount shall be calculated on a Pro Forma Basis for such period as if such Subject Transaction had occurred at the beginning of the applicable period (or, in the case of any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents, as of the last day of such period).

(d)Notwithstanding anything to the contrary contained in Section 11.15(a) or in the definition of “Finance Lease”, unless the Issuer elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of IFRS prior to the issuance by the International Accounting Standards Board (the “IASB”) on January 1, 2019 of IFRS 16 shall continue to be accounted for as operating leases (and not be treated as financing or capital lease obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables under this Indenture and any Collateral Document (including the calculation of Consolidated Net Income and Consolidated Adjusted EBITDA) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the IASB or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements.

(e)For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test (including any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) and/or the amount of Consolidated Adjusted EBITDA, Consolidated Net Income, such financial ratio, financial test or amount shall, subject to the next paragraph below, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(f)The Issuer shall make all calculations under this Indenture and the Notes in good faith. In the absence of manifest error, such calculations shall be final and binding on all Holders. The Issuer shall provide a copy of such calculations to the Trustee as required hereunder or if required by the Trustee.

(g)Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Indenture require (1) compliance with any financial ratio or financial test (including, without limitation, any Secured Leverage Ratio incurrence test and any Total Leverage Ratio test and/or any Interest Coverage Ratio incurrence test) and/or any cap expressed as a percentage of Consolidated Net Income or Consolidated Adjusted EBITDA, (2) the absence of a Default or Event of Default (or any type of default or event of default) or (3) compliance with any basket or other condition, as a condition to (a) the consummation of any acquisition or similar Investment, and/or (b) the making of any Restricted Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Issuer, (i) in the case of any acquisition or similar Investment, any Asset Sale, any incurrence of Indebtedness or any transaction relating thereto, at the time of (or on the basis of the financial statements for the most recently ended four quarter period available at the time of) either (x) the execution of the definitive agreement with respect to such acquisition, consolidation, business combination, similar Investment or Asset Sale (or, solely in connection with an acquisition, consolidation or business combination to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer is made) or the establishment of a commitment with respect to such Indebtedness or (y) the consummation of such acquisition or similar Investment, (ii) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended four quarter period available at the time of) (x) the declaration of, or delivery of any required notice of redemption or prepayment with respect to, as applicable, such Restricted Payment or (y) the making of such Restricted Payment, in each case, after giving effect on a pro forma basis to the relevant acquisition, consolidation, business combination or similar Investment and/or Restricted Payment (including the intended use of proceeds of any Indebtedness to be incurred in connection therewith), and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such ratio, test or condition occurring after the time such election is made (but any subsequent improvement in the applicable ratio, test or amount may be utilized by the Parent or any Restricted Subsidiary). If the Issuer has elected to test the permissibility of any transaction as provided above prior to the consummation of such transaction, then prior to the completion of such transaction (or the abandonment of such transaction), all future incurrence tests will be made on a Pro Forma Basis for such transaction and all related transactions. For the avoidance of doubt, if the Issuer shall have elected any option set forth in this Section 11.15(g) in respect of any transaction, then the Parent or its applicable Restricted Subsidiary shall be permitted to consummate such transaction even if any applicable test or condition shall cease to be satisfied subsequent to the Issuer’s election of such option.

(h)Notwithstanding anything to the contrary herein, unless the Issuer otherwise elects, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (including any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, and any cap expressed as a percentage of Consolidated Net Income or Consolidated Adjusted EBITDA, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (including any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (1) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (2) the incurrence of the Fixed Amount shall be calculated thereafter. Unless the Issuer elects otherwise, the Parent or the applicable Restricted Subsidiaries shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Parent or the applicable Restricted Subsidiary prior to utilization of any amount under a Fixed Amount then available.

(i)The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Parent dated such date prepared in accordance with IFRS.

(j)Any increase in any amount of Indebtedness or any increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall be deemed to be permitted Indebtedness for purposes of Section 4.9 without utilizing any basket thereunder and will be deemed not to be the granting of a Lien for purposes of Section 4.10.

(k)For purposes of determining compliance with Section 4.9 and Section 4.10, if any Indebtedness or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated Adjusted EBITDA (including a ratio based on Consolidated Adjusted EBITDA), and any refinancing or replacement thereof would cause the percentage of Consolidated Adjusted EBITDA to be exceeded if calculated based on the Consolidated Adjusted EBITDA on the date of such refinancing or replacement, such percentage of Consolidated Adjusted EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to (1) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement and (2) additional amounts permitted to be incurred under Section 4.9 (subject to utilization of such amounts).

(l)Any financial ratios required to satisfied in order for a specific action to be permitted under this Indenture shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 11.16Agent for Service and Waiver of Immunities. By the execution and delivery of this Indenture, the Parent and each Note Guarantor that is not a Domestic Subsidiary does, and with respect to any entity that becomes a Note Guarantor after the date hereof and is not a Domestic Subsidiary, within 10 days of becoming a Note Guarantor, as applicable, will, (i) acknowledge that they will designate and appoint Amer Sports Company, One Prudential Plaza, 130 East Randolph Street #600, Chicago, Illinois 60601, or another Person satisfactory to the Trustee (the “Authorized Agent”), as their authorized agent upon whom process may be served in any suit or proceeding arising out of or relating to this Indenture or the Notes that may be instituted in any federal or state court in the State of New York or brought under federal or state securities laws, and acknowledge that the Authorized Agent has accepted such designation, (ii) submit to the jurisdiction of any such court in any such suit or proceeding, and (iii) agree that service of process upon the Authorized Agent and written notice of said service to the Issuer or the Note Guarantor that is not a Domestic Subsidiary, as applicable, in accordance with Section 11.2 hereof shall be deemed effective service of process in any such suit or proceeding. The Issuer and each Note Guarantor that is not a Domestic Subsidiary further agrees to take any reasonable action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect so long as any of the Notes shall be outstanding; provided, however, that the Issuer and each Note Guarantor that is not a Domestic Subsidiary, as applicable, may, by written notice to the Trustee, designate such additional or alternative agent for service of process under this Section 11.16 that (i) maintains an office located in the Borough of Manhattan, The City of New York, in the State of New York, (ii) is either (x) counsel for the Issuer or such Note Guarantor, as applicable or (y) a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business and (iii) agrees to act as agent for service of process in accordance with this Section 11.16. Such written notice shall identify the name of such agent for process and the address of the office of such agent for process in the Borough of Manhattan, The City of New York, State of New York. Upon the written request of any Holder, the Trustee shall deliver a copy of such notice to such Holder.

Section 11.17Judgment Currency. The Issuer and each Note Guarantor shall indemnify each Holder and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section

20 of the Exchange Act against any loss incurred by such party as a result of any judgment or order being given or made against the Issuer or any Note Guarantor for any U.S. dollar amount due under this Indenture and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase U.S. dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase U.S. dollars upon such party’s receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, U.S. dollars.

Section 11.18Foreign Currency Equivalent. For purposes of determining compliance with any U.S. dollar-denominated restriction or amount, the U.S. dollar equivalent principal amount of any amount denominated in a foreign currency will be the Dollar Equivalent calculated on the date the Indebtedness was incurred or other transaction was entered into; provided, that if any Refinancing Indebtedness denominated in a currency other than U.S. dollars is incurred to refinance Indebtedness denominated in the same currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated on the date of such refinancing, such Refinancing Indebtedness shall be deemed not to exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision in this Indenture, no restriction or amount will be exceeded solely as a result of fluctuations in the exchange rate of currencies. In no event will the Trustee or the Paying Agent be responsible for obtaining exchange rates or otherwise effecting currency conversions or calculations.

Section 11.19Usury Savings Clause. If any provision of this Indenture or any Note would obligate the Issuer to make any payment of or on account of interest or other amount in an amount or calculated at a rate which would result in receipt by any Holder of interest at a criminal rate (as such term is construed under the Criminal Code (Canada)), then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by such Holder of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Holder, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Holder which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). The Issuer shall have sole responsibility for monitoring compliance under the Indenture and the Notes with the requirements of this Section 11.19 and for determining and implementing any adjustments required thereby and neither the Trustee nor any Agent shall have any responsibility therefor or with respect thereto.

Section 11.20Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided for in this Indenture and any Note (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so provided for multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively. Each of the Issuer and each Note Guarantor confirms that it understands and acknowledges that it is and will be able to calculate the rate of interest applicable under this Indenture and any Note based on the methodology for calculating per annum rates provided for under this Indenture or the Notes. Each of the Issuer and each Note Guarantor confirms that it agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Indenture or any Note, that the interest payable under this Indenture or any Note and the calculation thereof has not been adequately disclosed to the Issuer or Note Guarantor, as applicable, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

Section 11.21Tax Matters. Each of the parties hereto agree to cooperate and to provide the other with such information as each may have in its possession to enable the determination of whether any payments pursuant to this Indenture are subject to the withholding requirements described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”). The Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law. Nothing in the immediately preceding sentence shall be construed as obligating the Trustee to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted or affecting a Payor’s obligation to make any payments of Additional Amount pursuant to Section 4.18 of this Indenture. The terms of this Section shall survive the termination of this Indenture.

ARTICLE 12

COLLATERAL

Section 12.1Collateral Documents.

(a)The due and punctual payment of the principal of, premium and interest (including Additional Amounts, if any) on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuer and the Note Guarantors to the Holders or the Trustee or the Notes Collateral Agent (or its bailee) under this Indenture, the Notes, the Note Guarantees and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the First Lien Intercreditor Agreement. The Trustee and the Issuer hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders and the Trustee and the Notes Collateral Agent and pursuant to the terms of this Indenture, the Collateral Documents and the First Lien Intercreditor Agreement. Each Holder, by accepting a Note, and each beneficial owner of an interest in a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the First Lien Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the First Lien Intercreditor Agreement, and authorizes and directs the Notes Collateral Agent to enter into the Collateral Documents and the First Lien Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. Subject to the Applicable Collateral Limitations, the Issuer, at its own cost, shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents to which the Notes Collateral Agent is a party, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.1, to provide to the Notes Collateral Agent the security interest in the Collateral contemplated hereby and/or by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. Subject to the Applicable Collateral Limitations, the Issuer shall, at its cost, and shall cause the Parent and its Subsidiaries to, take any and all actions and make all filings (including the filing of UCC or PPSA financing statements, continuation statements and amendments thereto (or analogous procedures under the applicable laws in the relevant Covered Jurisdiction)) required to cause the Collateral Documents to create and maintain, as security for the First Priority Notes Obligations of the Issuer and the Note Guarantors to the First Lien Notes Secured Parties, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the First Lien Intercreditor Agreement and the Collateral Documents), in favor of the Notes Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens. The terms of the First Lien Intercreditor Agreement are hereby ratified and approved by each Holder by accepting a Note, and by each beneficial owner of an interest in a Note.

(b)To the extent any assets owned by the Issuer or any Note Guarantor on the Issue Date (other than Excluded Assets) are not subject to a valid Lien in favor of the Notes Collateral Agent on or prior to the Issue Date or subject to a Lien in favor of the Notes Collateral Agent that is not granted or perfected on or prior to the Issue Date, the Issuer and the Note Guarantors shall use their commercially reasonable efforts to enter into Collateral Documents to create such Liens (including all Collateral Documents governed by the laws of each Covered Jurisdiction, except where pursuant to laws governing such assets or local practice applicable to such assets, such assets that were pledged to the Credit Agreement Collateral Agent are not capable of being pledged to the Notes Collateral Agent at the same time) and have all such Liens and any Liens created but not granted and perfected (including by appropriate filings with the United States Patent and Trademark Office, United States Copyright Office and the Canadian Intellectual Property Office) on or prior to the Issue Date perfected, subject to any limitations set forth in this Indenture and the Collateral Documents, including the Applicable Collateral Limitations, within 120 days after the Issue Date (which date will be automatically extended if the corresponding deadline under the Credit Agreement is extended with the consent of the Credit Agreement Collateral Agent). The failure to grant or perfect any such Lien by such date shall not be a Default or an Event of Default hereunder, provided the Issuer and the Note Guarantors shall have used their commercially reasonably efforts to do so.

(c)Notwithstanding any provision hereof to the contrary, the provisions of this Article 12 are qualified in their entirety by the Applicable Collateral Limitations and neither the Issuer nor any Note Guarantor shall be required pursuant to this Indenture or any Collateral Document to take any action limited by the Applicable Collateral Limitations.

Section 12.2Release of Collateral.

(a)The Liens securing the Notes will be automatically released or reassigned, all without delivery of any instrument or performance of any act by any party, at any time and from time to time as provided by this Section 12.2. Upon such release or reassignment, subject to the terms of the Collateral Documents, all rights in the released and reassigned Collateral securing First Priority Notes Obligations shall revert or be reassigned to the Issuer and the Note Guarantors, as applicable. The Collateral shall be released from the Lien and security interest created by the Collateral Documents and the Notes Collateral Agent (subject to its receipt of an Officers’ Certificate as provided below) shall promptly execute documents evidencing such release, the same at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(i)in whole upon:

(A)payment in full of the principal of, together with accrued and unpaid interest (including Additional Amounts, if any) on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Collateral Documents (for the avoidance of doubt, other than contingent Obligations in respect of which no claims have been made) that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B)satisfaction and discharge of this Indenture with respect to the Notes as set forth under Section 8.1; or

(C)a Legal Defeasance or Covenant Defeasance of this Indenture with respect to the Notes as set forth under Sections 8.2 or 8.3 hereof, as applicable;

(ii)in whole or in part, with the consent of Holders of the Notes in accordance with Article 9 of this Indenture, including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes;

(iii)in whole, upon the occurrence of a Fall Away Event; and

(iv)in part, as to any asset:

(A)(I) constituting Collateral that is sold or otherwise disposed of by the Issuer or any of the Note Guarantors to any Person that is not the Issuer or a Note Guarantor in a transaction not prohibited by this Indenture (to the extent of the interest sold or disposed of), or

(II)constituting Shared Collateral, in connection with the taking of an enforcement action by the Applicable Authorized Representative and Applicable Collateral Agent (as defined in the First Lien Intercreditor Agreement) in respect of any First Priority Obligations in accordance with the First Lien Intercreditor Agreement;

(B)that is held by a Note Guarantor that ceases to be a Note Guarantor,

(C)that becomes an Excluded Asset, including so long as the Credit Agreement is outstanding, any asset that is not pledged to secure obligations arising in respect of the Credit Agreement (whether pursuant to the terms of the Credit Agreement (and any related documents) or as a result of any determination made thereunder, or by amendment, waiver or otherwise), or

(D)that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture, the First Lien Intercreditor Agreement and the Collateral Documents, provided that, in the case of clause (iv)(A)(II), the proceeds of such Shared Collateral shall be applied in accordance with the First Lien Intercreditor Agreement.

(b)With respect to any release of Collateral or release of the Notes from the Liens securing the Notes, upon receipt of an Officers’ Certificate stating that all conditions precedent under this Indenture and the Collateral Documents and the First Lien Intercreditor Agreement, as applicable, to such release have been met and that it is permitted for the Notes Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release, and any necessary or proper instruments of termination, satisfaction, discharge or release prepared by the Issuer, the Notes Collateral Agent shall execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases (whether electronically or in writing) to evidence, and shall do or cause to be done all other acts reasonably necessary to effect, in each case as soon as reasonably practicable, the release, without recourse, representation or warranty of any kind, and discharge of any Collateral or any Notes permitted to be released pursuant to this Indenture or the Collateral Documents or the First Lien Intercreditor Agreement. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken by the Notes Collateral Agent in reliance upon any such Officers’ Certificate, and notwithstanding any term hereof or in any Collateral Document or in the First Lien Intercreditor Agreement to the contrary, but without limiting any automatic release provided hereunder or under any Collateral Document, the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officers’ Certificate.

Section 12.3Suits to Protect the Collateral. Subject to the provisions of Article 7 hereof and the Collateral Documents and the First Lien Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, following the occurrence of an Event of Default that is continuing, may or may instruct the Notes Collateral Agent in writing to take all actions it reasonably determines are necessary in order to:

(a)enforce any of the terms of the Collateral Documents; and

(b)collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Collateral Documents and the First Lien Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee and the Notes Collateral Agent may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee and the Notes Collateral Agent may determine to preserve or protect their respective interests and the interests of the Holders in the Collateral. Nothing in this Section 12.3 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 12.4Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the First Lien Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.5Purchaser Protected. In no event shall any purchaser or other transferee in good faith of any property or asset purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property, asset or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Note Guarantor to make any such sale or other transfer.

Section 12.6Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuer or a Note Guarantor with respect to the release, sale or other disposition of such property or asset may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Note Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee and the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee and the Notes Collateral Agent.

Section 12.7Release Upon Termination of the Issuer’s Obligations. In the event that the Issuer delivers to the Notes Collateral Agent and the Trustee an Officers’ Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other First Priority Notes Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Issuer shall have exercised its Legal Defeasance option or their Covenant Defeasance option, in each case in compliance with the provisions of Section 8.2 or 8.3 hereof, as applicable, and an Officers’ Certificate stating that all conditions precedent to the execution and delivery of such notice by the Notes Collateral Agent have been satisfied, the Notes Collateral Agent shall deliver to the Issuer a notice, in form reasonably satisfactory to the Issuer stating that the Notes Collateral Agent, on behalf of the Trustee and the Holders, disclaims and gives up any and all rights it has in or to the Collateral solely on behalf of the Trustee and the Holders of the Notes without representation, warranty or recourse (other than with respect to funds held by the Trustee pursuant to Section 8.2 or 8.3 hereof, as applicable), and any rights it has under the Collateral Documents solely on behalf of the Trustee and the Holders of the Notes and upon receipt by the Notes Collateral Agent of such notice, the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and the Holders and shall execute and deliver all documents and do or cause to be done (at the expense of the Issuer) all acts reasonably requested by the Issuer to release, without recourse, representation or warranty of any kind, such Lien as soon as is reasonably practicable.

Section 12.8Notes Collateral Agent.

(a)Each of the Holders by acceptance of the Notes, and each beneficial owner of an interest in a Note, hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement, and the Issuer directs and authorizes and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement and to exercise such powers and perform such duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions as are expressly delegated to the Notes Collateral Agent together with such powers, authorities and discretions as are reasonably incidental thereto by the terms of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement, and consents and agrees to the terms of the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms or the terms of this Indenture. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.8. The provisions of this Section 12.8 are solely for the benefit of the Notes Collateral Agent and the Trustee (as applicable) and none of any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein unless expressly extended to them. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement, and/or the applicable Collateral Documents, and/or the Notes Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Collateral Documents, the First Lien Intercreditor Agreement, any other Acceptable Intercreditor Agreement to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Issuer or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this

Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law and nothing in this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement will constitute the Notes Collateral Agent as an agent, trustee or fiduciary of the Issuer or any Note Guarantor. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)The Notes Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any other Notes Document by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. Any delegation to a receiver, agent, employee, attorney-in-fact or such Person’s affiliates may be made on any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Notes Collateral Agent may, in its discretion, think fit in the interests of the Holders. The Notes Collateral Agent shall not be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any omission, default negligence or misconduct on the part of any such delegate or sub-delegate.

(c)Neither the Notes Collateral Agent nor any of its Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby or under or in connection with any Collateral Document, the First Lien Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any other Notes Document, or the transactions contemplated thereby if such action is taken or omitted to be taken in accordance with any instructions given to it by the Holders in accordance with the Notes Documents, the First Lien Intercreditor Agreement, or any other Acceptable Intercreditor Agreement, and the Notes Collateral Agent may assume that any such instructions received by the Holders are duly given in accordance with the terms of the Notes Documents, Intercreditor Agreement and any Acceptable Intercreditor Agreement and unless it has received notice of revocation, that those instructions have not been revoked, (ii) not be obliged to act or refrain from acting in respect of any provision which protects the Notes Collateral Agent’s own position in its personal capacity as opposed to its role as Notes Collateral Agent, (iii) notwithstanding any other provision of any Notes Document, the First Lien Intercreditor Agreement or any Acceptable Intercreditor Agreement to the contrary, not be obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality, (iv) notwithstanding any other provision of any Notes Document, the First Lien Intercreditor Agreement or any Acceptable Intercreditor Agreement to the contrary be obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it, or (v) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, any Collateral Documents, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement to perform its obligations hereunder or thereunder. Neither the Notes Collateral Agent nor any of its Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, representation, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and/or other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, representation, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement unless it shall first receive such written advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests in the case of such written advice or concurrence of the Holders, it shall first be indemnified, pre-funded and/or provided with security (which may be greater in extent than that contained in this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement) to its satisfaction by the Holders against any and all liability, loss and expense (together with any tax) which may be incurred by it by reason of taking or continuing to take any such action or otherwise complying with any instruction given to the Notes Collateral Agent by the Holders. The Notes Collateral Agent shall in all cases be fully protected from claims by any Holders in acting, or in refraining from acting, under this Indenture, the Notes Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders. Without prejudice to the next sentence, in the absence of instructions, the Notes Collateral Agent may act (or refrain from acting) as it considers to be in the best interest of the Holders. The Notes Collateral Agent is not authorized to act on behalf of a Holder (without first obtaining that Holder’s consent) in any legal or arbitration proceedings relating to this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement however, this provision will not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Collateral Documents or enforcement of the Collateral or Collateral Documents.

(e)Each Holder shall indemnify the Notes Collateral Agent and its delegates and sub-delegates promptly on demand against any cost, loss or liability incurred by any of them (otherwise than by reason of the Notes Collateral Agent’s or its delegates’ or sub-delegates’ gross negligence or willful misconduct)) in acting as Notes Collateral Agent or in acting as attorney of the Issuer or any Grantor under the Notes Documents, the First Lien Intercreditor Agreement or any Acceptable Intercreditor Agreement (unless the Notes Collateral Agent has already been reimbursed by the Issuer or any Grantor).

(f)No party (other than the Notes Collateral Agent) may take any proceedings against any officer, employee or agent of the Notes Collateral Agent or its delegates or sub-delegates, in respect of any claim it might have against the Notes Collateral Agent or its delegates or sub-delegates or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Notes Document, the First Lien Intercreditor Agreement or any Acceptable Intercreditor Agreement and any officer, employee or agent of the Notes Collateral Agent may rely on this paragraph (f).

(g)The Notes Collateral Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts. Without prejudice to the generality of the foregoing paragraph, the Notes Collateral Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Notes Collateral Agent, (and so separate from any lawyers instructed by the Holders or Trustee) if the Notes Collateral Agent, in its reasonable opinion deems this to be desirable.

(h)The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default and may assume that a Default or Event of Default has not occurred, unless a Trust Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, the Notes or the Issuer, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee (acting at the written direction of the Holders of a majority in aggregate principal amount of the Notes in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.8)). The Holders shall supply the Notes Collateral Agent with any information that the Notes Collateral Agent may reasonably specify as being necessary or desirable to enable the Notes Collateral Agent to perform its functions as Notes Collateral Agent.

(i)The Notes Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within twenty (20) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to appoint a successor (at the expense of the Issuer). The resignation of the Notes Collateral Agent shall take effect upon (i) the appointment of a successor, and (ii) the transfer of any collateral security to that successor. The resigning Notes Collateral Agent shall make available to the successor collateral agent such documents and records and provide such assistance as the successor collateral agent may reasonably request for the purposes of performing its functions as Notes Collateral Agent under the Notes Documents. Upon the its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.8 (and Section 7.6) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture. Notwithstanding the foregoing, the replacement of the Notes Collateral Agent under this Section shall not take effect until (i) the delivery of a written acceptance from the successor Notes Collateral Agent as described above, and (ii) the transfer of any collateral security to that successor. The removed Notes Collateral Agent shall, make available to the successor collateral agent such documents and records and provide such assistance as the successor collateral agent may reasonably request for the purposes of performing its functions as Notes Collateral Agent under the Notes Document, First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement. The Issuer shall, within three Business Days of demand, reimburse the retiring Notes Collateral Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(j)Wilmington Trust (London) Limited shall initially act as Notes Collateral Agent and the Issuer and each of the Holders by its acceptance of the Notes, and each beneficial owner of an interest in a Note, hereby irrevocably authorizes the Notes Collateral Agent to appoint co-Notes Collateral Agents and other additional Notes Collateral Agents (and, in each case, appointment of such person shall be reflected in documentation, which the Notes Collateral Agent is hereby authorized to enter into). The remuneration that the Notes Collateral Agent may pay to that person, and any costs and expenses (together with any applicable tax) incurred by that person in performing its functions pursuant to that appointment shall, for this purposes of this Indenture, be treated as costs and expenses incurred by the Notes Collateral Agent. Except as otherwise explicitly provided herein or in the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, neither the Notes Collateral Agent nor any of its officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable decision. For the avoidance of doubt, the Notes Collateral Agent shall not be bound to account to any other First Lien Secured Party for any sum or the profit element of any sum received by it for its own account.

(k)The Notes Collateral Agent is authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement, (iii) make the representations of the Holders set forth in the Collateral Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement, (iv) bind the Holders on the terms as set forth in the Collateral Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement and (v) perform and observe its obligations under the Collateral Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement.

(l)[Reserved].

(m)If applicable, the Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon written request from the Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent.

(n)The Notes Collateral Agent shall not have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Collateral Document, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement other than pursuant to the instructions of the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Notes Collateral Agent shall not have any other duty or liability whatsoever to the Trustee or any Holder, or any other Notes Collateral Agents (if any), as to any of the foregoing.

(o)If the Issuer or any Note Guarantor (i) incurs any obligations in respect of First Priority Obligations at any time when no First Lien Intercreditor Agreement or other applicable Acceptable Intercreditor Agreement is in effect or at any time when Indebtedness constituting First Priority Obligations entitled to the benefit of an existing First Lien Intercreditor Agreement or other applicable Acceptable Intercreditor Agreement is concurrently retired, or incurs any other obligations permitted hereunder and required to be subject to an intercreditor agreement, and (ii) delivers to the Trustee and/or the Notes Collateral Agent an Officers’ Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the First Lien Intercreditor Agreement and/or any other applicable Acceptable Intercreditor Agreement) in favor of a designated agent or representative for the Holders of the First Priority Obligations so incurred, or on reasonable and customary terms with respect to any other such intercreditor agreement, together with an Opinion of Counsel, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(p)If the Issuer or any Note Guarantor (i) incurs any obligations in respect of Indebtedness on which a junior lien on the Collateral is to be granted, and (ii) delivers to the Trustee and/or the Notes Collateral Agent an Officers’ Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (including any Acceptable Intercreditor Agreement) with a designated agent or representative for the Holders of such Indebtedness or other obligations so incurred, and stating that such intercreditor agreement is on customary terms (as determined by the Issuer), the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and/or the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(q)No provision of this Indenture, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or any Collateral Document shall require the Notes Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders unless it shall have first received an indemnity, pre-funding and/or security satisfactory to the Notes Collateral Agent and against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or the Collateral Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. In no event shall the Notes Collateral Agent be required to execute and deliver any landlord lien waiver, estoppel or collateral access letter, or any account control agreement or any instruction or direction letter delivered in connection with such document that the Notes Collateral Agent determines adversely affects it or otherwise subjects it to personal liability, including without limitation agreements to indemnify any contractual counterparty; provided that nothing in this clause (n) shall be implied as imposing any such obligation on the Issuer, or any Guarantor to obtain any such landlord lien waiver, estoppel or collateral access letter, or any account control agreement. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this paragraph (n) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer, the Notes Guarantors, or the Holders to be sufficient.

(r)The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision), (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent (a) shall be held uninvested without liability for interest, unless otherwise agreed in writing, (b) shall be held in a non-interest bearing trust account and (c) need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent in this Indenture or the Collateral Documents shall not be construed to impose duties to act. Without prejudice to any provision of any Notes Document, the First Lien Intercreditor Agreement or any Acceptable Intercreditor Agreement excluding or limiting the liability of the Notes Collateral Agent or its delegates or sub-delegates, any liability of the Notes Collateral Agent or its delegates and sub-delegates arising under or in connection with such documents or the Collateral shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Notes Collateral Agent or its delegates or sub-delegates or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Notes Collateral Agent or its delegates or sub-delegates at any time which increase the amount of that loss.

(s)Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. Additionally, the Notes Collateral Agent will not be liable for any delay (or related consequences)0 in crediting an account with an amount required under any Notes Document, the First Lien Intercreditor Agreement, or any other Acceptable Intercreditor Agreement, to be paid by the Notes Collateral Agent if the Notes Collateral Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Notes Collateral Agent for that purpose.

(t)The Notes Collateral Agent shall not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement and the Collateral Documents, nor shall it be assumed that the Notes Collateral Agent is aware (unless it has received notice to the contrary in its capacity as Notes Collateral Agent) that any right, power, authority or discretion vested in any party (including, without limitation, the First Lien Secured Parties) has been exercised. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, any Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, any Collateral Document, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement; the execution, validity, genuineness, effectiveness or enforceability of the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Notes, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, and the Collateral Documents. The Notes Collateral Agent shall not have any obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Notes, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, the Credit Agreement or the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Notes, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or any Collateral Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Notes, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, and the Collateral Documents unless expressly set forth hereunder or thereunder. Without limiting its obligations as expressly set forth herein, the Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Notes Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement.

(u)The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, and the Collateral Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. However, if the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to care out any fiduciary or trust obligation for the benefit of another or pursuant to this Indenture which in the Trustee’s or the Notes Collateral Agent’s reasonable discretion may cause the Trustee or the Notes Collateral Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Trustee or the Notes Collateral Agent to incur liability under CERCLA or any equivalent federal, state or local law, the Trustee and the Notes Collateral Agent reserves the right, instead of taking such action, to either resign as the Trustee or the Notes Collateral Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuer, the Note Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary, in connection with an exercise of remedies, for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuer or the Note Guarantors, Holders of a majority in aggregate principal amount of the then outstanding Notes shall direct the Notes Collateral Agent or the Trustee in writing to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(v)Upon the receipt by the Notes Collateral Agent of an Officers’ Certificate, the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document or amendment or supplement thereto to be executed after the Issue Date; provided that the Notes Collateral Agent shall not be required to execute or enter into any such Collateral Document which, in the Notes Collateral Agent’s reasonable opinion adversely affects the rights, duties, liabilities, privileges, protections, indemnities or immunities of the Notes Collateral Agent or that the Notes Collateral Agent reasonably determines involves the Notes Collateral Agent in personal liability. Such Officers’ Certificate shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to this Section 12.8(s), and (ii) instruct the Notes Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the written direction and expense of the Issuer, upon delivery to the Notes Collateral Agent of an Officers’ Certificate stating that all conditions precedent (if any) to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Collateral Documents.

(w)Subject to the provisions of the applicable Collateral Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the First Lien Intercreditor Agreement, any other Acceptable Intercreditor Agreement and the Collateral Documents, or joinder or similar agreements in respect thereof, to which it is (or is to be) a party and all agreements, documents and instruments incidental thereto (including any releases permitted hereunder), and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall not be required to exercise discretion under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, except as otherwise expressly provided for herein or in any Collateral Document, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement. Each Holder, by acceptance of the Notes, authorizes and directs the Notes Collateral Agent to execute and deliver the First Lien Intercreditor Agreement, in its capacity as Authorized Representative (as defined therein) and all agreements, documents and instruments incidental to each of the foregoing, and act in accordance with the respective terms thereof.

(x)After the occurrence of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement.

(y)The Notes Collateral Agent (or its bailee) is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement and to the extent not prohibited under the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 hereof and the other provisions of this Indenture.

(z)In each case that the Notes Collateral Agent may or is required hereunder or under any other Notes Document, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement to take any discretionary action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral (unless such release or sale is expressly provided for hereunder or thereunder) or otherwise to act in its discretion hereunder or under any other Notes Document, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and such Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(aa)Notwithstanding anything to the contrary in this Indenture, any Collateral Document, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including without limitation the filing or continuation of any UCC or PPSA financing or continuation statements or similar documents or instruments (or analogous procedures under the applicable laws in the relevant Covered Jurisdiction)), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby. Additionally, neither the Notes Collateral Agent nor the Trustee shall be responsible for providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. Where the Notes Collateral Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Trustee (acting at the written direction of the Holders of a majority in aggregate principal amount of the Notes), requests it to do so in writing and the Notes Collateral Agent fails to do so within fourteen days after receipt of that request.

(bb)Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer, the Note Guarantors, or the Trustee, other than as set forth in this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement, it may require an Officers’ Certificate, which shall conform to the provisions of Section 11.4 hereof. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(cc)Notwithstanding anything to the contrary contained herein, subject to the First Lien Intercreditor Agreement and/or any other Acceptable Intercreditor Agreement, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and/or the Trustee (acting at the written direction of the Holders of a majority in aggregate principal amount of the Notes) solely with respect to the Collateral Documents and the Collateral.

(dd)The Issuer shall pay compensation to, reimburse expenses of and indemnify the Notes Collateral Agent in accordance with Section 7.6 hereof. Accordingly, the reference to the “Trustee” in Section 6.10, Section 7.6 and Section 7.7 hereof shall be deemed to include the reference to the Notes Collateral Agent and Section 7.6 of this Indenture shall apply mutatis mutandis to the Notes Collateral Agent in their capacity as such.

(ee)The Issuer and each of the Holders by acceptance of the Notes acknowledges and directs that the benefits, indemnities, privileges, protections, and rights of the Notes Collateral Agent shall extend to (and may be claimed directly or by the Notes Collateral Agent on behalf of) each sub-agent, as the case may be.

(ff)Beyond the exercise of reasonable care in the custody thereof, neither the Notes Collateral Agent nor the Trustee shall have duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Notes Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent.

(gg)Neither the Notes Collateral Agent nor the Trustee shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee or the Notes Collateral Agent (as determined by a court of competent jurisdiction in a final non-appealable decision), for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the applicable Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee and Notes Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the First Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement or any other Collateral Document.

(hh)The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee (other than the Trustee’s rights under Section 7.2(o) and (p)) are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Collateral Documents were named as this Indenture herein. Such rights, privileges, benefits, immunities, indemnities and other protections of the Notes Collateral Agent extend to the Notes Collateral Agent acting under any of the Collateral Documents. For the avoidance of doubt, the rights, privileges, benefits, immunities, indemnities and other protections given to the Notes Collateral Agent hereunder, shall survive the satisfaction, discharge or termination of this Indenture or its earlier termination, resignation or removal of the Notes Collateral Agent.

(ii)Notwithstanding anything else to the contrary herein (but not with respect to express discretions to the Notes Collateral Agent hereunder), whenever reference is made in this Indenture or any Collateral Document, to any discretionary action whether by consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Notes Collateral Agent in its discretion or to any discretionary election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Notes Collateral Agent, it is understood that in all cases the Notes Collateral Agent shall be fully justified in failing or refusing to take any such discretionary action if it shall not have received written instruction, advice or concurrence of the Trustee acting at the written direction of the Holders or the Holders or any controlling agent or representative under any intercreditor agreement or Collateral Document in respect of such action (in each case as applicable). The Notes Collateral Agent shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Trustee acting at the written direction of the Holders or the Holders or any controlling agent or representative under any intercreditor agreement or Collateral Document to provide such instruction, advice or concurrence. Save in the case of decisions stipulated to be a matter for any other Holder or group of Holders under the relevant Notes Document or First Lien Intercreditor Agreement, or any other Applicable Intercreditor Agreement, and unless a contrary indication appears in any such document, any instructions given to the Notes Collateral Agent by the Holders of a majority in aggregate principal amount of the Notes shall override any conflicting instructions given by any other parties and will be binding on all First Lien Secured Parties. If giving effect to instructions given by the Holders or Trustee (as applicable) would (in the Notes Collateral Agent’s opinion) have an effect equivalent to an amendment or waiver referred to in Article 9, the Notes Collateral Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each relevant party (other than the Notes Collateral Agent) whose consent would have been required in respect of that amendment or waiver.

(jj)Without limiting the foregoing, with respect to any Collateral located outside of the United States (“Foreign Collateral”), the Notes Collateral Agent shall have no obligation to directly enforce, or exercise rights and remedies in respect of, or otherwise exercise any judicial action or appear before any court in any jurisdiction outside of the United States. To the extent the Holders of a majority in aggregate outstanding amount of Notes outstanding determine that it is necessary or advisable in connection with any enforcement or exercise of rights with respect to Foreign Collateral to exercise any judicial action or appear before any such court, the Holders of a majority in aggregate outstanding amount of Notes outstanding shall be entitled to direct the Notes Collateral Agent to appoint a local agent for such purpose (subject to the receipt of such protections, security and indemnities as the Notes Collateral Agent shall determine in its sole discretion to protect the Notes Collateral Agent from liability).

(kk)Neither the Trustee nor the Notes Collateral Agent shall have any obligation whatsoever to assure that the Collateral exists or is owned by any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Note Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Collateral Document or the First Lien Intercreditor Agreement other than pursuant to the instructions of the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Notes Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(ll)In acting as agent or trustee for the First Lien Secured Parties, the Notes Collateral Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments. If information is received by another division or department of the Notes Collateral Agent, it may be treated as confidential to that division or department and the Notes Collateral Agent shall not be deemed to have notice of it. Unless a Notes Document, the First Lien Intercreditor Agreement or any Acceptable Intercreditor Agreement expressly provides otherwise, the Notes Collateral Agent may disclose to any other party to such document any information it reasonably believes to has received as security trustee under such documents.

(mm)In the event of (i) a Default, (ii) the Notes Collateral Agent being requested by the Issuer or any Grantor or any Holder to undertake duties which the Notes Collateral Agent and the Issuer agree to be of an exceptional nature or outside the scope of the normal duties of the Notes Collateral Agent under the Notes Documents, First Lien Intercreditor Agreement or any Acceptable Intercreditor Agreement, or (iii) the Notes Collateral Agent and the Issuer agreeing it is otherwise appropriate in the circumstances, the Issuer shall pay to the Notes Collateral Agent any additional remuneration that may be agreed between them or determined pursuant to the following sentence. If the Notes Collateral Agent and the Issuer fail to agree upon the nature of the duties, or upon the additional remuneration referred to in this paragraph or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Notes Collateral Agent and approved by the Issuer or, failing approval, nominated (on the application of the Notes Collateral Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Issuer) and the determination of any investment bank shall be final and binding upon the parties.

(nn)The Notes Collateral Agent may appoint and pay any person to act as a custodian, sub-agent, bailee or nominee on any terms in relation to any asset of the trust as the Notes Collateral Agent may determine, including for the purpose of depositing with a custodian this Indenture or any document relating to the trust created under this Indenture and the Notes Collateral Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Indenture or be bound to supervise the proceedings or acts of any person.

(oo)The Notes Collateral Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Issuer or any Grantor or Affiliate of the Issuer or any Grantor.

(pp)Nothing in this Indenture shall oblige the Notes Collateral Agent to carry out (i)) any “know your customer” or other checks in relation to any person, or (ii) any check on the extent to which any transaction contemplated by this Indenture might be unlawful for any First Lien Secured Party, on behalf of any First Lien Secured Party and each First Lien Secured Party confirms to the Notes Collateral Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Notes Collateral Agent.

(qq)To the extent that English law is applicable to the duties of the Notes Collateral Agent under any Notes Document, First Lien Intercreditor Agreement and any Acceptable Intercreditor Agreement, (i) the rights, powers, authorities and discretions given to the Notes Collateral Agent under or in connection with the Notes

Documents, First Lien Intercreditor Agreement and any Acceptable Intercreditor Agreement shall be supplemental to the Trustee Act 1925 of the United Kingdom and the Trustee Act 2000 of the United Kingdom and in addition to any which may be vested in the Notes Collateral Agent by law or regulation or otherwise, (ii) Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Notes Collateral Agent in relation to the trusts constituted by this Indenture, and (iii) where there are any inconsistencies between the Trustee Act 1925 of the United Kingdom or the Trustee Act 2000 of the United Kingdom and the provisions of this Indenture, the provisions of this Indenture shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Indenture shall constitute a restriction or exclusion for the purposes of that Act.

ARTICLE 13

PARALLEL DEBT

Section 13.1Purpose; Governing Law. This Article 13 is included in this Indenture solely for the purpose of ensuring the validity and effect of certain security rights governed by the laws of certain countries outside the U.S., granted pursuant to the applicable Collateral Documents and, for the avoidance of doubt, shall not limit the rights and remedies provided to the First Lien Notes Secured Parties by the other provisions hereof and of any of the other Notes Documents.

Section 13.2Additional Parallel Debt Provisions. In the case of any Note Guarantor that becomes a Note Guarantor after the Issue Date and is located in a jurisdiction where Parallel Debt provisions are customary or required, the Issuer, the Note Guarantors, the Trustee and the Notes Collateral Agent are hereby authorized to provide for Parallel Debt, in customary form (as determined by the Issuer in its sole discretion) in the supplemental indenture with respect to such Guarantor’s guarantee. Subject to the rights of the Trustee and the Notes Collateral Agent hereunder, the Issuer, without the consent of any Holder, may also incorporate into this Indenture additional Parallel Debt provisions as necessary to address After-Acquired Property in any jurisdiction where no assets are pledged by a guarantor organized therein on the Issue Date. For the avoidance of doubt, in no event shall the Trustee be required to act outside of the United States or to enter into any foreign law governed document, in connection with any Parallel Debt or otherwise, under or pursuant to this Indenture or any other Notes Documents.

(a)The Issuer and the Note Guarantors, by way of an independent payment obligation, hereby irrevocably and unconditionally undertakes to pay to the Notes Collateral Agent, as creditor in its own right and not as representative of the other First Lien Secured Parties, any amounts owing from time to time by that Issuer or Note Guarantor to any First Lien Secured Party (other than the Notes Collateral Agent) under any of the Notes Documents (its “Corresponding Debt”), as and when those amounts are due (the Issuer or such Note Guarantor’s payment and undertaking pursuant to this paragraph (a), its “Parallel Debt”).

(b)The Issuer, each Note Guarantor and the Notes Collateral Agent acknowledges that the Parallel Debt of the Issuer and each Note Guarantor is several and is separate and independent from, and shall not in any way limit or affect, the Corresponding Debt of that Issuer or Note Guarantor nor shall the amounts for which the Issuer or each Note Guarantor is liable under its Parallel Debt be limited or affected in any way by its Corresponding Debt; provided that, notwithstanding any other provision of this Indenture or any other Notes Documents:

(c)the Parallel Debt of the Issuer and each Note Guarantor shall be automatically decreased and discharged to the extent that its Corresponding Debt has been irrevocably paid or, in the case of guarantee obligations, discharged;

(d)the Corresponding Debt of the Issuer and each Note Guarantor shall be automatically decreased and discharged to the extent that its Parallel Debt has been irrevocably paid or, in the case of guarantee obligations, discharged;

(e)the amount of the Parallel Debt of each the Issuer and each Note Guarantor shall at all times be equal to the amount of its Corresponding Debt; and

(f)the aggregate amount outstanding owed by the Issuer and each Note Guarantor under the Notes Documents at any time shall not exceed the amount of the Corresponding Debt at that time.

Section 13.3Place of performance. (a) The place of performance for all rights, obligations and liabilities under this Indenture or any other Notes Documents shall be outside Austria, which in particular means that

(i)for payments from Austria a payment obligation is effectively discharged only if funds are credited to a foreign (non-Austrian) account of the recipient of that payment;

(ii)for payments to Austria a payment obligation is discharged if funds are wired/transferred from a foreign (non-Austrian) account of the person making that payment; and

(iii)in no event shall recipient and payer both use Austrian accounts for settling a payment.

(b)For the avoidance of doubt, the performance of any obligation or liability under or in connection with this Indenture or any other Notes Document within Austria and any payment made in violation of this Section 13.3 shall not constitute discharge or performance of such (payment or other) obligation or liability and does not effectively settle any (payment or other) obligation or liability under or in connection with this Indenture or any other Notes Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date and year first above written.

AMER SPORTS COMPANY

By:	/s/ Andrew E. Page
Name: Andrew E. Page
Title: President

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GUARANTORS

AMER SPORTS, INC.

By:	/s/ Andrew E. Page
Name: Andrew E. Page
Title: Chief Financial Officer

WILSON SPORTING GOODS CO.

By:	/s/ Andrew E. Page
Name: Andrew E. Page
Title: Authorized Signatory

AMER SPORTS CANADA INC.

By:	/s/ Andrew E. Page
Name: Andrew E. Page
Title: Authorized Signatory

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GUARANTORS

AMER SPORTS CORPORATION

By:	/s/ Andrew E. Page
Name: Andrew E. Page
Title: Authorized Signatory

AMERNET HOLDING SVERIGE AB

By:	/s/ Andrew E. Page
Name: Andrew E. Page
Title: Authorized Signatory

AMER SPORTS HOLDING OY

By:	/s/ Andrew E. Page
Name: Andrew E. Page
Title: Authorized Signatory

AMER SPORTS HOLDING GMBH

By:	/s/ Wilhelm Kerl
Name: Wilhelm Kerl
Title: Managing Director

AMER SPORTS HOLDING GMBH

By:	/s/ Wolfgang Mayrhofer
Name: Wolfgang Mayrhofer
Title: Managing Director

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THE BANK OF NEW YORK MELLON, AS TRUSTEE

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

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WILMINGTON TRUST (LONDON) LIMITED, AS NOTES COLLATERAL AGENT

By:	/s/ Antony Girling
Name: Antony Girling
Title: Vice President

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